Exhibit 99.4

Securities Code: 3227

October 7, 2020

To our unitholders

2-7-3, Marunouchi, Chiyoda-ku, Tokyo

MCUBS MidCity Investment Corporation

Katsuhiro Tsuchiya, Executive Director

Notice of Convocation of the 9th General Meeting of Unitholders

We hereby give notice of the 9th general meeting of unitholders of the MCUBS MidCity Investment Corporation (“MMI”), which will be held as follows.

With the objective of preventing the spread of the novel coronavirus, we kindly ask all unitholders to exercise their voting rights in writing to the extent possible and to refrain from attending the general meeting of unitholders in person, regardless of your health conditions. Unitholders who exercise their voting rights in writing should refer to the “Explanatory Memorandum on the General Meeting of Unitholders” at the end of this notice, fill out the enclosed voting rights exercise form, and return the same so that we can receive it by 5:00 p.m., Wednesday, October 21, 2020.

In accordance with the provisions of Article 93, Paragraph 1 of the Act on Investment Trusts and Investment Corporations (the “Investment Trust Act”), MMI has set forth provisions regarding “Deemed Approval” in Paragraphs 1 and 2, Article 14 of its current Articles of Incorporation. Accordingly, unitholders who do not attend the meeting and do not exercise voting rights by means of the voting rights exercise form shall be deemed to approve the proposals for resolution submitted to the general meeting of unitholders. We ask that you pay due consideration to this point.

Excerpt from MMI’s Current Articles of Incorporation

Article 14     Deemed Approval

1.

When unitholders do not attend the general meeting of unitholders and do not exercise their voting rights, those unitholders shall be deemed to have voted in favor of the proposal submitted to that general meeting of unitholders (in cases where several proposals have been submitted, when these include proposals of conflicting purpose, then excluding all of those conflicting proposals).

2.

The number of voting rights held by the unitholders who are deemed to have voted in favor of the proposal under the provisions of the preceding paragraph shall be included in the number of voting rights of unitholders who attended the meeting.

To unitholders in the United States:

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Details

1. Time and Date:	1:00 p.m. Thursday, October 22, 2020
(Reception scheduled to open at 0:30 p.m.)

2. Place:	Sapia Tower, 7-12, Marunouchi 1-chome, Chiyoda-ku, Tokyo
“Sapia Hall”, 5th Floor of Station Conference

* The place is different from the last general meeting.

3.	Objectives of the General Meeting of Unitholders:

Matters	for Resolution

Resolution	Proposal 1 - Approval of agreement on absorption-type merger with Japan Retail Fund Investment Corporation

Resolution	Proposal 2 - Termination of the asset management agreement with Mitsubishi Corp.-UBS Realty Inc.

Resolution	Proposal 3 - Partial amendment to the Articles of Incorporation

(Notice)

When you attend the general meeting of unitholders, please hand in the enclosed voting rights exercise form to the reception desk at the meeting venue.

When a proxy attends the meeting, since it is possible for one (1) other unitholder who holds voting rights to attend the general meeting of unitholders as a proxy, the proxy shall hand in the proxy form together with the voting rights exercise form to the reception desk at the meeting venue.

Please be advised in advance that a proxy who is not a unitholder, accompanying person or anyone other than the unitholders who may exercise voting rights may not enter the meeting venue.

Considering the infection status, etc. of the novel coronavirus within Japan, we will take measures to prevent the spread of infection at the general meeting of unitholders. For further information, please see the “Measures to Prevent the Spread of the Novel Coronavirus” below.

Depending on the situation in the future, we may take measures including postponement of the general meeting of unitholders or change of the meeting venue. In such cases, the relevant details will be posted on our website (https://www.midcity-reit.com/).

Please be advised that if we need to revise any matters in the “Explanatory Memorandum on the General Meeting of Unitholders” during the period up until the day prior to the general meeting of unitholders, we will post any such revisions on our website (https://www.midcity-reit.com/).

Please be advised that a briefing session on the status of the managed assets which was previously held following the conclusion of the general meeting of unitholders will not be held.

Measures to Prevent the Spread of the Novel Coronavirus

Considering the infection status of the novel coronavirus within Japan, we intend to take measures described below to ensure your security and prevent the spread of infection. We will appreciate your understanding and cooperation.

Requests to the Unitholders

•

Voting rights at the general meeting of unitholders may be exercised in writing as well. With the objective of ensuring your security and preventing the spread of infection, we kindly ask you to refrain from physically attending the meeting to the extent possible and to exercise your voting rights by the enclosed voting rights exercise form.

•

We would like to particularly ask elderly persons, persons with underlying medical conditions and expectant mothers to carefully consider whether or not to attend the general meeting of unitholders in person.

•

Depending on the situation in the future, we may take measures including postponement of the general meeting of unitholders or change of the meeting venue. In such cases, the relevant details will be posted on our website (https://www.midcity-reit.com/).

•

We will drastically reduce the number of seats compared to the previous meetings in order to leave plenty of space between the unitholders. Please be advised in advance that you may not enter the meeting venue if there are not enough seats.

•	Please understand that the officials and our staff members will be wearing masks at the meeting, after confirming the absence of health problems.

•

For those of you who will attend the meeting in person, please wear a mask and sanitize your hands with hand sanitizer containing alcohol, which will be placed at the reception desk at the meeting venue.

•

We will conduct temperature checks at the reception desk at the meeting venue. Please be advised in advance that those who have a fever may be denied entry to the meeting venue. In addition, please be advised in advance that our staff members may speak to unitholders who seem to be in bad condition, deny their entry to or ask them to leave the meeting venue.

•	We kindly ask you to allow sufficient time to get to the meeting venue, for congestion at the reception desk is expected as a result of each measure above.

•	In addition to the above, please understand that we may take necessary measures to maintain order at the general meeting of unitholders.

Explanatory Memorandum on the General Meeting of Unitholders

Matters for Resolution and Explanatory Notes

Resolution Proposal 1 Approval of Agreement on Absorption-Type Merger with Japan Retail Fund Investment Corporation

On August 28, 2020, Japan Retail Fund Investment Corporation (“JRF”) and MMI resolved to undertake an absorption-type merger, with March 1, 2021 as the effective date, whereby JRF will be the surviving corporation and MMI will be the dissolving corporation in the merger (the “Merger”), and executed a merger agreement (the “Merger Agreement”) to that effect.

1.	Reason for the absorption-type merger

In the Japanese Real Estate Investment Trust Securities Market (the “J-REIT Market”), while in 2019 solid fundamentals and a declining trend of long-term interest rates inside and outside the country contributed to a major growth, the spread of the novel coronavirus in 2020 caused a severe decline since March. Although recently the market has been on a track to recovery due to expectations for resuming economic activities, etc., it is drifting below the level before the spread of the novel coronavirus.

Mitsubishi Corp.-UBS Realty Inc. (“MCUBSR”), the asset management company of JRF and MMI, is an asset management company (a joint venture set up in 2000 by Mitsubishi Corporation, a general trading company, and UBS A.G., a leading financial institution in Europe). MCUBSR, to which the management of assets was entrusted by three investment corporations including JRF and MMI, has a total of 1.4 trillion yen of assets under management(Note 1) as of the end of July 2020, which is one of the largest balance of assets under management in Japan. Since 2001 MCUBSR has engaged in management of J-REIT, built a stable track record and enhanced unitholder value of each investment corporation which has entrusted the management of assets to MCUBSR through increased distributions per unit and NAV per unit(Note 2) achieved by continuous external growth, aiming to secure revenue stability through the effect of expansion in size and diversification of assets.

(Note 1)

“Assets under management” is stated based on the total amount of acquisition price as of the end of July 2020, for assets held by investment corporations of which asset management is entrusted to MCUBSR.

(Note 2)

“NAV per unit” is calculated by dividing: (i) the total net assets on the balance sheet for each fiscal period of an investment corporation which has entrusted the management of assets to MCUBSR, net of total distributions paid in such fiscal period, plus differences between appraisal value and book value of the whole portfolio for such fiscal period (the total amount of differences between appraisal value and book value of assets held by each investment corporation as of the end of each fiscal period, with the date of appraisal being the end of such fiscal period) (in the case differences between appraisal value and book value is negative, minus the absolute value of such differences); by (ii) the total number of issued investment units during such fiscal period.

JRF was listed on the J-REIT Market of the Tokyo Stock Exchange in March 2002 as the first investment corporation in Japan that specializes in management of retail property assets and the first investment corporation sponsored by a non-real-estate company. After the listing, JRF has realized the expansion of its asset size by property acquisitions through multiple public offerings and the merger between JRF and LaSalle Japan REIT Inc., which took effect in March 2010. JRF now has the largest asset size among retail REITs(Note) and as of the end of July 2020, holds 101 properties with a total asset value of 883.8 billion yen (on an acquisition price basis). In view of the changes in the environment surrounding retail properties, including the decline of suburban areas due to factors such as concentration of population in urban areas, shrinking population and growth of e-commerce, and inbound consumption that continues to expand in urban areas, JRF has primarily invested in urban retail properties in “locations where people gather”. In addition to primarily investing in locations where people gather, JRF manages properties with its unique “power to gather people”, which has been developed through the long-term management of assets by MCUBSR.

(Note)	“Retail REITs” means J-REITs with the ratio of retail properties in their portfolio accounting for more than 90 % on an asset size basis and which are listed on the J-REIT Market.

MMI was listed on the J-REIT Market of the Tokyo Stock Exchange in August 2006 as MID REIT, Inc., which primarily invested in office properties in the Osaka area (Osaka, Kyoto and Hyogo prefectures). In April 2015, MCUBSR became a main sponsor of the former MID REIT Management Co., Ltd., which was the asset management company of MMI at the time, and the former MID REIT Management Co., Ltd. changed its trade name to MCUBS MidCity Inc. After that, MID REIT changed its trade name to MCUBS MidCity Investment Corporation and has expanded its investment target area from the Osaka area to include the three major urban areas (Tokyo, Osaka and Nagoya areas) in order to maximize unitholder value. An absorption-type merger was undertaken dated as of July 1, 2019, whereby MCUBSR was the surviving corporation and MCUBS MidCity Inc. was the dissolving corporation, and MCUBSR became the asset management company of MMI. As of the end of June, 2020, MMI holds 26 assets, including its equity interest in a silent partnership (tokumei kumiai), the underlying asset of which is Nagoya Lucent Tower, with an asset size of 287.6 billion yen (on an acquisition price basis).

JRF and MMI, by taking advantages of each corporation’s characteristics, have conducted management with the aim of securing medium- to long-term revenue stability and fostering steady expansion of asset size. However, under uncertainty about the recent trend in the retail and office property sectors of the real estate market as well as under environmental changes such as less distinctions among types of asset as the needs for real estate is changing, JRF and MMI recognize, as a challenge for both corporations, that there would be a certain limitation on their business growth due to their specialization (for JRF) and focus (for MMI) in specific sectors. In particular, as management environment surrounding JRF and MMI is changing by the minute, such as that e-commerce and telecommuting are growing due to rapid advancement in information technologies and diversification of purposes of use of assets both on an area basis and on a property basis, and such changes are further accelerating due to the recent outbreak of the novel coronavirus. Therefore, JRF and MMI believe that both corporations need to cope more flexibly than ever with the shifts in needs regarding locations of properties or added value provided by properties. In such a situation, JRF and MMI, in order to cope with these challenges and to develop into a J-REIT which has both stability and growth potential that would lead to continuous enhancement of unitholder value, agreed to enter into discussions regarding the merger between JRF and MMI and have held several discussions so far. Consequently, JRF and MMI concluded that the Merger would lead to their further increased stability and growth potential owing to increased presence in the J-REIT Market realized by the expanded asset size and to the diversified purposes of use of investment target assets realized by conversion to a diversified REIT(Note), and have executed the Merger Agreement.

(Note)

JRF is considering making amendments, etc. to the investment policy for its guidelines on the management of its assets upon the set-up, etc. of a new investment policy for the diversified REIT as of the effective date of the Merger on the condition that the Merger and the amendments of the articles of incorporation in connection with the Merger become effective. JRF has no plan to acquire any industrial properties, which is the investment target of Industrial & Infrastructure Fund Investment Corporation, even after the Merger becomes effective. Hereinafter the same shall apply.

JRF and MMI believe that the Merger has the following significance.

(i)	Fit to Environment Changes

MCUBSR, through management of JRF and MMI thus far, has gained various management experience, such as leasing properties within each purpose of use based on tenant relationships and information collection regarding the lease market, value improvement by renewals and rebuilding/increase of floor areas/conversion of purposes of use etc., area management through concentrated property acquisition and analysis of the flow of people, and promotion of ESG which is recognized with the highest rating from MSCI, and has been refining its management skills. MCUBSR aims to flexibly respond to surrounding environment that keeps changing by combining various management skills cultivated by experience of management of both investment corporations thus far and implementing an active internal growth policy beyond distinctions among purposes of use without adhering to the existing purposes of use.

(ii)	Expand Investment Universe

In conducting the Merger, JRF and MMI are planning that the new investment corporation will use the opportunity of converting to a diversified REIT to diversify the purposes of use of investment target assets. JRF and MMI believe that, after the Merger, in addition to retail facilities which are JRF’s existing investment targets, and office buildings and hotel properties which are MMI’s existing investment targets, investment in new assets such as residences and mixed-use properties that are used for a combination of those purposes will also become possible, which will enable continuous external growth by the new investment corporation in line with environment changes. In particular, JRF and MMI believe that since combining purposes of property use is advancing in urban areas, diversification of purposes of use of investment target assets will improve the flexibility of property management in line with environment changes without being bound by a single purpose of property use. Also, JRF and MMI believe that, when acquiring properties, a large-scale acquisition in a large transaction such as bulk sale of properties across multiple purposes of use, which was difficult for both corporations to conduct before the Merger will become possible after the Merger, which will make the external growth more likely. Both corporations are planning continuous external growth by further leveraging their own connections and sponsor’s support.

(iii)	Create the Largest J-REIT (Note 1)

The asset size of the new investment corporation after the Merger is expected to reach 127 properties, excluding its equity interest in a silent partnership (tokumei kumiai) the underlying asset of which is Nagoya Lucent Tower, with a total asset value of 1,191.5 billion yen (on an acquisition price basis) (Note 2), which makes the corporation a J-REIT with the largest asset size (Note 1) (as of the end of July 2020). Through the expansion of asset size, JRF and MMI believe that they can establish the groundwork consisting of not only stability of cash flow, but also increased presence in the capital market, diversification of properties/tenants, and improvement of management flexibility, for realizing the improvement of stability and the acceleration of growth.

(Note 1)	Compared based on the total acquisition price (as of the end of the most recent fiscal period) stated in account settlement information of each investment corporation as of the end of July 2020.

(Note 2)

The asset size of the new investment corporation is calculated as the sum of the total acquisition price for assets of JRF as of the end of July, 2020, plus the acquisition price (5,000 million yen) of G-Bldg. Tenjin Nishi-dori 02 (located at 12-64, Daimyo 1-chome, Chuo-ku, Fukuoka-shi, Fukuoka) acquired by JRF on August 31, 2020, and the total appraisal value for assets of MMI as of the end of June, 2020 which is used to estimate acquisition price by JRF (JRF will be the acquiring corporation for accounting purposes by application of the purchase method, and therefore, JRF will succeed to the assets of MMI, which will be the acquired corporation, at market value). The actual acquisition price for assets of MMI will be calculated based on the appraisal value as of the end of February, 2021 and therefore the actual asset size of the new investment corporation may differ from that stated herein. As such, there is no guarantee that the new investment corporation will have the largest asset size as of the effective date of the Merger.

The new investment corporation after the Merger, as a diversified REIT with the largest asset size(Note) among J-REITs investing in real estate properties serving as a foundation of urban lives, will hold up as its vision, “Support metropolitan life (live, work and consume) in Japan from the perspective of real estate”.

As its growth strategy, the new corporation will aim in the short term to further increase distributions per unit through implementing various measures to increase revenue, while seeking further promotion of investment in urban properties through strategic asset replacement and appropriate diversification of purposes of use in the portfolio. In the medium to long term, through external growth by capital increase through public offerings, as well as further increase in profitability through renewal or conversion, the new investment corporation will aim that, in the future, the various purposes of use of properties which serve as a foundation of urban life activities will create virtuous cycle where area value and asset value improve together.

(Note)

Compared based on the total acquisition price (as of the end of the most recent fiscal period) stated in account settlement information of each investment corporation as of the end of July, 2020. The asset size of the new investment corporation is calculated as the sum of the total acquisition price for assets of JRF as of the end of July, 2020, plus the acquisition price (5,000 million yen) of G-Bldg. Tenjin Nishi-dori 02 (located at 12-64, Daimyo 1-chome, Chuo-ku, Fukuoka-shi, Fukuoka) acquired by JRF on August 31, 2020, and the total appraisal value for assets of MMI as of the end of June, 2020 which is used to estimate acquisition price by JRF (JRF will be the acquiring corporation for accounting purposes by application of the purchase method, and therefore, JRF will succeed to the assets of MMI, which will be the acquired corporation, at market value). The actual acquisition price for assets of MMI will be calculated based on the appraisal value as of the end of February, 2021 and therefore the actual asset size of the new investment corporation may differ from that stated herein. As such, there is no guarantee that the new corporation will have the largest asset size as of the effective date of the Merger.

We would appreciate it if you could agree with the content of the Merger and approve the Merger Agreement.

2.	Summary of the contents of the Merger Agreement

As described in Attachment 1 hereto (pages 27 to 40).

3.	Summary of the contents of the matters set forth in Items 1 to 3, Paragraph 1 of Article 193 of the Regulation for Enforcement of the Act on Investment Trusts and Investment Corporations

(1)	Matters regarding appropriateness of the merger consideration

(i)

Matters regarding appropriateness of provisions for the total amount of the merger consideration to be delivered in relation to the Merger, number of investment units of the surviving corporation delivered to the unitholders of the dissolving corporation in lieu of their investment units by the surviving corporation for the absorption-type merger or calculation method of number of such investment units, and allocation of investment units of the surviving corporation to unitholders of the dissolving corporation

(a)	Number of investment units of JRF or amount of money to be allocated for each investment unit of MMI

	JRF (Surviving corporation in the absorption-type merger)	MMI (Dissolving corporation in the absorption-type merger)
Allocation of investment units under the Merger	1	1
		(Reference): Before the Investment Unit Split 0.5

(Note 1)	The number of new JRF investment units to be issued as a result of the Merger (the number of units after the Investment Unit Split (defined in Note 2) by JRF): 1,784,125

(Note 2)

JRF plans to split one investment unit into two investment units with February 28, 2021 as the record date for splitting the investment units and March 1, 2021 as the effective date of the split (the “Investment Unit Split”); the allocation ratio shown above and the number of new investment units JRF will allocate and deliver are subject to the Investment Unit Split taking effect. If, 0.5 JRF investment units are allocated and delivered against 1 MMI investment unit on the basis of the merger ratio before the Investment Unit Split, there will be many MMI unitholders being allocated fractions of less than one JRF investment unit. To make it possible for MMI unitholders to continue holding JRF investment units after the Merger, a split of JRF investment units will be carried out before the allocation towards MMI unitholders, in the ratio of two JRF investment units to one JRF investment unit for the purpose of delivering to all MMI unitholders at least one JRF investment unit, and for every one MMI investment unit, 1 JRF investment unit post-Investment Unit Split will be allocated and delivered.

(Note 3)

In addition to the abovementioned investment units, JRF intends to pay MMI unitholders (the unitholders stated or recorded in the final unitholders’ register on the day before the effective date of the Merger (excluding JRF, MMI and those MMI unitholders who have demanded the purchase of their investment units pursuant to Article 149-3 of the Investment Trust Act) (excluding those who have withdrawn such demand for purchase) (hereinafter referred to as the “Unitholders Subject to Allocation”), in lieu of cash distributions for the last business period of MMI which ends the day before the effective date of the Merger, a merger consideration in the form of cash distribution based on MMI’s distributable income for that same period of an amount (disregarding fractions of a yen) which is the quotient resulting from a division of the amount of MMI’s distributable income on the date before the effective date of the Merger by the number of issued MMI investment units on that date as reduced by the number of investment units held by unitholders other than the Unitholders Subject to Allocation. The merger consideration will be paid within a reasonable period from the effective date of the Merger.

In addition, MMI will submit to the general meeting of its unitholders, as Resolution Proposal 3, a proposal for an amendment to be made to its articles of incorporation with a view to changing the 29th business period, on the condition that the Merger Agreement is approved in the general meetings of unitholders of JRF and MMI, respectively, from the current period from July 1, 2020 until December 31, 2020 to the period from July 1, 2020 until the last day of February, 2021. If Resolution Proposal 3 is approved in the general meeting of unitholders, the last business period before the effective date of the Merger is expected to be an eight-month period from July 1, 2020 to February 28, 2021 as the 29th business period, and cash distributions with December 31, 2020 as the record date will not be made (and instead, as mentioned above, a merger consideration in the form of cash distributions based on MMI’s distributable income for that same period will be paid).

(b)	Basis for Calculation

JRF has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”), and MMI has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), respectively, as their financial advisors for the Merger. JRF and MMI have requested their respective financial advisors to conduct financial analysis with regard to the merger ratio used in the Merger in order to calculate the merger ratio used in the Merger in a fair manner.

The summaries of the analyses respectively conducted by Mitsubishi UFJ Morgan Stanley Securities and SMBC Nikko Securities indicate figures prior to taking into consideration the Investment Unit Split, by JRF, of one investment unit into two investment units as mentioned above in “(a) Number of investment units of JRF or amount of money to be allocated for each investment unit of MMI”.

(Mitsubishi UFJ Morgan Stanley Securities)

Mitsubishi UFJ Morgan Stanley Securities performed its analysis of the merger ratio for each of JRF and MMI, comprehensively taking into consideration the analysis results based on (i) historical unit price analysis as a method of analysis based on the investment unit price formed in the securities market, as investment units of JRF and MMI are listed on the Tokyo Stock Exchange, (ii) comparable trading multiple analysis as a method of analysis based on the investment unit value of other listed investment corporations conducting business similar to that of JRF and MMI, (iii) DCF Analysis as a primary method of analysis of investment unit value based on the mid-to-long term future business activities of JRF and MMI, and (iv) the net asset value approach as a method of static analysis of investment unit value, which reflects the market value of assets held by JRF and MMI. A summary of the analysis performed by Mitsubishi UFJ Morgan Stanley Securities is as follows.

Valuation Method	JRF	MMI
Historical Unit Price Analysis	1	0.46 - 0.64
Comparable Trading Multiple Analysis	1	0.39 - 0.51
DCF Analysis	1	0.44 - 0.62
Net Asset Value Approach	1	0.44

Concerning the historical unit price analysis, taking into account the recent market trading trends of the investment units of JRF and MMI, the financial analysis date was set on August 27, 2020 and the merger ratio was analyzed based on the closing prices for one-month, three-month, six-month, and twelve-month periods up to the financial analysis date. Please refer to Note 1 at the end of this section for more detailed information regarding the assumptions and disclaimers for the analyses of Mitsubishi UFJ Morgan Stanley Securities.

In the future profit plan of JRF and MMI (including the Permitted Purchase and Sale of Real Properties(Note 2)) which Mitsubishi UFJ Morgan Stanley Securities referred to as the basis for the DCF Analysis, there is no fiscal period in which a considerable increase or decrease in profits is expected.

(SMBC Nikko Securities)

SMBC Nikko Securities has determined to adopt four individual valuation methods to calculate the merger ratio based on its own analysis on the financial information of JRF and MMI as well as the terms and conditions of the Merger. Because the investment units of JRF and MMI are both listed on the Tokyo Stock Exchange and the market prices are available, SMBC Nikko Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to each of JRF and MMI and analogical estimates of the investment unit values based on the comparable investment corporations are possible, SMBC Nikko Securities also conducted the comparable trading multiple analysis. In addition, SMBC Nikko Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of JRF and MMI are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by each of JRF and MMI, SMBC Nikko Securities also conducted the adjusted net asset value analysis. The future profit plan of JRF which SMBC Nikko Securities received included purchase and sale of real properties related to the Permitted Purchase and Sale of Real Properties.

The calculated ranges of the merger ratio shown below are those of the number of JRF investment units to be allocated for each investment unit of MMI. In performing the historical unit price analysis, SMBC Nikko Securities adopted the simple arithmetic averages of the closing investment unit prices during the most recent month, the most recent three-month period and the most recent six-month period, each ending on the valuation reference date as of August 27, 2020. For details of the supplemental explanation regarding the assumptions and disclaimers for SMBC Nikko Securities’ analysis, please refer to Note 3 at the end of this section.

There were no fiscal years in which a significant increase or decrease in the profits was expected in the future profit plans of JRF and MMI on which SMBC Nikko Securities relied for DDM.

Valuation Methodology	JRF	MMI
Historical Unit Price Analysis	1	0.52 - 0.56
Comparable Trading Multiple Analysis	1	0.35 - 0.71
Dividend Discount Model Analysis	1	0.38 - 0.64
Adjusted Net Asset Value Analysis	1	0.44

(Note 1)

In analyzing the above merger ratio, Mitsubishi UFJ Morgan Stanley Securities has relied on the information provided by JRF and MMI and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, Mitsubishi UFJ Morgan Stanley Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off-balance-sheet assets and liabilities and any other contingent liabilities) of JRF and MMI, nor has Mitsubishi UFJ Morgan Stanley Securities requested any such appraisal or assessment from a third-party institution. Further, Mitsubishi UFJ Morgan Stanley Securities has assumed that the financial projections provided by JRF and MMI have been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of each of JRF and MMI. The analysis of the above merger ratio by Mitsubishi UFJ Morgan Stanley Securities was based on the above information that was available as of August 27, 2020.

Mitsubishi UFJ Morgan Stanley Securities has prepared its analysis solely for the board of directors of JRF for the purpose of deliberating the Merger and the analysis may not be definitively relied upon or used for any other purpose or by any other third party. In addition, Mitsubishi UFJ Morgan Stanley Securities will not provide any opinion or recommendation on voting by any of the unitholders of JRF or MMI with respect to the Merger or any other proposed transaction.

(Note 2)

JRF and MMI have agreed that JRF may enter into or perform agreements concerning the sale and purchase of Real Properties (meaning real properties or specified assets secured mainly by real properties) that meet certain conditions (such sale and purchase hereinafter, the “Permitted Purchase and Sale of Real Properties”) during the period from the execution of the Merger Agreement to the effective date of the Merger, and that the Permitted Purchase and Sale of Real Properties may be conducted without the prior consent of MMI. For more details on the Permitted Purchase and Sale of Real Properties, please refer to “2. Summary of the contents of the Merger Agreement” above.

Regardless of whether or not the Permitted Purchase and Sale of Real Properties is implemented, the allocation of investment units under the Merger is as stated in “(a) Number of investment units of JRF or amount of money to be allocated for each investment unit of MMI” above. The implementation or non-implementation of the Permitted Purchase and Sale of Real Properties has been taken into account when conducting calculations for the allocation of investment units under the Merger as stated in this “(b) Basis for Calculation”.

(Note 3)

In preparing the written merger ratio calculation report, SMBC Nikko Securities assumed the accuracy and completeness of all documents and information upon which it was based, and neither independently verified the accuracy and completeness of them nor assumes responsibility or liability for such verification. SMBC Nikko Securities neither conducted an independent evaluation, appraisal or assessment nor requested a third-party institution to evaluate, appraise or assess the assets and liabilities of JRF and MMI. The results of the financial analysis may greatly differ if a defect is found in the accuracy and completeness of such documents and information. In addition, SMBC Nikko Securities assumed that there were no undisclosed debts and credits relating to lawsuits, conflicts, environment, tax and other contingent liabilities and off-balance-sheet liabilities, and any other facts that could have a material impact on the written merger ratio calculation report in relation to JRF and MMI. It is assumed that the business plans and financial forecasts provided to SMBC Nikko Securities by JRF and MMI were prepared by JRF and MMI respectively based on the best forecasts and judgments as of the valuation reference date, in accordance with the reasonable and appropriate procedures. In the written merger ratio calculation report, SMBC Nikko Securities could possibly have conducted analysis by making certain assumptions based on the provided documents and information, on the condition that such provided documents and information and assumptions were accurate and reasonable. SMBC Nikko Securities neither independently verified the accuracy, appropriateness and feasibility of these assumptions nor assumes responsibility and liability for such verification. SMBC Nikko Securities has provided the results of the financial analysis to MMI in response to the request of MMI for the sole purpose of assisting the board of directors of MMI to assess the merger ratio. SMBC Nikko Securities has not expressed its opinion about the fairness of the merger ratio through the results of the financial analysis.

(c)	Background to Calculations

As a result of discussions and negotiations over an extended period comprehensively taking into consideration such factors as the financial performance and state of the assets and liabilities of each of JRF and MMI, their future business prospects, the merits of the Merger and the results of the financial analyses performed by their respective financial advisors, JRF and MMI determined that the above merger ratios are fair and executed the Merger Agreement.

(d)	Relationships with the Financial Advisors

Neither Mitsubishi UFJ Morgan Stanley Securities nor SMBC Nikko Securities is deemed a related party of JRF or MMI pursuant to Article 67, Paragraph 4 of the Ordinance on Accounting at Investment Corporations (the “Investment Corporations Accounting Ordinance”) and neither has any material interests to be disclosed with respect to the Merger.

(e)	Measures to Ensure Fairness

i.	Measures to ensure fairness in assessing the propriety of the Merger and the merger ratio

Each of JRF and MMI is entrusting its asset management functions to MCUBSR. MCUBSR has organized the responsible managers (JRF: Head of Retail Division and MMI: Head of Office Division) and asset management divisions (JRF: Retail Division and MMI: Office Division) consisting of different members for each of JRF and MMI individually in assessing the Merger and providing advice and support to the board of directors of JRF and MMI, and established a complete system to block transmission of information by setting up an appropriate information wall between each of the asset management division. In addition, when it is necessary to communicate information causing concerns over conflict of interest between each of the asset management division in the course of assessing the Merger, such information is communicated through each of the abovementioned financial advisors appointed by each of JRF and MMI individually, in order to prevent asset management divisions from having direct contact with each other.

In the course of assessing the Merger, each responsible manager and each of the asset management division reported on a timely basis the status of its assessment to the board of directors of JRF and MMI each composed of one executive director (who is not holding another position as an officer or employee of the asset management company) and supervisory directors (JRF: two persons and MMI: three persons), whose independence from the asset management company is ensured in terms of the Investment Trust Act, and all material matters of its assessments were deliberated and approved by the board of directors of JRF and MMI.

In connection with the Merger, MCUBSR will receive merger fees and management fees relating to the management after the Merger becomes effective from JRF, which will be the surviving investment corporation in the Merger, pursuant to the provisions of JRF’s Articles of Incorporation and the asset management agreement with JRF, but the amount of both fees will not be affected by the merger ratio of the Merger. On the other hand, MCUBSR has agreed with MMI not to receive any merger fees from MMI in connection with the Merger.

Furthermore, JRF appointed Anderson Mori & Tomotsune, and MMI appointed Mori Hamada & Matsumoto, respectively, as its legal advisor for the Merger, and received advice concerning the methodology and process relating to the procedures and decision-making process for the Merger.

ii.	Measures to ensure fairness in the calculation of the merger ratio

As discussed in (a) through (c) above, each of JRF and MMI has requested its respective financial advisor to perform financial analysis in regard to the merger ratio and the merger ratio was determined by comprehensively taking into account the results of such analyses together with other factors.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, JRF obtained from Mitsubishi UFJ Morgan Stanley Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger.

Given the above, JRF’s board of directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, MMI obtained from SMBC Nikko Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger.

Given the above, MMI’s board of directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

JRF and MMI did not, however, obtain written opinions (so-called “fairness opinions”) from their respective financial advisors to the effect that the merger ratio is reasonable from a financial perspective for their respective unitholders.

(ii)	The reason why cash was chosen as merger consideration

After the Merger, JRF, the surviving investment corporation, intends to pay Unitholders Subject to Allocation, in lieu of cash distributions for the last business period of MMI, a merger consideration in the form of cash distributions based on MMI’s distributable income for that same period of an amount (disregarding fractions of a yen) that is the quotient resulting from a division of the amount of MMI’s distributable income on the date before the effective date of the Merger by the number of issued MMI investment units on that date as reduced by the number of investment units held by unitholders other than the Unitholders Subject to Allocation. The merger consideration will be paid within a reasonable period from the effective date of the Merger.

(iii)	Matters regarding appropriateness of provisions for unitholders’ capital of the surviving corporation in the absorption-type merger

The total amount of unitholders’ capital and the capital surplus of JRF to be added at the time of the Merger will be as set forth below (although it should be noted that JRF and MMI may make amendments to such amounts upon discussion and agreement in consideration of the financial conditions of JRF and MMI on the date before the effective date of the Merger).

(a)	Total amount of Unitholders’ capital: JPY 0

(b)

Capital surplus: An amount calculated by subtracting (a) from the amount of change in unitholders’ capital, as determined pursuant to Paragraph 1, Article 22 of the Investment Corporations Accounting Ordinance

(2)	Matters that will serve as a reference with regard to the merger consideration

(i)	Contents of the Articles of Incorporation of the surviving corporation

As described in Attachment 2 hereto (pages 41 to 60). As stated in the Merger Agreement in Attachment 1, JRF shall hold a general meeting of unitholders and request such general meeting of unitholders to approve amendments to the Articles of Incorporation as set forth in Exhibit 7.1 (Proposed Amendments to JRF’s Articles of Incorporation) of the Merger Agreement as of the effective date of the Merger subject to the Merger taking effect.

(ii)	Matters related to the method of realization of investment units to be delivered as the merger consideration

(a)	The market on which the relevant investment units are traded

The Real Estate Investment Trust Securities Market of the Tokyo Stock Exchange

(b)	The person who provides the intermediary, brokerage, or agency service for the transactions of the relevant investment unit

Securities companies, etc. that are trading participants or members of the above stock exchange

(iii)	Matters related market prices for the investment unit to be delivered as the merger consideration

The highest and lowest investment unit prices (closing prices) of JRF for the last six months are as follows.

Month	Mar. 2020	Apr. 2020	May 2020	Jun. 2020	Jul. 2020	Aug. 2020
Highest(yen)	210,700	127,600	148,700	168,500	138,500	162,300
Lowest(yen)	97,700	98,000	115,200	132,400	124,600	125,200

(3)	Matters related to financial statements, etc.

(i)	Matters related to the surviving corporation

(a)	Details of financial statements, asset management reports, and financial statements of cash distributions pertaining to the most recent fiscal period

As described in Attachment 3 hereto.

(b)	Details of material asset disposals, assumption of material debts and other events that occurred after the last day of the final fiscal period and materially affect the condition of assets

a.	Investment Unit Split

JRF has resolved at its Board of Directors’ Meeting held on August 28, 2020 to implement the Investment Unit Split as described below.

i.	Purpose of the split

The Merger is an absorption-type merger, in which JRF is the surviving corporation, and the merger ratio before considering the Investment Unit Split is 0.5:1 (MMI: JRF). With this ratio, however, a number of MMI unitholders would receive less than one investment unit of JRF. Therefore, a two-for-one investment unit split for investment units of JRF will be implemented in order that at least one investment unit of JRF will be allocated to all of MMI unitholders so that MMI unitholders will be able to continue to hold JRF investment units after the Merger.

ii.	Method of the split

Investment units held by the unitholders stated or recorded in the final unitholders register on February 28, 2021, the date before the effective date of the Merger will be split in the ratio of 2 investment units to 1 Investment Unit. The Investment Unit Split will take effect on March 1, 2021, which is the effective date of the Merger under the condition that the Merger Agreement has not been canceled.

b.	Disposition of assets

JRF disposed of the following asset on March 2, 2020:

Name of property: Ito-Yokado Nishikicho

Disposed asset: Trust beneficiary right in real estate (40% quasi-co-ownership interest)

Disposition price: 5,800 million yen

Contract date: May 29, 2019

Disposition date: March 2, 2020

Purchaser: Mitsubishi Corporation Urban Development, Inc.

c.	Repurchase and cancellation of own investment units

At the Board of Directors’ Meeting held on April 13, 2020, JRF decided on the matters related to the repurchase of own investment units as follows, and cancelled all own investment units repurchased pursuant to Article 80-2 of the Investment Trust Act, which is applied mutatis mutandis pursuant to Article 80-5, Paragraph 2 of the that Act.

i.	Reasons for the repurchase of own investment units

Amid a significant decline in the price of JRF investment units due to the spread of the novel coronavirus, JRF determined that enhancing returns to investors by improving capital efficiency through the repurchase and cancellation of own investment units would lead to an increase in unitholders value, taking into account the status of cash in hand, the financial situation and the market environment.

ii.	Details of matters relating to the repurchase of own investment units

Total number of investment units to be repurchased: 25,000 units (maximum)

Total repurchase price of investment units: 2,000,000,000 yen (maximum)

Repurchase period: From April 14, 2020 to June 5, 2020

Repurchase method: Market purchase on the Tokyo Stock Exchange based on a discretionary transaction contract for the repurchase of own investment units with a securities company

iii.	Repurchase of own investment units during the entire repurchase period

Total number of investment units repurchased: 15,534 units

Total repurchase price of investment units: 1,999,863,487 yen

Repurchase period: From April 14, 2020 to June 5, 2020 (on a contract date basis)

Repurchase method: Market purchase on the Tokyo Stock Exchange based on a discretionary transaction contract for the repurchase of own investment units with a securities company

iv.	Cancellation of own investment units

Pursuant to Article 80, Paragraph 2 and Paragraph 4 of the Investment Trust Act, JRF cancelled all of its own investment units repurchased (0.59% of the total number of issued investment units before cancellation) on August 18, 2020.

d.	Acquisition of assets

JRF acquired the following asset on August 31, 2020:

Name of property: G-Bldg. Tenjin Nishi-dori 02 (located at 12-64, Daimyo 1-chome, Chuo-ku, Fukuoka-shi, Fukuoka)

Acquired asset: Trust beneficiary right in real estate

Acquisition price: 5,000 million yen

Contract date: August 31, 2020

Acquisition date: August 31, 2020

Seller: Not disclosed (Note)

(Note) Not disclosed as the seller has not agreed to the disclosure.

(ii)	Matters related to the dissolving corporation

Details of material asset disposals, assumption of material debts and other events that occurred after the last day of the final fiscal period and materially affect the condition of assets

None.

Resolution Proposal 2 Termination of the Asset Management Agreement with Mitsubishi Corp.-UBS Realty Inc.

We request approval of termination of the asset management agreement that MMI has concluded with MCUBSR, as it is decided that, in relation to the Merger, the agreement will be terminated on the effective date of the Merger, subject to the Merger taking effect.

JRF has concluded the asset management agreement with MCUBSR and the company will continue to conduct services related to the asset management of JRF, the surviving corporation after the Merger.

This proposal is subject to the approval of Proposal 1 “Approval of agreement on absorption-type merger with Japan Retail Fund Investment Corporation”, as proposed.

Resolution Proposal 3 Partial amendment to the Articles of Incorporation

1.	Reasons for amendments

(Unless otherwise specified, the clause numbers of the Articles of Incorporation indicated in this section refer to the clause numbers of the current Articles of Incorporation.)

(1)

In relation to the Merger, in order to align MMI’s fiscal year end with JRF’s, Article 33 will be amended. However, the 29th fiscal period, the current fiscal period, will be from July 1, 2020 to the end of February 2021.

(2)

Article 36 will be amended in order to change the method of calculating management fees for the fiscal period as the length of 29th fiscal period will be eight months due to the amendments of Article 33 above.

2.	Details of amendments

The details of amendments are as follows. (The amended parts are underlined.)

Current Articles	Proposed Amendments

Article 33 (Settlement of Accounts)

The business periods of MCUBS MidCity shall be from January 1 to the last day of June and from July 1 to the last day of December every year (hereafter, the last day of the business periods each referred to as the “settlement of accounts”).

Article 33 (Settlement of Accounts)

The business periods of MCUBS MidCity shall be from March 1 to the last day of August and from September 1 to the last day of next February every year (hereafter, the last day of the business periods each referred to as the “settlement of accounts”); provided, however that the 29th business period shall be from July 1, 2020 to the last day of February 2021.

Article 36 (Standards of Payment of Asset Management Fees to Asset Management Company)

(1)   Management Fee I

The amount arrived at when the total assets amount on balance sheets (limited to those approved pursuant to Article 131 of the ITL) at the most recent settlement of accounts of MCUBS MidCity is multiplied by a rate separately agreed upon by MCUBS MidCity and the asset management company of no more than 0.2% (rounded down to the nearest yen) shall be Management Fee I.

Article 36 (Standards of Payment of Asset Management Fees to Asset Management Company)

(1)   Management Fee I

The amount arrived at when the total assets amount on balance sheets (limited to those approved pursuant to Article 131 of the ITL) at the most recent settlement of accounts of MCUBS MidCity is multiplied by a rate separately agreed upon by MCUBS MidCity and the asset management company of no more than 0.2% (rounded down to the nearest yen) shall be Management Fee I; provided, however that, with respect to the 29th business period, the amount arrived at when the relevant amount is prorated by the actual days during the business period on the basis of a 184 days half year (rounded down to the nearest yen) shall be Management Fee I.

Half of the amount of Management Fee I shall be paid by the settlement of accounts of MCUBS MidCity, and the remaining amount shall be paid no later than three months after the settlement of accounts of MCUBS MidCity.	Half of the amount of Management Fee I shall be paid by the settlement of accounts of MCUBS MidCity, and the remaining amount shall be paid no later than three months after the settlement of accounts of MCUBS MidCity.

3.	Condition for the amendments

This proposal will be subject to the approval of Proposal 1 “Approval of agreement on absorption-type merger with Japan Retail Fund Investment Corporation”, as proposed, and the approval of the Merger Agreement by the general meeting of unitholders of JRF to be held on October 23, 2020, as proposed.

Reference Material

Regarding proposals to be submitted to the general meeting of unitholders, “Deemed Approval” which is stipulated under Article 93, Paragraph 1 of the Investment Trust Act and Article 14 of the current Articles of Incorporation, shall not be applied to any of the proposals concerned if there are proposals that are conflicting with each other. MMI believes that Proposal No.1, No.2 and No.3 do not present any conflict.

Attachment 1 (Merger Agreement)

MERGER AGREEMENT

Japan Retail Fund Investment Corporation (“JRF”) and MCUBS MidCity Investment Corporation (“MMI”) enter into this merger agreement (the “Agreement”) as follows in relation to the merger between JRF and MMI (the “Merger”).

Article 1	Method of the Merger

In accordance with the provisions of this Agreement, JRF and MMI shall implement an absorption-type merger with JRF as the surviving corporation and MMI as the dissolving corporation under Article 147 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”).

Article 2	Names and addresses of merging parties

The names and addresses of the surviving corporation and the dissolving corporation are as follows.

(1)	Name and address of the surviving corporation

Name:	Japan Retail Fund Investment Corporation

Address:	Tokyo Building 7-3, Marunouchi 2-chome, Chiyoda-ku Tokyo

(2)	Name and address of the dissolving corporation

Name:	MCUBS MidCity Investment Corporation

Address:	2-7-3, Marunouchi, Chiyoda-ku, Tokyo

Article 3	Split of JRF’s investment units

Subject to satisfaction of all conditions precedent set forth in Article 13, JRF shall split the investment units owned by the unitholders stated or recorded on the final unitholders register of JRF as of the day immediately preceding the effective date of the Merger (“Effective Date”) into 2 investment units for every one investment unit on the Effective Date (“Investment Unit Split”).

Article 4	Method for calculating the number of investment units to be issued and allotted at the time of the Merger and matters regarding the allotment

4.1

At the time of the Merger, JRF shall issue new investment units after the split in accordance with Article 3 in such number as is calculated by multiplying by one the aggregate number of investment units in MMI owned by the unitholders stated or recorded in the final unitholders register of MMI as of the day immediately preceding the Effective Date (excluding JRF, MMI, and the unitholders of MMI who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders”), and shall allot and deliver to the Allotted Unitholders one investment unit in JRF after the split in accordance with Article 3 per one investment unit in MMI owned by the Allotted Unitholders. In this case, however, the effect of the allotment and delivery, as well as the Merger, shall be subject to the condition precedent that the Investment Unit Split takes effect on the Effective Date, and if the Investment Unit Split does not take effect on the Effective Date, JRF and MMI shall consult in good faith and reach an agreement for changing the Effective Date specified in Article 6 and for taking other necessary measures for the Merger to take effect.

4.2

In the case of the preceding paragraph, if there is any fraction of less than one investment unit in the investment units in JRF to be allotted to the Allotted Unitholders, JRF shall treat such fraction in accordance with the provisions of Article 149-17 of the Investment Trusts Act.

Article 5	Matters regarding total unitholders’ capital of the surviving corporation

The amount by which the total unitholders’ capital and the capital surplus of JRF will increase upon the Merger shall be as follows; provided, however, that JRF and MMI may change such amount upon agreement through consultation, taking into consideration the financial conditions of JRF and MMI on the day immediately preceding the Effective Date.

(1)	Unitholders’ Capital: 0 yen

(2)

Capital Surplus: The amount obtained by deducting the amount set out in the preceding item from the amount of increase or decrease in the unitholders’ equity, etc., set out in Article 22, Paragraph 1 of the Ordinance on Accountings of Investment Corporations (Cabinet Office Ordinance No. 47 of 2006, as amended)

Article 6	Effective Date

The effective date of the Merger shall be March 1, 2021; provided, however, that JRF and MMI may change the Effective Date upon agreement through consultation, if necessary in order to complete the procedures for the Merger or for any other reason.

Article 7	General meeting of unitholders

7.1

JRF shall hold a general meeting of unitholders on October 23, 2020 or a date separately determined by JRF and MMI upon agreement, and request such general meeting of unitholders to approve (i) this Agreement, in accordance with the provisions of Article 149-7, Paragraph 1 of the Investment Trusts Act, (ii) amendments to the Articles of Incorporation as set forth in Exhibit 7.1 as of the Effective Date subject to the Merger taking effect, and (iii) other proposals separately determined by JRF and MMI upon agreement.

7.2

MMI shall hold a general meeting of unitholders on October 22, 2020 or a date separately determined by JRF and MMI upon agreement, and request such general meeting of unitholders to approve (i) this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act, (ii) termination of the asset management agreement as of the Effective Date subject to the Merger taking effect, (iii) amendments to the Articles of Incorporation as set forth in Exhibit 7.2 subject to the approval of the proposal to approve this Agreement set forth in item (i) of the preceding paragraph at a general meeting of unitholders of JRF and the approval of the proposal to approve this Agreement set forth in item (i) of this paragraph at a general meeting of unitholders of MMI, and (iv) other proposals separately determined by JRF and MMI upon agreement.

Article 8	Post-merger trade name and related entities, etc. of JRF

8.1	JRF’s post-merger trade name shall be Japan Metropolitan Fund Investment Corporation.

8.2

JRF’s asset manager (which shall mean an asset manager as referred to in Article 2, Paragraph 21 of the Investment Trusts Act; the same hereinafter), asset custody company (which shall mean an asset custody company as referred to in Article 2, Paragraph 22 of the Investment Trusts Act; the same hereinafter), administrative agent (which shall mean an administrative agent as referred to in Article 2, Paragraph 23 of the Investment Trusts Act to which the services set out in each item of Article 117 of the Investment Trusts Act shall be entrusted; the same hereinafter), and accounting auditor shall not be changed upon the Merger; provided, however, that agreements with, among other MMI’s administrative agents, Mitsubishi UFJ Trust and Banking Corporation (“MUTB”) as a special account manager, and agreements with administrative agents with respect to investment corporation bonds shall be succeeded to by JRF upon the Merger, and MUTB and the administrative agents with respect to such investment corporation bonds shall become JRF’s administrative agents.

8.3

Subject to the effectiveness of the Merger, MMI shall, upon the Effective Date, terminate MMI’s asset management agreement with its asset manager, asset custody agreement with its asset custody company and administration agreements with its administrative agents (excluding MUTB as a special account manager and the administrative agents with respect to investment corporation bonds), and any other agreement separately determined by JRF and MMI upon agreement; provided, however, that JRF shall succeed to the obligations of MMI to pay the fees that have to be paid under the agreements set forth in this paragraph that have not been paid as of the Effective Date.

8.4	Notwithstanding the preceding three paragraphs, JRF and MMI may change the provisions thereof upon agreement through consultation.

Article 9	Payment upon the merger

In lieu of cash distribution to the unitholders of MMI for MMI’s fiscal period ending on the day immediately preceding the Effective Date (distribution of profits), JRF shall make a payment to the Allotted Unitholders upon the merger. The amount of such payment shall be calculated by the following formula (with any fractional amount of less than one yen to be rounded down) per one investment unit in MMI owned by the Allotted Unitholders, and within a period after the Effective Date that is reasonable in consideration of the determination of profit for that fiscal period of MMI, the process of rendering payment upon the merger, and other factors:

Amount of payment upon the merger per one investment unit	=	Distributable profit of MMI as of the day immediately preceding the Effective Date
Outstanding investment units in MMI as of the day immediately preceding the Effective Date

In the formula set out above, the term “Distributable profit of MMI as of the day immediately preceding the Effective Date” shall mean the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trust Act, and the term “Outstanding investment units in MMI as of the day immediately preceding the Effective Date” shall mean the number of investment units calculated by deducting the number of investment units held by the unitholders of MMI other than the Allotted Unitholders from the outstanding number of investment units in MMI as of the day immediately preceding the Effective Date.

Article 10	Cash distribution

10.1

Until the Effective Date, JRF shall not pay any cash distribution to its unitholders (except for the cash distribution paid to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of JRF as of the August 31, 2020, the amount of which shall be up to the amount of distributable profits (which means the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trusts Act) for the fiscal period ending August 31, 2020) or purchase investment units for consideration by agreement with any unitholder.

10.2

Until the Effective Date, MMI shall distribute 3,655,672,125 yen in total (2,049 yen per one investment unit) to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of MMI as of June 30, 2020 as cash distributions for the fiscal period ended on June 30, 2020, and except for such cash distributions and, if the proposal set forth in Article 7, Paragraph 2, item (iii) are rejected, cash distributions to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of MMI as of December 31, 2020, the amount of which shall be up to the amount of distributable profits (which means the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trust Act) for the fiscal period ending December 31, 2020, shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

10.3

Notwithstanding the preceding two paragraphs, if the Effective Date is changed to a date after March 1, 2021, JRF and MMI will determine the treatment of cash distributions upon agreement through consultation.

Article 11	Succession of corporate property

On the Effective Date, JRF shall succeed to any and all assets, liabilities, rights and obligations of MMI existing as of the Effective Date.

Article 12	Covenants

12.1

From the execution date of this Agreement to the Effective Date, JRF and MMI shall each conduct their respective businesses and manage and operate their respective properties with the due care of a prudent manager, and cause their respective asset managers, asset custody companies, administrative agents, and other third parties to do the same, and shall obtain the prior consent of the other party before taking any action that might materially affect their respective assets, rights or obligations (including, but not limited to, issuance of investment units, issuance of investment corporation bonds (excluding any issuance of investment corporation bonds to pay existing loans), incurrence of new borrowings (excluding any borrowing to pay existing loans), or entering into or performing a sale or purchase agreement for Real Properties (meaning real properties or specified assets secured mainly by real properties; hereinafter the same)), unless otherwise expressly provided for herein or in any other agreement executed as of the execution date of this Agreement. JRF and MMI shall confirm with each other that JRF may enter into or perform any agreement pertaining to the sale and purchase of the Real Properties set forth in Exhibit 12 (limited to the execution and performance of agreements pertaining to the sale and purchase of Real Properties which are judged to be reasonable in light of the duty of care of a prudent manager owed by JRF’s asset manager to JRF; the “Permitted Purchase and Sale of Real Properties”) during the period from the execution date of this Agreement to the Effective Date, and that the Permitted Purchase and Sale of Real Properties may be conducted without the prior consent of MMI.

12.2

JRF and MMI shall immediately give notice to the other party, if, during the period on or before the Effective Date, either party learns of any event which may reasonably have a material impact on their business, financial condition, or the Merger (including, but not limited to, an event such as a breach of any loan agreement, breach of law or ordinance by JRF or MMI, or a matter indicated by the relevant authorities). In this case, JRF and MMI shall discuss and consider how to deal with such event in good faith and shall use best efforts to resolve such issues.

Article 13	Conditions for the Merger

If any of the following conditions precedent to the Merger is not satisfied as of the day immediately before the Effective Date, or if it becomes clear that any of such conditions precedent to the Merger will not be satisfied on or before the day immediately preceding the Effective Date (in both cases, except if either party fails to satisfy the conditions precedent due to a reason attributable to itself or its asset manager), then either party may cancel this Agreement without assuming any liability or payment obligation to the other party by giving written notice to the other party before the Effective Date (except for any liability or payment obligation owed by the party which provided such notice pursuant to breach of any other provision of this Agreement):

(1)

approval at the general meetings of unitholders of both JRF and MMI (including, but not limited to, approvals for proposals set forth in Article 7, Paragraph 1 and Paragraph 2 (excluding item (iii))) and other procedures pursuant to applicable laws and ordinances have been completed, and all necessary permits and approvals have been obtained, as required in relation to the Merger or in order to implement the matters contemplated in connection with the Merger;

(2)

neither JRF nor MMI is in breach of a contractual obligation (including those under this Agreement) or financial covenant or delayed in payment of a monetary debt (including taxes and other public charges); provided, however, that minor breaches and delays in payment shall be excluded;

(3)

there is no occurrence of any acceleration event (including any event that would constitute an acceleration event either with the passage of time or notice, or both), suspension of payments, or insolvency by JRF or MMI;

(4)

consent has been obtained from each financial institution lending money to JRF or MMI with respect to conducting the Merger and the basic borrowing conditions applicable on or after the effective date of the Merger (for each loan agreement, including necessary measures so that no breach of financial covenant clause, breach of covenant clause, or acceleration event attributable to JRF occurs after the Merger), and such consent has not been withdrawn;

(5)	no petition for the commencement of bankruptcy procedures, civil rehabilitation procedures, or any other similar legal insolvency procedures is filed with respect to JRF or MMI;

(6)

JRF and MMI, as well as the asset manager of JRF and MMI, have not been subject to revocation of registration by a supervisory agency, suspension of all or a part of its business, or other administrative disposition that materially impairs, or has a materially adverse effect on, the implementation of the Merger; and

(7)	in addition to the above, there is no event which is reasonably judged to materially impede the Merger or to make it impracticable.

Article 14	Change of conditions for the Merger and termination of this Agreement

14.1

If, during the period from the execution date of this Agreement to the Effective Date, (i) there is any material change in the assets or the business condition of JRF or MMI, (ii) it is reasonably concluded that the implementation of the Merger has become impossible or impracticable, (iii) it becomes difficult to achieve the purpose of the Merger for any other reason, or (iv) it becomes clear that there are grounds to believe that any of the above circumstances may arise, then JRF and MMI may, upon agreement through consultation in good faith, change the conditions of the Merger or any other provisions of this Agreement, or terminate this Agreement. For the avoidance of doubt, JRF and MMI shall confirm with each other that the Permitted Purchase and Sale of Real Properties does not fall under any of the circumstances set forth in this article.

14.2	The provisions of this paragraph and Articles 16 through 18 shall survive even if this Agreement is terminated pursuant to the preceding article or the preceding paragraph.

Article 15	Announcements

In the event JRF or MMI makes a public announcement in relation to the Merger such as the execution of this Agreement, its contents, or otherwise, the party shall make such announcement only with the prior consent of the other party hereto as to the announcement’s content, timing, method, etc.

Article 16	Costs and expenses

Each of JRF and MMI shall be responsible for its own expenses incurred by each of them before the Effective Date relating to the execution and performance of this Agreement (including, but not limited to, fees to legal counsels, certified public accountants, tax accountants, research companies, advisers and other experts appointed by each of them), and each of JRF and MMI shall record the expenses that it is responsible for as expenses for the fiscal period ending before the Effective Date; provided, however that this shall not apply to the expenses to be separately discussed and agreed upon between JRF and MMI.

Article 17	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 18	Jurisdiction

JRF and MMI agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction in any dispute related to this Agreement.

Article 19	Good faith consultation

Any necessary matters concerning the Merger as well as those provided for in this Agreement shall be separately determined through mutual consultation by JRF and MMI in accordance with the purpose of this Agreement.

(The remainder of this page has been intentionally left blank.)

This Agreement has been prepared in two originals, to which each of JRF and MMI shall affix its name and seal and retain one original.

August 28, 2020

JRF	Japan Retail Fund Investment Corporation

Tokyo Building 7-3, Marunouchi 2-chome, Chiyoda-ku Tokyo

Executive Director        Shuichi Namba

MMI	MCUBS MidCity Investment Corporation

2-7-3, Marunouchi, Chiyoda-ku, Tokyo

Executive Director        Katsuhiro Tsuchiya

Exhibit 7.1 (Proposed Amendments to JRF’s Articles of Incorporation)

Proposed Amendments to the Articles of Incorporation

(Amended parts are underlined.)

Current Articles	Proposed Amendment

Article 1 Corporate Name

The name of the Investment Corporation in Japanese shall be Nihon Riteru Fando Toshi Hojin. In English, the Investment Corporation shall be called Japan Retail Fund Investment Corporation.

Article 1 Corporate Name

The name of the Investment Corporation in Japanese shall be Nihon Toshi Fando Toshi Hojin. In English, the Investment Corporation shall be called Japan Metropolitan Fund Investment Corporation.

Article 14 Investment Policy

1.  The Investment Corporation shall principally invest in retail facilities, either directly or through Specified Assets principally backed by retail facilities. Especially, the Investment Corporation shall focus on investment in retail facilities located in urban areas, while retail facilities located in the suburbs shall also be its investment targets.

2.  In order to reduce the effect of risks such as regional economic risk and earthquakes risk which increases by converging to a specific region in locations of retail facilities in which the Investment Corporation is to own directly or through Specified Assets, the Investment Corporation shall regularly review the relevant information and disperse locations of retail facilities on the basis of their geographic position.

Article 14 Investment Policy

1.  The Investment Corporation shall principally invest in retail facilities, office buildings, residences, hotels and mixed-use properties for these purposes (collectively referred to as “Core Assets”), either directly or through Specified Assets principally backed by Core Assets. Especially, the Investment Corporation shall focus on investment in Core Assets located in urban areas, while Core Assets located in the suburbs shall also be its investment targets.

2.  In order to reduce the effect of risks such as regional economic risk and earthquakes risk which increases by converging to a specific region in locations of Core Assets in which the Investment Corporation is to own directly or through Specified Assets, the Investment Corporation shall regularly review the relevant information and disperse locations of Core Assets on the basis of their geographic position.

Current Articles	Proposed Amendment

3.  As a general rule, the Investment Corporation shall lease its retail facilities and other real estate, either directly or through Specified Assets, by entering into a lease contract pursuant to the basic policy set forth in Article 11. Further, in relation to such lease, the Investment Corporation shall endeavor to secure stable profits by carefully examining the financial position, operating results and industry potential of the lessee. In addition, the Investment Corporation may also lend other managed assets.

4.  (Omitted)

5.  (Omitted)

6.  The Investment Corporation shall, when it acquires properties other than retail facilities which it deems to be appropriate, also strive to ensure stable profits with respect to those properties.

7.  (Omitted)

3.  As a general rule, the Investment Corporation shall lease its Core Assets and other real estate, either directly or through Specified Assets, by entering into a lease contract pursuant to the basic policy set forth in Article 11. Further, in relation to such lease, the Investment Corporation shall endeavor to secure stable profits by carefully examining the financial position, operating results and industry potential of the lessee. In addition, the Investment Corporation may also lend other managed assets.

4.  (Same as the current articles)

5.  (Same as the current articles)

6.  The Investment Corporation shall, when it acquires properties other than Core Assets which it deems to be appropriate, also strive to ensure stable profits with respect to those properties.

7.  (Same as the current articles)

Article 23 Limits for Borrowing and Issuance of Investment Corporation Bonds

Borrowing and issuance of investment corporation bonds are limited to one trillion (1,000,000,000,000) yen respectively and the aggregate amount thereof shall not exceed one trillion (1,000,000,000,000) yen.

Article 23 Limits for Borrowing and Issuance of Investment Corporation Bonds

Borrowing and issuance of investment corporation bonds are limited to two trillion (2,000,000,000,000) yen respectively and the aggregate amount thereof shall not exceed two trillion (2,000,000,000,000) yen.

Current Articles	Proposed Amendment

Article 31 Fees for Accounting Auditor

The Investment Corporation shall pay fees for the accounting auditor within one (1) month of the receipt of all of the audit reports which are required under the Investment Trust Act or other laws or regulations in an amount set by the board of directors that is no more than 25 million yen for each accounting period subject to audit.

Article 31 Fees for Accounting Auditor

The Investment Corporation shall pay fees for the accounting auditor within one (1) month of the receipt of all of the audit reports which are required under the Investment Trust Act or other laws or regulations in an amount set by the board of directors that is no more than 30 million yen for each accounting period subject to audit.

Supplementary Provision 1. The amendment to Article 29 shall come into effect on March 1, 2020.

Supplementary Provision

1. The amendments to these Articles of Incorporation shall take effect on the effective date of the merger pursuant to the Merger Agreement dated August 28, 2020 by and between the Investment Corporation and MCUBS MidCity Investment Corporation, on the condition that the merger between the Investment Corporation and MCUBS MidCity Investment Corporation, with the Investment Corporation being the surviving corporation and MCUBS MidCity Investment Corporation being the dissolving corporation, takes effect. This Supplementary Provision shall be deleted after the amendments to these Articles of Incorporation under this Supplementary Provision take effect.

Exhibit 7.2 (Proposed Amendments to MMI’s Articles of Incorporation)

Proposed Amendments to the Articles of Incorporation

(Amended parts are underlined.)

Current Articles	Proposed Amendments

Article 33 (Settlement of Accounts)

The business periods of MCUBS MidCity shall be from January 1 to the last day of June and from July 1 to the last day of December every year (hereafter, the last day of the business periods each referred to as the “settlement of accounts”).

Article 33 (Settlement of Accounts)

The business periods of MCUBS MidCity shall be from March 1 to the last day of August and from September 1 to the last day of next February every year (hereafter, the last day of the business periods each referred to as the “settlement of accounts”); provided, however that the 29th business period shall be from July 1, 2020 to the last day of February 2021.

Article 36 (Standards of Payment of Asset Management Fees to Asset Management Company)

(1)   Management Fee I

The amount arrived at when the total assets amount on balance sheets (limited to those approved pursuant to Article 131 of the ITL) at the most recent settlement of accounts of MCUBS MidCity is multiplied by a rate separately agreed upon by MCUBS MidCity and the asset management company of no more than 0.2% (rounded down to the nearest yen) shall be Management Fee I.

Half of the amount of Management Fee I shall be paid by the settlement of accounts of MCUBS MidCity, and the remaining amount shall be paid no later than three months after the settlement of accounts of MCUBS MidCity.

Article 36 (Standards of Payment of Asset Management Fees to Asset Management Company)

(1)   Management Fee I

The amount arrived at when the total assets amount on balance sheets (limited to those approved pursuant to Article 131 of the ITL) at the most recent settlement of accounts of MCUBS MidCity is multiplied by a rate separately agreed upon by MCUBS MidCity and the asset management company of no more than 0.2% (rounded down to the nearest yen) shall be Management Fee I; provided, however that, with respect to the 29th business period, the amount arrived at when the relevant amount is prorated by the actual days during the business period on the basis of a 184 days half year (rounded down to the nearest yen) shall be Management Fee I.

Half of the amount of Management Fee I shall be paid by the settlement of accounts of MCUBS MidCity, and the remaining amount shall be paid no later than three months after the settlement of accounts of MCUBS MidCity.

Exhibit 12 (Permitted Purchase and Sale of Real Properties)

(1)	Sale of one or more real properties that satisfy all of the following conditions:

(i)	Such real properties fall under “sub-assets” as stated in JRF’s asset management report for the 36th fiscal period;

(ii)	Gain on transfer is expected to accrue to JRF as a result of the sale of such real properties;

(iii)

The ratio of the leasing business income of such real properties to the gross leasing business income for JRF’s 36th fiscal period (from September 1, 2019 to February 29, 2020; hereinafter the same) (in the case where two or more real properties are sold at the same time or at different times, the total of such ratios) is 2.5% or less; and

(iv)

The ratio of the appraised value of such real properties as of the end of JRF’s 36th fiscal period (in the case where two or more real properties are sold at the same time or at different times, the total of such appraised values) to the total appraised value of all properties owned by JRF as of the end of the 36th fiscal period is 2.5% or less.

(2)	Purchase of one or more Real Properties that satisfy the following conditions:

The purchase price of such Real Properties (in the case where two or more Real Properties are purchased at the same time or at different times, the total of such prices) is (i) not more than the amount equivalent to 10% of the total assets of JRF as of the end of JRF’s 36th fiscal period, and (ii) not more than the amount of cash and deposits held by JRF as of the execution of this Agreement, less the purchase price of the real properties acquired by JRF pursuant to the sale and purchase agreements that have been executed as of the execution date of this Agreement (in the event of sale of the real properties set forth in (1) above, the amount obtained by adding (the total of) the amount of such sales proceeds to such amount).

Attachment 2 (Articles of Incorporation)

Articles of Incorporation

Japan Retail Fund Investment Corporation

November 22, 2019

Articles of Incorporation

Chapter 1     General Provisions

Article 1	Corporate Name

The name of the Investment Corporation in Japanese shall be Nihon Riteru Fando Toshi Hojin. In English, the Investment Corporation shall be called Japan Retail Fund Investment Corporation.

Article 2	Purpose

The purpose of the Investment Corporation is to manage its assets principally as an investment in specified assets (“Specified Assets”) described in Article 2, Paragraph 1 of the Law Concerning Investment Trusts and Investment Corporations (Law No. 198 of 1951, as amended) (hereinafter “the Investment Trusts Act”).

Article 3	Location of Head Office

The head office of the Investment Corporation is in Chiyoda-ku, Tokyo.

Article 4	Method of Public Notice

The Investment Corporation shall publish all public notices in Nihon Keizai Shimbun.

Chapter 2     Investment Unit

Article 5	Total Number of Issuable Investment Units

The total number of issuable investment units for the Investment Corporation is eight million (8,000,000) units.

Article 6	Investment Units to be Offered in Japan

The proportion of the issue price of the investment units to be offered in Japan to the total issue price of the investment units of the Investment Corporation is more than fifty hundredths.

Article 7	Redemption of Investment Units and Acquisition of Treasury Investment Units

1.	The Investment Corporation shall not redeem any investment units upon request of a unitholder.

2.	The Investment Corporation may acquire its investment units with compensation by agreement with its unitholders.

Article 8	Matters regarding the Handling of Investment Units

Recording and registration in the register of unitholders and any other procedures and charges relating to the handing of investment units are subject to the provisions of the board of directors.

Article 9	Administrator of Unitholders Registry

1.	The Investment Corporation shall maintain an administrator of the unitholders registry.

2.	The administrator of the unitholders registry and the office for such business shall be appointed by the resolutions of the board of directors.

3.

The register of unitholders of the Investment Corporation shall be kept in the office of the administrator of the unitholders registry. Recording and registration in the register of unitholders and other business relating to investment units, shall be handled by the administrator of the unitholders registry, not by the Investment Corporation.

Article 10	Minimum Net Asset Value

The Investment Corporation shall hold a minimum net asset value of fifty-million yen (¥50,000,000).

Chapter 3     Asset Management

Article 11	Basic Policy of Asset Management

The Investment Corporation shall manage its assets by investing primarily in real property and other assets (which means the real property and other assets stipulated in Article 105, Item 1, Subitem (f) of the Ordinance for Enforcement of the Act on Investment Trusts and Investment Corporations (Ordinance of the Prime Minister’s Office No. 129 of 2000, as amended) (hereinafter, the “Investment Trusts Act Ordinance”)) with the aim of securing a stable income in the mid- to long-term and steadily increasing the managed assets.

Article 12	Specified Assets to be as Primary Type of Investment

1.	The Investment Corporation shall invest in the Specified Assets described below in accordance with the basic policy in Article 11.

(a)	Real estate, real estate lease rights and surface rights

(b)

Trust beneficiary rights in trust of money (limited to the case where the purpose is to manage the trust assets principally as an investment in real estate, surface rights or real estate lease rights), real estate, surface rights or real estate lease rights (including the case where beneficiary certificates are issued)

(c)

Equity interests in an agreement where one party makes a financial contribution to another party to manage assets described in the above items or the next item, and the other party manages that contribution principally as an investment in those assets and distributes profits from managing the assets (“Equity Interests in Silent Partnership on Real Estate”)

(d)

Trust beneficiary rights in monetary trusts, the purpose of which is to manage the trust assets principally as an investment in Equity Interests in Silent Partnership on Real Estate (including the case where beneficiary certificates are issued)

(e)

Preferred equity security described in Article 2, Paragraph 9 of the Act on Securitization of Assets (Law No. 105 of 1998, as amended) (hereinafter, the “Asset Securitization Act”) (limited to the case where the purpose of which is to manage principally assets described in previous Items (a) to (c) as investment assets)

(f)

Beneficiary certificate of a special purpose trust described in Article 2, Paragraph 15 of the Asset Securitization Act (limited to the case where the purpose of which is to manage principally assets described in previous Items (a) to (c) as trust assets)

(g)

Beneficiary certificates of a fund described in Article 2, Paragraph 7 of the Investment Trusts Act (limited to the case where the purpose of which is to manage principally assets described in previous Items (a) to (c) as trust assets)

(h)

Investment units described in Article 2, Paragraph 14 of the Investment Trusts Act (limited to cases whose purpose is principally to manage assets described in the preceding Items (a) to (c) as investment assets)

(i)	Monetary claims

(j)	Preferred shares issued by a foreign captive reinsurance company

(k)

Securities set out in Article 3 Item 1 of the Order for Enforcement of the Act on Investment Trusts and Investment Corporations (Cabinet Order No. 480 of 2000, as amended) (hereinafter, “the Investment Trusts Act Cabinet Order”); (those securities, “Securities”) (excluding the assets falling down into the previous items or Item (n)).

(l)

Renewable energy power generation facilities (which means the renewable energy power generation facilities stipulated in Article 2, Paragraph 3 of the Act on Special Measures Concerning Procurement of Electricity from Renewable Energy Sources by Electricity Utilities (Act No. 108 of 2011, as amended)

(m)

Right to operate public facility, etc. (which means the right to operate public facility etc. stipulated in Article 2, Paragraph 7 of the Act on Promotion of Private Finance Initiatives (Act No. 117 of 1999, as amended) (hereinafter, the “Promotion of Private Finance Initiatives Act”)

(n)

Outstanding shares of a corporation stipulated in Article 221-2, Paragraph 1 of the Investment Trusts Act Ordinance (hereinafter, the “Corporation Holding Overseas Real Estate”) (limited to such outstanding shares acquired in excess of the number obtained by multiplying the total number of such outstanding shares (excluding the shares held by such Corporation Holding Overseas Real Estate) by the ratio set out in Article 221 of the Investment Trusts Act Ordinance)

2.

With respect to Rights to be indicated on Securities as stipulated in Article 2, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) (hereinafter, the “FIEA”), when Securities indicating those rights have not been issued, those rights shall be deemed as Securities indicating those rights, and the provisions of this and the following article shall apply to those rights.

Article 13	Assets Ancillary to Primary Type of Investment

1.	The Investment Corporation may invest in assets described below in order to contribute to the efficient management of surplus funds.

(a)	Deposits

(b)	Call loans

(c)	Government bonds

(d)	Local government bonds

(e)	Commercial papers

(f)	Negotiable certificates of deposit

(g)	Trust beneficiary rights in monetary trusts the purpose of which is to manage as investment in the assets described in the above items (including the case where beneficiary certificates are issued)

(h)	Beneficiary certificates for money management funds from the securities investment trusts set out in Article 2, Paragraph 4 of the Investment Trusts Act.

(i)	Beneficiary rights to jointly-managed designated monetary trusts

(j)	Beneficiary certificates to loan trusts set out in Article 2 of the Loan Trust Law (Law No. 195 of 1952, as amended)

2.

The Investment Corporation may carry out derivative transactions set out in Article 3 Item 2 of the Investment Trusts Act Cabinet Order, including without limitation foreign exchange reservation transactions, currency swap transactions, interest rate futures transactions, interest rate options transactions, interest rate swap transactions or interest rate forward trading (“Derivative Transactions”) for the purposes of hedging the price fluctuation risk, interest rate fluctuation risk, foreign exchange risk and other risk of assets described managed assets.

3.	The Investment Corporation may make an investment in the following assets, in addition to the assets set forth in Paragraph 1 of the preceding Article and the preceding two Paragraphs.

(a)

Trademark rights, hot springs rights, the status as a fund contributor of a general corporation (including the right to claim the refund of contribution) and other assets incidental to specific real estate which are deemed appropriate to acquire together with such real estate, trademark for the trade name of the Investment Corporation and any others held incidental to organizational operations other than assets held for management by the Investment Corporation, and any others considered necessary for operation of the Investment Corporation

(b)

Equity interests (excluding interests falling down into the Specified Assets) in appointed business operator (provided for in Article 2, Paragraph 5 of the Promotion of Private Finance Initiatives Act) carrying out qualified project (provided for in Article 2, Paragraph 2 of such law)

(c)

Movables (equipment, fixtures and others that are affixed to real estate constructionally or in use, or assets acquired incidental to the acquisition of real estate, real estate lease rights or surface rights, both of which shall be provided for in the Civil Code (Code No. 89 of 1896, as amended)) (excluding movables falling down into the Specified Assets)

(d)

Carbon dioxide equivalent quota provided for in Article 2, Paragraph 6 of the Act on Promotion of Global Warming Countermeasures (Act No. 117 of 1998, as amended) or other quota similar thereto or emission right (including emission right concerning greenhouse gases)

(e)

Rights to carry out the business to conduct the operation, etc. (which means the operation and maintenance and the management and planning related thereto, including provision of services) of a facility and to receive use fees as its own income, which are granted by an owner of such facility (excluding rights falling down into the Specified Assets)

Article 14	Investment Policy

1.

The Investment Corporation shall principally invest in retail facilities, either directly or through Specified Assets principally backed by retail facilities. Especially, the Investment Corporation shall focus on investment in retail facilities located in urban areas, while retail facilities located in the suburbs shall also be its investment targets.

2.

In order to reduce the effect of risks such as regional economic risk and earthquakes risk which increases by converging to a specific region in locations of retail facilities in which the Investment Corporation is to own directly or through Specified Assets, the Investment Corporation shall regularly review the relevant information and disperse locations of retail facilities on the basis of their geographic position.

3.

As a general rule, the Investment Corporation shall lease its retail facilities and other real estate, either directly or through Specified Assets, by entering into a lease contract pursuant to the basic policy set forth in Article 11. Further, in relation to such lease, the Investment Corporation shall endeavor to secure stable profits by carefully examining the financial position, operating results and industry potential of the lessee. In addition, the Investment Corporation may also lend other managed assets.

4.

The Investment Corporation may take the necessary measures to protect the interests of the unitholders if there is the risk that the interests of the unitholders will be damaged for reasons such as a sudden change in the macro economic information regarding the general economic climate, financial conditions, consumer trends and the real estate market or the economic environment of an investment corporation.

5.

The Investment Corporation shall manage assets so that seventy-five hundredths or more of the total amount of Specified Assets held by the Investment Corporation is made up of specified real estate (real estate, real estate lease rights or surface rights, or trust beneficiary rights in trust of ownership of real estate, land lease rights or surface rights from Specified Assets acquired by the Investment Corporation).

6.	The Investment Corporation shall, when it acquires properties other than retail facilities which it deems to be appropriate, also strive to ensure stable profits with respect to those properties.

7.

In the cases set out in Article 116-2 of the Investment Trusts Act Cabinet Order, the Investment Corporation may acquire outstanding shares or equities of a Corporation Holding Overseas Real Estate in excess of the number or amount obtained by multiplying the total number or total amount of such outstanding shares or equities (excluding the shares or equities held by such Corporation Holding Overseas Real Estate) by the ratio stipulated in Article 221 of the Investment Trusts Act Ordinance.

Article 15	Limitations on Investments

The Investment Corporation may invest in real estate described in Article 12, Paragraph 1, Item (a), only if the asset management company provides in its business method of investment management business that real estate is the type of asset to be managed.

Article 16	Reinvestment of Proceeds

The Investment Corporation may reinvest proceeds from managed assets or proceeds from sales thereof, redemption money on securities, interest, etc., trust dividends, profit distributions from Equity Interests in Silent Partnership on Real Estate and any other proceeds.

Chapter 4     Asset Evaluation

Article 17	Principals for Evaluating Assets

In evaluation of managed assets, the Investment Corporation shall comply with a general principal of consistency in order to ensure the reliability of the evaluation results, and carry out its business appropriately and faithfully for the interest of unitholders.

Article 18	Asset Evaluation Record Date

The asset evaluation record date for the Investment Corporation is each accounting settlement day set out in Article 25. However, the record date for securities and other Specified Assets that can be evaluated using the value based on the market value is the end of every month.

Article 19	Method of and Standards for Asset Evaluation

The method of and standards for asset evaluation of the Investment Corporation are to be determined by the type of managed asset, and as follows as a general rule:

(a)

Real estate, real estate lease rights and surface rights Real estate, real estate lease rights and surface rights are evaluated by subtracting the accumulated depreciation from the acquisition price. The amount of depreciation for buildings and equipment is calculated using the straight line method.

(b)	Trust beneficiary rights in trust of money, real estate, surface rights or real estate lease rights

Real estate, surface rights and real estate lease rights of the trust assets described in Article 12, Paragraph 1, Item (b) are evaluated following the previous item. Financial assets and trust liabilities contained in the trust assets of such trust are evaluated following the generally accepted corporate accounting practices. Trust beneficiary rights are, when it is difficult to apply the same accounting methods as those for trust assets which are owned directly, evaluated by subtracting the total amount of trust liabilities from the total amount of trust assets to obtain the trust net asset value.

(c)	Equity Interests in Silent Partnership on Real Estate

Equity Interests in Silent Partnership on Real Estate are evaluated by adding the amount corresponding to the equity interest within the net profit of silent partnership to or subtracting the amount corresponding to the equity interest within the net loss of silent partnership from the acquisition price. Further, such evaluation amount means the amount equivalent to the Investment Corporation’s equity interest in the net asset value of the silent partnership

(d)	Securities

(i)	Securities listed on the financial products exchange

Securities listed on the financial products exchange are evaluated by taking the amount calculated based on the closing price on the exchange securities market set up by the financial products exchange.

(ii)	Other Securities

Evaluations are made using the quotation market price as a general rule when it is provided by the financial product dealer. When the quotation market price is not specified, as a general rule the other securities are evaluated, using the evaluation amount that should be submitted according to the regulations of the Investment Trusts Association, Japan

(e)	Monetary claims

Monetary claims are evaluated by subtracting the allowance for bad debts calculated in accordance with the estimated cost of bad debts from the acquisition price.

(f)	Commercial papers

Commercial papers are evaluated taking the amount obtained by adding the acquisition value to the accrued interest calculated in proportion to the number of days. However, when the credit standing of the issuer has considerably deteriorated, the commercial papers are evaluated by subtracting the allowance for bad debts calculated in accordance with the estimated cost of bad debts from the acquisition value.

(g)	Derivative Transactions

Financial Derivative Transactions are evaluated using a fair value as a general rule. However, hedge accounting applies to transactions recognized as hedge transactions under the generally accepted corporate accounting practices.

(h)	Other

If the evaluation of an asset is not set out in the above items, the asset is evaluated as the amount that should be affixed using the regulations of the Investment Trusts Association, Japan or the generally accepted corporate accounting practices.

Article 20	Value in Securities Registration Statements, Securities Reports and Asset Management Reports

If making evaluations in a way that differs from the methods in Article 19 for the purposes of recording a value in a securities registration statement, securities report and asset management report, etc., evaluations are made in the following way:

(a)	Real estate, real estate lease rights and surface rights

Evaluated as the amount calculated under the capitalization method

(b)	Trust beneficiary rights in trust of real estate, surface rights or real estate lease rights and trust beneficiary rights in monetary trusts.

The trust assets which are real estate, surface rights and real estate lease rights are evaluated following the previous Item (a), and trust assets which are financial assets are evaluated in accordance with the generally accepted corporate accounting practices. Trust beneficiary rights are, when it is difficult to apply the same accounting methods as those for trust assets which are owned directly, evaluated by subtracting the total amount of trust liabilities from the total amount of trust assets to obtain the trust net asset value.

(c)	Equity Interests in Silent Partnership on Real Estate

Real estate, real estate lease rights and surface rights that are underlying assets of Equity Interests in Silent Partnership on Real Estate are evaluated following the previous Item (a). Financial assets that are underlying assets of Equity Interests in Silent Partnership on Real Estate are evaluated following the generally accepted corporate accounting practices. The Equity Interests in Silent Partnership on Real Estate are then evaluated by subtracting the total amount of liabilities for Equity Interests in Silent Partnership on Real Estate from the total amount of assets for Equity Interests in Silent Partnership on Real Estate to obtain the net asset value of Equity Interests in the Silent Partnership on Real Estate.

Chapter 5    Borrowings and Issuance of Investment Corporation Bonds

Article 21	Borrowings and Issuance of Investment Corporation Bonds

The Investment Corporation may make borrowings from qualified institutional investors described in Article 2, Paragraph 3, item 1 of the FIEA (limited to institutional investors specified by Article 67-15, Paragraph 1, item 1, b (2) of the Special Taxation Measures Law (Law No. 26 of 1957, as amended)) (hereinafter, the “Special Taxation Measures Law”) or issue investment corporation bonds (including short-term investment corporation bonds; the same shall apply hereinafter) in accordance with the basic policy of Article 11. The Investment Corporation shall entrust other parties in accordance with laws and ordinances to carry out business for issuing investment corporation bonds such as solicitation of persons to subscribe for the investment corporation bonds, preparation and keeping of investment corporation bonds registry (excluding the cases of short-term investment corporation bonds issued without investment corporation bonds registry), issuance of investment corporation bonds, paying interest or redemption money to investment corporation obligees, and receiving requests from investment corporation obligees regarding the exercise of rights or any other proposal from investment corporation obligees.

Article 22	Spending of Borrowings and Investment Corporation Bonds

The Investment Corporation shall spend borrowings and investment corporation bonds by acquiring assets, making repairs, repaying tenant leasehold deposit and tenant security deposit, paying distributions, paying the Investment Corporation’s expenses or repaying debts (including fulfillment of borrowings and investment corporation bond debts).

Article 23	Limits for Borrowing and Issuance of Investment Corporation Bonds

Borrowing and issuance of investment corporation bonds are limited to one trillion (1,000,000,000,000) yen respectively and the aggregate amount thereof shall not exceed one trillion (1,000,000,000,000) yen.

Article 24	Provision of Collateral

When making borrowings or issuing investment corporation bonds, the Investment Corporation may offer the managed assets as collateral.

Chapter 6    Cash Distributions

Article 25	Accounting Period

The accounting periods of the Investment Corporation end on the last day of February and August each year.

Article 26	Cash Distribution Policies

The Investment Corporation shall, in principle, pay distributions based on the following policies.

1.	Method for calculating total amount of money to be distributed to unitholders

(a)	Of the total cash distributions to unitholders, profits (hereinafter, the “Distributable Amount”) are those set out in Article 136, Paragraph 1 of the Investment Trusts Act.

(b)

The Investment Corporation shall distribute the amount which is in excess of an amount equivalent to ninety hundredths (if this amount is changed pursuant to revisions of laws and ordinances, etc., then such amount following the revision; the same shall apply hereinafter) of the distributable income amount (hereinafter, the “Distributable Income Amount”) of the Investment Corporation as stipulated in Article 67-15, Paragraph 1 of the Special Taxation Measures Law. For the avoidance of doubt, if it is deemed necessary to maintain or improve the value of the managed assets of the Investment Corporation, or if the Investment Corporation otherwise deems it appropriate, the necessary amount out of the Distributable Amount may be saved, incorporated or reserved as reserve for dividend and similar reserves and other voluntary reserves, etc. or otherwise disposed of.

(c)	Any profits that are reserved without having been applied to the distributions shall be managed pursuant to the investment target and the basic investment policy of the Investment Corporation.

2.	Cash distributions in excess of profits

The Investment Corporation may, when the Distributable Amount is not more than ninety hundredths of the Distributable Income Amount, or when the Investment Corporation intends to mitigate its burden of taxation or otherwise determines it appropriate, distribute cash to unitholders in excess of the Distributable Amount within the scope of laws and regulations, etc. (including the rules, etc. set out by the Investment Trusts Association, Japan). Provided, however, that, in such cases, if the amount of cash distribution is not yet more than ninety hundredths of the Distributable Income Amount, or when the Investment Corporation intends to mitigate its burden of taxation or otherwise determines it appropriate, the Investment Corporation may make cash distribution with the amount determined by the Investment Corporation itself. Any amount distributed to unitholders in excess of the Distributable Amount shall be first deducted from the capital surplus, and the remainder then subtracted from the total unitholders’ capital.

Article 27	Method of Payments of Cash Distribution

The Investment Corporation shall pay cash distributions to unitholders and registered unitholder pledgees recorded or registered on the register of unitholders at the close of the accounting settlement day in proportion to the number of units held, or the number of units intended for registered unitholder pledge (in the case of registered unitholder pledgees). The Investment Corporation shall make that payment within three months of the accounting settlement day after deducting all necessary taxes as a general rule.

Article 28	Limitation of Cash Distribution

The Investment Corporation is relieved of its duty to pay any cash distributions (including cash distributions to be made in excess of profits pursuant to Article 26, Paragraph 2; the same shall apply hereinafter) to a unitholder if three full years have passed from the day of commencing payments without paying to the unitholder. No interest will accumulate on any unpaid cash distributions.

Chapter 7    Fees

Article 29	Fees for Asset Management Company

1.	(Asset Management Fee I)

The Investment Corporation shall calculate Asset Management Fee I pursuant to the Asset Management Agreement which it entered into with the asset manager, in accordance with the resolutions of the board of directors, up to zero-point-seventy-five hundredths per annum of the gross asset values for the respective periods: (i) from the day immediately following the end of the immediately preceding accounting period of the Investment Corporation until the last day of the third following month (hereinafter, “Calculation Period I”); and (ii) from the day immediately following the last day of such third following month until the end of the relevant accounting period (hereinafter, “Calculation Period II;” together with “Calculation Period I” hereinafter, the “Calculation Period”), on a pro rata basis according to the actual number of days in the relevant Calculation Period and a 365 day year, and shall pay the amount to the asset manager by the last day of the second month following each Calculation Period.

2.	(Asset Management Fee II)

The Investment Corporation shall calculate Asset Management Fee II pursuant to the Asset Management Agreement which it entered into with the asset manager, in accordance with the resolutions of the board of directors, up to nine hundredths of the amount of distribution stated on the statement of distribution of monies for the immediately preceding business period of the Investment Corporation and shall pay the amount to the asset manager by the last day of the second month following the month to which the date on which such statement of distribution of monies is approved at the meeting of the board of directors of the Investment Corporation.

3.	(Acquisition Fee)

When the Investment Corporation acquires real estate or Specified Assets principally backed by real estate, the Investment Corporation shall calculate the Acquisition Fee pursuant to the Asset Management Agreement which it entered into with the asset manager, in accordance with the resolutions of the board of directors, up to two hundredths of the acquired value of such real estate or Specified Assets principally backed by real estate (not including the national and local consumption taxes and expenses incurred for such acquisition), and shall pay the amount to the asset manager by the last day of the month following the month to which the date of acquisition belongs.

4.	(Disposition Fee)

When the Investment Corporation disposes real estate or Specified Assets principally backed by real estate, the Investment Corporation shall calculate the Disposition Fee pursuant to the Asset Management Agreement which it entered into with the asset manager, in accordance with the resolutions of the board of directors, up to one-point-five hundredths of the disposition value of such real estate, or Specified Assets principally backed by real estate (not including the national and local consumption taxes and expenses incurred for such disposition; the same shall apply hereinafter), and shall pay the amount to the asset manager by the last day of the second month following the end of the business period to which the date of the disposition belongs. No Disposition Fee shall be paid in the case of a capital loss from such disposition will arise, where the disposition value after the deduction of the book value of such assets as of the date of the disposition, the Disposition Fee calculated based on the disposition value and the expenses incurred for such disposition is negative.

5.	(Merger Fee)

When the Investment Corporation conducts a merger, the Investment Corporation shall calculate the Merger Fee pursuant to the Asset Management Agreement which it entered into with the asset manager, in accordance with the resolutions of the board of directors, up to two hundredths of the appraisal value, as of the date of the merger, of real estate or Specified Assets principally backed by real estate held by the merger-counterparty, and shall pay the amount to the asset manager by the last day of the month immediately following the month to which the effective date of merger belongs.

Article 30	Fees for Executive Directors and Supervisory Directors

The Investment Corporation shall pay fees for each executive director by the final business day of each month in an amount set by the board of directors that is no more than 800,000 yen per month. Further, the Investment Corporation shall pay fees for each supervisory director by the final business day of each month in an amount set by the board of directors that is no more than 500,000 yen per month.

Article 31	Fees for Accounting Auditor

The Investment Corporation shall pay fees for the accounting auditor within one (1) month of the receipt of all of the audit reports which are required under the Investment Trust Act or other laws or regulations in an amount set by the board of directors that is no more than 25 million yen for each accounting period subject to audit.

Article 32	Expenses

1.

The Investment Corporation bears the taxes relating to the managed assets, expenses required for the general administration contractor, asset custodian company and asset management company to handle the business and administration delegated by the Investment Corporation, and interest on or damages for money advanced on behalf of the Investment Corporation by the general administration contractor, asset custodian company and asset management company.

2.	In addition to Article 32.1, the Investment Corporation bears the following expenses:

(a)	Expenses relating to the issue of investment units and allotment of investment unit subscription rights without contribution;

(b)	Expenses relating to the preparation, printing and submission of securities registration statements, securities reports and extraordinary reports;

(c)	Expenses relating to the preparation, printing and delivery of prospectuses and provisional prospectuses;

(d)

Expenses relating to the preparation, printing and delivery of financial statements and asset management reports (including submission expenses for any submission of these documents to regulatory authorities);

(e)	Expenses required for public announcements and advertising of the Investment Corporation;

(f)	Fees and expenses of legal advisers and tax advisers of the Investment Corporation;

(g)

Expenses relating to the holding of general meetings of unitholders and meetings of the board of directors, expenses relating to public announcements, and expenses relating to the preparation, printing and delivery of documents to be sent to unitholders;

(h)	Actual expenses of and money advanced on behalf of the Investment Corporation by executive directors and supervisory directors;

(i)

Expenses relating to the acquisition, maintenance and disposal of managed assets (including intermediary fees, maintenance service fees, nonlife insurance premiums, upkeep and repair fees, and utility costs);

(j)	Interest on borrowings and investment corporation bonds;

(k)	Expenses relating to the issue of investment corporation bonds;

(l)	Expenses required for the operation of the Investment Corporation;

(m)	Other expenses similar to the above items that are approved by the board of directors.

Chapter 8    Directors and Board of Directors

Article 33	Number of Directors and Composition of the Board of Directors

The Investment Corporation has at least one executive director and at least two supervisory directors (at least a number one more than the number of executive directors), and the directors (means executive directors and supervisor directors; hereinafter the same) compose the board of directors.

Article 34	Appointment of Directors

Directors are appointed by resolution of the general meeting of unitholders.

Article 35	Term of Directors

1.

The term of office of directors is two (2) years; provided, however, that this shall not prevent such term from being extended or shortened to the extent permitted by laws and regulations by resolution of the general meeting of unitholders; provided, however, that the term of office of directors appointed to fill a vacancy or increase numbers is the same as the remaining term of their predecessors or the directors still in office.

2.

The resolution concerning the appointment of a director who is appointed to fill a vacancy shall be effective until the term of office of the incumbent director who is appointed to be replaced by such director at the general meeting of unitholders at which such resolution is passed (if the director is not appointed at such general meeting of unitholders, the last general meeting of unitholders at which the director is appointed) expires. However, such term shall not be restricted from being shortened by resolution of the general meeting of unitholders.

Article 36	Convener and Chair of Meeting of the Board of Directors

1.

Unless otherwise provided by laws and ordinances, meetings of the board of directors are convened and chaired by the executive director if there is one executive director, or by one executive director according to the order predetermined by the board of directors if there are two or more executive directors.

2.

Convocation notices for meetings of the board of directors are issued to all directors at least three days before the date of a meeting of the board of directors. However, the convocation period may be abridged or the convocation procedures may be omitted with the agreement of all directors.

Article 37	Method of Resolution of Meeting of the Board of Directors

Unless otherwise provided by laws and ordinances or these Articles of Incorporation, resolutions of a meeting of the board of directors are passed with a majority of those present when a majority of members are present.

Article 38	Minutes of the meetings of the Board of Directors

The minutes of the meetings of the board of directors which describe the outline and the result of the progress of the agenda, and other items provided in laws and ordinances shall be prepared, and executive directors and supervisory directors present shall sign or name and seal such minutes.

Article 39	Exemption of Directors from Liabilities to Damages

The Investment Corporation may exempt an director from liability to Damages under Article 115-6, Paragraph 1 of the Investment Trusts Act, to the extent permitted by law by resolution of the board of directors in the event that the director has acted in good faith and without gross negligence in the conduct of duties and if exemption is considered particularly necessary in light of the details of the facts giving rise to the liability, the status of the execution of the director’s duties and any other factors.

Chapter 9    General Meetings of Unitholders

Article 40	General Meeting of Unitholders

1.

A general meeting of unitholders of the Investment Corporation shall be held within the 23 wards of Tokyo, and unless otherwise provided by laws and ordinances, this meeting shall be convened by an executive director in accordance with the resolution of the board of directors.

2.

A general meeting of unitholders of the Investment Corporation shall be convened on November 6, 2015 and onwards without delay, and subsequently be convened on November 6 and onwards every two years without delay. In addition, the general meetings of unitholders shall be held when it is necessary.

Article 41	Convener of General Meeting of Unitholders

Unless otherwise provided by laws and ordinances, general meetings of unitholders are convened by the executive director if there is one executive director, or by one executive director according to the order predetermined by the board of directors if there are two or more executive directors.

Article 42	Chair of General Meeting of Unitholders

The executive director chairs general meetings of unitholders if there is one executive director, and one executive director chairs general meetings of shareholders according to the order predetermined by the board of directors if there are two or more executive directors. If there are no executive directors or all executive directors are unable to do so, one supervisory director chairs the general meeting of unitholders in the order predetermined by the board of directors.

Article 43	Record Date

1.

If a general meeting of unitholders is to be held within three months of the immediately preceding accounting settlement day, the Investment Corporation deems the unitholders recorded or registered in the final register of unitholders for such accounting settlement day the unitholders who are entitled to exercise rights at the general meeting of unitholders relating to that convening.

2.

Notwithstanding Article 43.1, the Investment Corporation may, in accordance with a resolution of the board of directors, make an advance public announcement and deem the unitholders recorded or registered in the register of unitholders or the registered investment unit pledgees on a certain date the unitholders or the registered investment unit pledgees who are entitled to exercise their rights.

Article 44	Exercise of Voting Rights by Proxy

When the unitholder exercises voting rights by proxy, such proxy shall be limited to a unitholder with voting rights in the Investment Corporation. In addition, such unitholders or proxies shall, for each general meeting of unitholders, submit to the Investment Corporation in advance a document evidencing their power of attorney.

Article 45	Exercise of Voting Rights by Writing

1.

Exercise of voting rights by writing is conducted by the unitholder stating in a document for the exercise of voting rights (the “Voting Rights Exercise Form”) the necessary matters and submitting the completed Voting Rights Exercise Form to the Investment Corporation by the time set out by laws and ordinances.

2.	The number of voting rights exercised by writing is included in the number of voting rights of unitholders present.

Article 46	Exercise of Voting Rights by Electromagnetic Format

1.

Exercise of voting rights by electromagnetic format is conducted by the unitholder providing the Investment Corporation with the information that is required to be stated in the Voting Rights Exercise Form in electromagnetic format by the time set out in laws and regulations, with the consent of the Investment Corporation, in accordance with the provisions of law and ordinances.

2.	The number of voting rights exercised by electromagnetic format is included in the number of voting rights of unitholders present.

Article 47	Method of Resolution of General Meeting of Unitholders

Unless otherwise provided by laws and ordinances or these Articles of Incorporation, resolutions of a general meeting of unitholders are passed with a majority of the voting rights of unitholders present.

Article 48	Deemed Approval

1.

Unitholders who do not attend a general meeting of unitholders and do not exercise voting rights are deemed to approve the proposals for resolution (excluding any proposals with purposes that conflict with each other in the case that multiple proposals are submitted) submitted to the general meeting of unitholders.

2.	The number of voting rights of unitholders deemed to approve the proposals for resolution pursuant to the provisions of Article 48.1 are included in the number of voting rights of unitholders present.

Article 49	Minutes of the General Meetings of Unitholders

The minutes of the General Meetings of Unitholders which describe the outline and the result of the progress of the agenda, and other items provided in laws and ordinances shall be prepared, and the chair person, executive directors and supervisory directors present shall sign or name and seal such minutes.

Supplementary Provision

1.	The amendment to Article 29 shall come into effect on March 1, 2020.

November 22, 2019

Japan Retail Fund Investment Corporation

Tokyo Building, 7-3 Marunouchi 2-chome, Chiyoda-ku, Tokyo

Shuichi Namba, Executive Director

Attachment 3

Japan Retail Fund Investment Corporation

(September 1, 2019 – February 29, 2020)

Asset Management Report

Balance Sheets

Statements of Income and Retained Earnings

Statements of Changes in Net Assets

Statements of Cash Flows

Notes to Financial Statements

Statements of Cash Distributions (Reference information)

ASSET MANAGEMENT REPORT

Outline of asset management operation

1. Operating results and financial position

	Fiscal period		32nd	33rd	34th	35th	36th
	As of /for the six months ended		February 28, 2018	August 31, 2018	February 28, 2019	August 31, 2019	February 29, 2020
Operating revenues	Note 1	(Millions of yen)	31,967	32,685	30,680	35,432	32,007
(Rental revenues)	Note 1	(Millions of yen)	(31,967)	(31,898)	(30,680)	(30,857)	(29,985)
Operating expenses	Note 1	(Millions of yen)	17,495	18,813	17,577	20,712	17,444
(Rental expenses)	Note 1	(Millions of yen)	(14,444)	(15,481)	(14,558)	(16,505)	(14,318)
Operating income		(Millions of yen)	14,472	13,871	13,103	14,719	14,563
Ordinary income		(Millions of yen)	12,232	11,645	11,105	12,815	12,801
Net income	(a)	(Millions of yen)	12,232	11,644	11,105	12,814	12,800
Net assets	(b)	(Millions of yen)	432,981	433,229	432,701	433,994	435,298
(Period-on-period change)		(%)	(-2.0)	(+0.1)	(-0.1)	(+0.3)	(+0.3)
Total assets	(c)	(Millions of yen)	902,191	887,668	897,331	900,799	899,888
(Period-on-period change)		(%)	(+0.5)	(-1.6)	(+1.1)	(+0.4)	(-0.1)
Unitholders’ capital		(Millions of yen)	411,878	411,878	411,878	411,878	411,878
(Period-on-period change)		(%)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Number of investment units issued and outstanding	(d)	(Units)	2,618,017	2,618,017	2,618,017	2,618,017	2,618,017
Net asset value per unit	(b)/(d)	(Yen)	165,385	165,480	165,278	165,772	166,270
Total distributions	(e)	(Millions of yen)	11,545	11,597	11,597	11,597	11,781
Distribution per unit	(e)/(d)	(Yen)	4,410	4,430	4,430	4,430	4,500
(Profit distribution per unit)		(Yen)	(4,410)	(4,430)	(4,430)	(4,430)	(4,500)
(Distribution per unit in excess of profit)		(Yen)	(—)	(—)	(—)	(—)	(—)
Ratio of ordinary income to total assets	Note 3	(%)	1.4 (2.7)	1.3 (2.6)	1.2 (2.5)	1.4 (2.8)	1.4 (2.9)
Return on unitholders’ equity	Note 3	(%)	2.8 (5.6)	2.7 (5.3)	2.6 (5.2)	3.0 (5.9)	2.9 (5.9)
Ratio of net assets to total assets	(b)/(c)	(%)	48.0	48.8	48.2	48.2	48.4
(Period-on-period change)			(-1.2)	(+0.8)	(-0.6)	(0.0)	(+0.2)
Payout ratio	(e)/(a)	(%)	94.4	99.6	104.4	90.5	92.0
Additional information:
Rental net operating income (NOI)	Note 3	(Millions of yen)	23,290	22,129	21,676	19,910	21,044
Net profit margin	Notes 3 and 4	(%)	38.3	35.6	36.2	36.2	40.0
Debt service coverage ratio	Notes 3 and 4	(Multiple)	11.4	11.0	11.6	13.3	14.3
Funds from operation (FFO) per unit	Notes 3 and 4	(Yen)	6,875	6,399	6,363	5,661	6,170
FFO multiples	Notes 3 and 4	(Multiple)	14.8	15.8	17.5	18.9	16.5
Distributable income per unit after adjustment for taxes on property and equipment	Note 5	(Yen)	4,661	4,457	4,427	4,900	4,901
FFO per unit after adjustment for taxes on property and equipment	Notes 4 and 5	(Yen)	6,852	6,397	6,360	5,654	6,170

Note 1	Consumption taxes are not included.
Note 2	Figures less than the unit indicated in each column have been rounded down for amounts and rounded for ratio unless otherwise indicated.
Note 3

Figures are calculated using the formulas below. Percentages in parentheses are annualized using 181,184,181,184 and 182 days for the 32nd, 33rd, 34th, 35th and 36th fiscal period, respectively. FFO multiples are unaudited.

Ratio of ordinary income to total assets	Ordinary income/Average total assets
Average total assets = (Total assets at beginning of period + Total assets at end of period) ÷ 2
Return on unitholders’ equity	Net income/Average net assets
Average net assets = (Net assets at beginning of period + Net assets at end of period) ÷ 2
Rental net operating income (NOI)	(Rental revenues – Rental expenses) + Depreciation
Net profit margin	Net income/Operating revenues
Debt service coverage ratio	Net income before interest expenses, amortization of bonds issuance costs and depreciation/Interest expenses
Funds from operation (FFO) per unit	(Net income + Loss on sales of property – Gain on sales of property + Depreciation + Other depreciation related property)/Number of units issued and outstanding
FFO multiples	Market price per unit at end of period/Annualized FFO per unit

Note 4	Net income used for calculation of “ Net profit margin” , “ Debt service coverage ratio” and “ FFO multiples” does not include deferred income taxes.
Note 5

The figures indicate pro forma distributable income per unit and pro forma FFO per unit assuming that taxes on property and equipment were not capitalized but charged to income in the periods in which were incurred. These figures are unaudited.

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2. Outline of asset management operation for the 36th fiscal period

(1) Principal activities

Japan Retail Fund Investment Corporation (“JRF”) was established under the Law Concerning Investment Trusts and Investment Corporations of Japan (“the Investment Act”) on September 14, 2001. It was the first investment corporation in Japan to specifically target retail real estate assets. It was listed on the Real Estate Investment Trust (“REIT”) Section of the Tokyo Stock Exchange (securities code: 8953) on March 12, 2002.

During the fiscal period ended February 29, 2020, the 18th year after its listing, a property (45% quasi-co-ownership of trust beneficiary interest) (sales price: 6.5 billion yen) was sold in September 2019 as part of the portfolio asset replacement measures.

As a result, the total assets managed by JRF as at the end of the 36th fiscal period (fiscal period ended on February 29, 2020) amounted to 877.2 billion yen (the total acquisition price for 100 properties).

(2) Investment environment and results

i.	Investment environment

(Macroeconomic trends)

In terms of the Japanese economy during this fiscal period, although Gross Domestic Product (GDP) for the July to September 2019 quarter recorded growth for the third consecutive quarter, GDP for the October to December 2019 quarter fell sharply from the previous fiscal quarter. Household consumption decreased due to a fall in demand in reaction to the last-minute surge in demand ahead of the consumption tax hike, along with the effects of a large typhoon. GDP for the January to March 2020 quarter was expected to recover, but is highly likely to have fallen again from the previous fiscal quarter, affected by the spread of infection with the novel coronavirus (“COVID-19”).

In the capital market, “risk-on” momentum picked up after a rate cut by the U.S. Federal Reserve Board (FRB) on October 31, 2019, and stock prices remained firm, but in late February, when concerns increased that COVID-19 would turn into a pandemic, stock prices started to fall significantly. The J-REIT market trended upward until October 2019 and remained firm through mid-February 2020, although weakening temporarily after the capital market turned “risk-on” in November. However, from late February onward, the risk tolerance of the capital market plunged worldwide in line with the global spread of COVID-19, resulting in a plunge in the J-REIT market as well.

(Trends in the retail sector)

According to a Current Survey of Commerce by the Ministry of Economy, Trade and Industry, sales in the retail industry recorded a large year-on-year decline in October 2019 after the consumption tax hike, but the amount of decline contracted from November 2019 through January 2020. The number of visitors to Japan and the value of travel consumption by foreign visitors both reached an all-time high in 2019.

Meanwhile, JRF currently recognizes that attention should be paid to the impact of COVID-19, which has spread globally since late February, on the retail sector.

2

(Trends in the real estate sector)

According to the “2020 Official Land Prices” as of January 1, 2020, released by the Ministry of Land, Infrastructure, commercial land prices have increased for five years in a row. In the three metropolitan areas that are JRF’s main investment areas, land prices increased for seven consecutive years, with upward trends accelerating from last year in the Tokyo and Osaka metropolitan areas. This seems to be against a backdrop of a steadily growing demand for office buildings, and the anticipated improvement of profitability of stores and hotels due to an increase in domestic and overseas visitors including foreign tourists under the favorable funding environment.

Meanwhile, JRF currently recognizes that attention should be paid to the impact of COVID-19, which has spread globally since late February, on the Japanese real estate trading and leasing markets.

ii.	Results

In this environment, JRF announced the acquisition of one new property (Machinoma Omori) in the period while selling one property (45% quasi-co-ownership of trust beneficiary interest of Ito-Yokado Nishikicho).

Furthermore, as one aspect of measures to improve the value of existing properties underpinned by flexible management abilities cultivated through its investment results up until now, JRF is carrying out a large-scale renovation of KAWASAKI Le FRONT. Renovation is making good progress, and the property is being reopened in stages from April 2019 before an aquarium is scheduled to open in summer 2020.

As a result, the total assets managed by JRF at the end of the fiscal period totaled 100 properties with a total value of 877.2 billion yen on an acquisition price basis and 988.1 billion yen on an appraisal value basis. The total leasable area was 2,397,265.59 m2 with the total number of tenants standing at 938, and the occupancy rate of the overall portfolio was 99.7%.

The unrealized losses/gains (Note) of the overall portfolio at the end of the fiscal period increased by 0.6 billion yen from the end of the previous fiscal period to 162.1 billion yen, despite the removal of unrealized gains resulting from the sale of a property, due to the effects of a decrease in the cap rate of existing properties compared with the end of the previous fiscal period and as a result of depreciations.

Note:	“Unrealized losses/gains” is the difference between the appraisal value or researched value and book value of the individual property.

(3) Funding

In the period under review, JRF took on a long-term borrowing of 5 billion yen in September 2019 to be allocated to repayment of existing long-term borrowings of 5 billion yen.

In addition, JRF took on a long-term borrowing of 9.5 billion yen in October 2019 to be allocated to repayment of existing long-term borrowings of 9.5 billion yen. Moreover, JRF obtained a long-term borrowing of 8 billion yen to be allocated to repayment of existing long-term borrowings of 8 billion yen in December 2019.

As a result, JRF’s interest-bearing borrowings outstanding at the end of the fiscal period amounted to 404.7 billion yen, consisting of 360.2 billion yen of long-term borrowings(Note 1) and 44.5 billion yen of investment corporation bonds (including Green Bond(Note 2) ). Consequently, the ratio of long-term borrowings(Note 3), ratio of fixed interest rates(Note 4), and LTV(Note 5) were 100.0%, 93.3% and 50.3%, respectively, as at the end of the fiscal period.

Note 1:	Long-term borrowings include borrowings that mature within a year.
Note 2:

The issuance of Green Bonds must adhere to the International Capital Market Association’s (ICMA) Green Bond Principles. Green Bonds are a type of bond instrument issued by corporations, investment funds and municipalities to finance eligible “green projects” (environmentally-friendly investment projects).

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Note 3:

The long-term debt ratio is calculated by dividing the total of long-term loans, investment corporation bonds, and tenant leasehold and security deposits (including those in trusts) by the total of interest-bearing debts and tenant leasehold and security deposits (including those in trusts).

Note 4:

The ratio of fixed interest rates is calculated by dividing the total of fixed-rate debts (including debts, which the interest rates are fixed through interest rate swap agreements), investment corporation bonds and tenant leasehold and security deposits (including those in trusts) by the total of interest-bearing debts and tenant leasehold and security deposits (including those in trusts).

Note 5:	LTV is calculated by dividing the total of interest-bearing debts and tenant leasehold and security deposits (including those in trusts) by total assets.

(4) Results and distributions

The operating revenue for the period was 32,007 million yen, and operating income was 14,563 million yen after deducting operating expenses such as property taxes and asset management fees. Ordinary income was 12,801 million yen, and net income was 12,800 million yen.

With regard to distributions, in accordance with the distribution policy set forth in Article 26, Paragraph 1, Item 2 of the Articles of Incorporation, JRF intends to distribute in excess of 90% of distributable profit under Article 67-15, Paragraph 1 of the Special Taxation Measures Law of Japan.

From the fiscal period ended on August 31, 2017, reversal of the Reserve for Temporary Difference Adjustments accompanying the partial revision of the “Rules on Real Estate Investment Trust and Real Estate Investment Corporations” made by The Investment Trusts Association, Japan, was started and it was decided to add the 31 million yen reversal amount onto the dividend.

In accordance with this distribution policy, it was decided to distribute, as a distribution of profit, a total of 11,781 million yen, the amount after deducting 1,050 million yen of provision of reserve for dividend, by adding 31 million yen of the reversal of reserve for temporary difference adjustments, from unappropriated retained earnings at the end of the period of 12,800 million yen. As a result, distributions per unit amounted to 4,500 yen.

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3. Changes in unitholders’ capital

The changes in unitholders’ capital and number of investment units issued and outstanding for last five years from the end of the 36th fiscal period (February 29, 2020) were as follows:

Date	Capital transaction	Number of investment units issued and outstanding		Unitholders’ capital (Millions of yen)		Note
		Increase	Balance	Increase	Balance

September 9, 2015	Global offering	119,500	2,549,698	23,453	386,707	Note 1

October 7, 2015	Allocation of investment units to a third party	2,500	2,552,198	490	387,198	Note 2

March 14, 2017	Global offering	112,500	2,664,698	24,143	411,341	Note 3

March 29, 2017	Allocation of investment units to a third party	2,500	2,667,198	536	411,878	Note 4

February 9, 2018	Retirement	(49,181)	2,618,017	—	411,878	Note 5

Note 1	New investment units were issued at a price of ¥202,566 per unit (subscription price of ¥196,261 per unit) through a public offering in order to raise funds for acquiring new real property.
Note 2

New investment units were issued at a price of ¥196,261 per unit through the allocation of investment units to a third party in order to raise funds for acquiring of new real property (remaining proceeds, if any, will be reserved for an acquisition of specified assets in the future).

Note 3	New investment units were issued at a price of ¥221,382 per unit (subscription price of ¥214,605 per unit) through a public offering in order to raise funds for acquiring new real property.
Note 4

New investment units were issued at a price of ¥214,605 per unit through the allocation of investment units to a third party in order to raise funds for acquiring of new real property (remaining proceeds, if any, will be reserved for an acquisition of specified assets in the future).

Note 5

JRF purchased its own investment units at Tokyo Stock Exchange Market based on a discretionary transaction contract with a securities company from October 17, 2017 to January 23, 2018 and retired all of its own investment units on February 9, 2018 according to a resolution of the Board of Directors held on January 26, 2018. As the acquisition cost of its own investment units was deducted from capital surplus, there was no change in unitholders’ capital.

Fluctuation in market price of the investment securities:

The market price of the investment securities on Tokyo Stock Exchange REIT Market fluctuated during each fiscal period as follows:

(Yen)

Fiscal period	32nd	33rd	34th	35th	36th

As of /for the six months ended	February 28, 2018	August 31, 2018	February 28, 2019	August 31, 2019	February 29, 2020

Highest price	219,400	214,000	228,500	228,000	253,900

Lowest price	195,200	196,900	200,500	208,200	203,700

Closing price at end of period	205,300	201,000	224,400	212,600	205,100

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4. Distributions

In accordance with the distribution policy in JRF’s article of incorporation 26, Paragraph 1, Item 2, JRF makes distributions in excess of 90% of distributable profit as defined in Article 67-15, Paragraph 1 of the Special Taxation Measures Act of Japan. From the six months ended August 31, 2017, JRF has also commenced to reverse retained earnings for temporary difference adjustment, amounting to ¥31 million every fiscal period, and appropriate the reversals to distributions by applying the revision of the Ordinance on Accountings of Investment Corporations as well as the regulations of the Real Estate Investment Trusts and Real Estate Investment Corporations as stipulated by The Investment Trusts Association, Japan.

For the six months ended February 29, 2020, JRF declared a total of ¥11,781 million cash distributions consisted all of retained earnings at the end of the period amounting to ¥12,800 million after reversal of retained earnings for temporary difference adjustment amounting to ¥31 million and provision of reserve for dividends amounting to ¥1,050 million. As a result, distribution per unit amounted to ¥4,500 for the six months ended February 29, 2020. Distribution in excess of profit prescribed in the article of incorporation 26, Paragraph 2 is not made.

Retained earnings (including reserve for dividends and reserve for reduction entry of property) shown in below table will be distributed mainly when; (a) a net of gain or loss on sales of property due to strategic replacement of investment assets in same fiscal period and loss on disposal of property due to a large-scale renewal for replacing tenants results in loss, or (b) additional income tax expenses due to differences between accounting profit and taxable profit are charged.

Fiscal period		32nd	33rd	34th	35th	36th

As of /for the six months ended		February 28, 2018	August 31, 2018	February 28, 2019	August 31, 2019	February 29, 2020

Net income	(Thousands of yen)	12,232,341	11,644,816	11,105,312	12,814,606	12,800,544

Retained earnings (including reserve for dividends and reserve for reduction entry of property)	(Thousands of yen)	5,089,427	5,136,428	4,643,925	5,860,716	6,880,184

Total distributions	(Thousands of yen)	11,545,454	11,597,815	11,597,815	11,597,815	11,781,076

(Distribution per unit)	(Yen)	(4,410)	(4,430)	(4,430)	(4,430)	(4,500)

Profit distributions	(Thousands of yen)	11,545,454	11,597,815	11,597,815	11,597,815	11,781,076

(Profit distribution per unit)	(Yen)	(4,410)	(4,430)	(4,430)	(4,430)	(4,500)

Unitcapital refunds	(Thousands of yen)	—	—	—	—	—

(Unitcapital refunds per unit)	(Yen)	(—)	(—)	(—)	(—)	(—)

Unitcapital refunds from retained earnings for temporary difference adjustment	(Thousands of yen)	—	—	—	—	—

(Unitcapital refund per unit from retained earnings for temporary difference adjustment)	(Yen)	(—)	(—)	(—)	(—)	(—)

Unitcapital refunds from deduction of unitcapital under tax rules	(Thousands of yen)	—	—	—	—	—

(Unitcapital refund per unit from deduction of unitcapital under tax rules)	(Yen)	(—)	(—)	(—)	(—)	(—)

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5. Management policies and Issues

(1) Outlook of overall operation

JRF considers that uncertainty is growing over the outlook for the Japanese economy due to the global spread of COVID-19. If the global outbreak is contained in the short term, corporate activities and personal consumption are expected to rebound. However, if it takes a long time for containment, JRF forecasts that income environments, such as employment, will deteriorate, resulting in increased concern about global recession.

If the impact of COVID-19 drags on, the leasing environment of commercial properties may change from the upward trend seen until recently. With regard to the real estate buying and selling market for commercial properties, JRF also considers that trends in the number of trading transactions and trading prices may change.

(2) Issues to be addressed

JRF is optimizing its asset structure in response to changes in the environment surrounding retail properties including changes in demographics in Japan, expanding inbound tourism, advances in e-commerce, and increasing leisure time.

With this in mind, JRF has divided its portfolio into Core, Secondary core, and Sub assets and is focusing on the portfolio of Core properties in locations where people gather and that enable JRF to demonstrate its ability to attract people.

Core	Prime	Retail properties located in representative commercial districts in Japan
	Major Station	Retail properties located around stations used by the large number of passengers
	Residential Station	Retail properties located around stations in highly populated areas
Secondary core	Suburban Mall	Large-scale shopping malls located in suburban areas
	Value-added	High-yield retail properties with room for upside
Sub	GMS / Roadside	GMS / Roadside shopping facilities, Assets with low investment profitability, etc.

JRF believes that it is necessary to implement more flexible measures amid the constantly changing retail environment in order to maintain and enhance the medium- to long-term competitiveness of acquired retail properties. Based on the track record accumulated up to the present, JRF will strive to further enhance its retail management abilities through the tenant relations, creation of atmosphere, and promotion.

JRF will work to continuously improve the unitholder value through further increase of the proportion of Core assets and internal growth underpinned by flexible management abilities.

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i.	External growth strategy / Replacement strategy

JRF will proactively implement asset replacement measures through disposal of Sub assets and new acquisition of Core assets with the aim to increase the proportion of Core assets in the portfolio.

For the acquisition of new properties, JRF dynamically acquires prime properties through bridge structures and other optimal acquisition methods, making use of its diverse deal sources that use JRF’s network as one of the largest domestic buyers of retail properties, strategic corporate real estate (CRE) approaches, and sponsor support.

ii.	Internal growth strategy

JRF is formulating and implementing action plans intended to maintain and enhance asset value and reinforce facility competitiveness while closely monitoring changes in tenant operating conditions, building and facility operating status at individual properties, the competitive environment, consumption trends, and so on with a focus on direct lease properties where JRF can exercise its flexible retail management capabilities. Through these measures, JRF seeks to increase portfolio profitability and stability.

JRF believes that action plans for raising asset value must include measures for increasing profits and measures for stabilizing profits, and overall portfolio management is conducted while integrating these two factors, resulting in improved portfolio profitability and stability.

JRF is focusing efforts on ESG activities. As a result, JRF was rated “A,” in the MSCI ESG Ratings.

In addition, JRF is included in an ESG index, MSCI Japan ESG Select Leaders Index. JRF has received the highest “Green Star” rating in the GRESB (Global Real Estate Sustainability Benchmark) (Note) for the fifth consecutive years.

Amid increasing demands from stakeholders to meet ESG standards, JRF continues to focus on ESG activities.

Note:

GRESB is an organization established in 2009 centered by major European pension groups that also led the PRI (Principles for Responsible Investment) into practice, which is committed to assessing the environmental, social and governance (ESG) performance of real assets globally, including real estate portfolios and infrastructure.

iii.	Financial strategy

JRF constantly works to improve financial stability further.

(i)	Effort to secure the financial stability

JRF built a stable financial base, founded on the mid- to long-term basic financial strategies described below.

Basic strategies of mid- to long-term financing	Build a strong financial base to enable continuation of stable management even at the time of a deteriorating financial environment
Secure financial flexibility to implement responsive portfolio management
Finance debts at a competitive cost by maintaining high creditworthiness

(ii)	LTV control

45% to 55% range is set as JRF’s LTV benchmark, comprehensively taking into consideration market conditions for fund procurement.

(iii)	Acquisition of own investment units

As one of the measures for unitholder returns, after comprehensively considering standards for investment unit prices, the state of funds in hand, the state of finances, and market conditions, JRF will consider further acquisition and retirement of own investment units in the future.

8

(iv)	Issuance of Green Bonds

In addition to stepping up its sustainability activities, JRF will continuously consider issuance of Green Bonds, with the maximum amount set at the amount of debt of new and existing properties (“Debt of Eligible Green Projects”) that satisfy the eligibility criteria (Note) as means of funding by capturing the expansion of the ESG-focused investor base.

Note:	The amount of Debt of Eligible Green Projects is calculated by multiplying the total book value of Eligible Green Projects that satisfy the eligibility criteria by JRF’s LTV ratio

iv.	Measures for ensuring delivery of stable distributions

JRF takes measures to stabilize distribution levels over the long term through provision for and reversal of reserve for dividends, retained earnings for temporary difference adjustment, and reserve for reduction entry of property through application of the Special Provisions for Taxation in the case of Advanced Acquisition of Land, etc. in 2009 and 2010 and the Special Provisions for Taxation in the case of Repurchase of Specified Assets.

9

6. Subsequent events

Disposition of properties

JRF disposed of the following property on March 2, 2020.

Property name:	Ito-Yokado Nishikicho (trust beneficiary interest)
(40% of quasi-co-ownership)
Disposition amount:	¥5,800 million
Completion date of contract:	May 29, 2019
Disposition date:	March 2, 2020
Purchaser:	Mitsubishi Corporation Urban Development, Inc.
Impact on net income:	Gains on sales of property of approximately ¥1,786 million will be recognized in profit as operating revenues for the six months ending August 31, 2020.

Acquisition of the JRF’s Investment Units

The Board of Directors of JRF, at its meeting held on April 13, 2020, resolved to acquire its own investment units pursuant to the provisions of Article 80-5, Paragraph 2 and Article 80-2 of the Act on Investment Trusts and Investment Corporations of Japan. All the acquired investment units will be retired during the fiscal period ending August 31, 2020.

(1) Reason for the Acquisition

While the market price of the Company’s investment units has declined significantly due to the impact of the new pneumonia, the Company comprehensively considered condition of funds on hand, financial position or market conditions and determined that the acquisition and retirement of its own investment units enhance returns to unitholders by improvement of the capital efficiency and enable it to increase unitholders value.

(2) Outline of the Acquisition

Total number of its own investment units to be acquired: 25,000 units (maximum)
Total amount of the acquisition:	¥2,000,000 thousand (maximum)
Period for the acquisition:	From April 14, 2020 to June 5, 2020
Method:	Purchase at Tokyo Stock Exchange Market based on a discretionary transaction contract with a securities company

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Outline of JRF

1. Investment unit

Fiscal period		32nd	33rd	34th	35th	36th

As of		February 28, 2018	August 31, 2018	February 28, 2019	August 31, 2019	February 29, 2020
Number of investment units authorized	(Units)	8,000,000	8,000,000	8,000,000	8,000,000	8,000,000
Number of investment units issued and outstanding	(Units)	2,618,017	2,618,017	2,618,017	2,618,017	2,618,017
Number of unitholders	(People)	18,721	18,956	17,413	17,505	16,355

2. Unitholders

Major unitholders as of February 29, 2020 were as follows:

Name	Address	Number of investment units owned	Ratio of number of investment units owned to total number of investment units issued (Note 1)
		(Units)	(%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	11-3, Hamamatsu-cho 2-chome, Minato-ku, Tokyo	446,653	17.06
Japan Trustee Services Bank, Ltd. (Trust Account)	8-11, Harumi 1-chome, Chuo-ku, Tokyo	386,600	14.76
The Nomura Trust and Banking Co., Ltd. (Investment Trust)	2-2, Otemachi 2-chome, Chiyoda-ku, Tokyo	126,240	4.82
STATE STREET BANK WEST CLIENT –TREATY 505234	1776 HERITAGE DRIVE, NORTH QUINCY, MA 02171, U.S.A.	101,841	3.89
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	Harumi Island Triton Square Office Tower Z, 8-12, Harumi 1-chome, Chuo-ku, Tokyo	70,135	2.67
SMBC Nikko Securities Inc.	3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo	51,567	1.96
STATE STREET BANK AND TRUST COMPANY 505103	P.O. BOX 351 BOSTON MASSACHUSETTS 02101 U.S.A.	43,404	1.65
Japan Securities Finance Co., Ltd.	2-10, Nihonbashi-Kayabacho 1-chome, Chuo-ku, Tokyo	42,695	1.63
Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.	5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo	41,873	1.59
JP MORGAN CHASE BANK 385771	25 BANK STREET, CANARY WHARF, LONDON, E14 5JP, UNITED KINGDOM	32,780	1.25
Total		1,343,788	51.32

Note 1	Ratio of number of investment units owned to total number of investment units issued is calculated by rounding down to the second decimal place.

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3. Officers

(1) Directors and independent auditor

			(Thousands of yen)
Post	Name	Major additional post	Compensation or fees for the six months ended February 29, 2020 (Note2)
Executive Director	Shuichi Namba	Attorney-at-law of Momo-o, Matsuo & Namba	2,580
Supervisory Director	Masahiko Nishida	President of Marks group Co., Ltd. Certified public accountant / Tax accountant	1,680
	Masaharu Usuki	Professor at Graduate School of Economics of Nagoya City University	1,680
Independent auditor	PricewaterhouseCoopers Aarata LLC	—	19,500

Note 1	There is no investment unit of JRF held by the Executive Director nor the Supervisory Directors in their own name or that of others. Although Supervisory Directors may have additional posts in other companies than those listed above, there is no conflict of interests between those companies including listed above and JRF.

Note 2	Compensation for Directors indicates actual payments, and the independent auditor’s fees indicates estimated audit fees on an accrual basis including ¥1,500 thousand of English financial statement audit fees.

(2) Policy for dismissal or refusal of reappointment of independent auditor

If necessary, the Board of Directors shall dismiss the independent auditor in accordance with the Act on Investment Trusts and Investment Corporation of Japan. The Board of Directors shall also decide reappointment of the independent auditor considering audit quality, fees or other various factors.

4. Name of asset manager and other administrator

Classification	Name
Asset manager	Mitsubishi Corp. - UBS Realty Inc.
Custodian	Mitsubishi UFJ Trust and Banking Corporation
Agency for unit investment securities transference and special account administrator	Mitsubishi UFJ Trust and Banking Corporation
General administrator (regarding book keeping)	Mitsubishi UFJ Trust and Banking Corporation
General administrator (regarding investment corporation bonds)	MUFG Bank, Ltd.
General administrator (regarding income and other taxes)	PwC Tax Japan

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Condition of investment assets

1. Composition of assets

Classification of Assets	Region	As of August 31, 2019		As of February 29, 2020
		Total of net book value (Note 1) (Millions of yen)	Composition ratio (%)	Total of net book value (Note 1) (Millions of yen)	Composition ratio (%)
Real property	Tokyo metropolitan area	18,949	2.1	18,921	2.1
	Osaka and Nagoya metropolitan areas	6,897	0.7	6,891	0.8
	Other areas	4,471	0.5	4,463	0.5
	Sub-total	30,318	3.3	30,276	3.4
Trust beneficial interest in real property	Tokyo metropolitan area	406,147	45.1	401,764	44.6
	Osaka and Nagoya metropolitan areas	322,235	35.8	320,711	35.6
	Other areas	73,942	8.2	73,308	8.2
	Sub-total	802,325	89.1	795,784	88.4
Bank deposits and other assets		68,156	7.6	73,826	8.2
Total assets		900,799	100.0	899,888	100.0

Note 1	Total of net book value is carrying amounts on the balance sheets (amounts of Real property and Trust beneficial interest in real property are book values net of depreciation) at the end of the fiscal period.

2. Major property

The principal properties (top ten properties in net book value) as of February 29, 2020 were as follows:

Name of property		Net book value (Millions of yen)	Leasable area (Note 1) (m2)	Leased area (Note 2) (m2)	Occupancy ratio (Note 3) (%)	Ratio of rent revenue to total rent revenues (Note 3) (%)	Major use
mozo wonder city (Note 4)	(trust beneficial interest)	52,127	86,474.12	84,195.50	97.4	11.0	Retail facilities
Higashi-Totsuka Aurora City	(trust beneficial interest)	44,614	109,355.90	109,355.90	100.0	4.3	Retail facilities
Nara Family (Note 4)	(trust beneficial interest)	34,772	82,927.89	82,479.41	99.5	6.1	Retail facilities
KAWASAKI Le FRONT	(trust beneficial interest)	33,941	49,144.92	47,315.37	96.3	5.1	Retail facilities
G-Bldg. Shinsaibashi 03	(trust beneficial interest)	30,366	5,319.29	5,319.29	100.0	Note 5	Retail facilities
AEON MALL Musashi Murayama	(trust beneficial interest)	24,909	137,466.97	137,466.97	100.0	3.1	Retail facilities
AEON MALL Tsurumi Ryokuchi	(trust beneficial interest)	23,282	138,538.63	138,538.63	100.0	3.0	Retail facilities
GYRE	(trust beneficial interest)	21,974	4,870.81	4,870.81	100.0	2.0	Retail facilities
AEON MALL Itami	(trust beneficial interest)	18,307	157,904.26	157,904.26	100.0	2.0	Retail facilities
Kawaramachi OPA	(trust beneficial interest)	17,992	18,848.20	18,848.20	100.0	1.1	Retail facilities
Total		302,289	790,850.99	786,294.34	99.4	—

Note 1	Regardless the share of co-ownership or quasi-co-ownership, “ Leasable area” means the total area of the building or land with leasehold interest of each property leasable as stores, offices, etc. indicated in the lease agreement or the plan of such property and it does not include the leasable area of warehouses and land (flat parking lots).

Note 2	Regardless the share of co-ownership or quasi-co-ownership, “ Leased area” means the total leased area of the building or land with leasehold interest of each property used as stores, offices, etc. indicated in the lease agreement and it does not include the leased area of warehouses and land (flat parking lots).

Note 3	“Occupancy ratio” (percentage of leased area against the leasable area at the end of accounting period) and “ Ratio of rent revenue to total rent revenues” are calculated by rounding to the nearest first decimal place.

Note 4	“Leasable area” and “Leased area” for the property which is leased partially in the form of a pass-through master lease is presented on an end-tenant basis.

Note 5	“Ratio of rent revenue to total rent revenues” of the property is not disclosed because the consent from the tenant has not been obtained.

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3.	Details of property

The retail facilities as of February 29, 2020 were as follows:

Name of property	Location	Form of ownership	Leasable area	Appraisal value at end of period	Net book value
	(Note 1)		(Note 2) (m2)	(Note 3) (Millions of yen)	(Millions of yen)
G-Bldg. Minami Aoyama 02	8-5, Minami Aoyama 5-chome, Minato-ku, Tokyo	Trust beneficial interest	1,529.15	5,580	5,171
G-Bldg. Daikanyama 01	35-17, Ebisu-Nishi 1-chome, Shibuya-ku, Tokyo	Trust beneficial interest	599.79	1,610	1,200
GYRE	10-1, Jingumae 5-chome, Shibuya-ku, Tokyo	Trust beneficial interest	4,870.81	28,500	21,974
Bic Camera Tachikawa	12-2, Akebonocho 2-chome, Tachikawa-shi, Tokyo, etc.	Trust beneficial interest	20,983.43	22,800	13,518
G-Bldg. Kita Aoyama 01	14-8, Kita-Aoyama 3-chome, Minato-ku, Tokyo	Trust beneficial interest	492.69	1,700	921
G-Bldg. Jiyugaoka 01	9-17, Jiyugaoka 2-chome, Meguro-ku, Tokyo, etc.	Trust beneficial interest	2,274.60	5,190	2,773
Cheers Ginza	9-5, Ginza 5-chome, Chuo-ku, Tokyo	Trust beneficial interest	1,686.58	4,760	3,908
G-Bldg. Jingumae 06	28-3, Jingumae 6-chome, Shibuya-ku, Tokyo	Real property	670.42	2,960	2,325
G-Bldg. Jingumae 01	21-5, Jingumae 4-chome, Shibuya-ku, Tokyo	Real property	555.75	4,630	3,379
G-Bldg. Jingumae 02	9-9, Jingumae 4-chome, Shibuya-ku, Tokyo	Trust beneficial interest	426.29	1,730	2,270
G-Bldg. Minami Aoyama 01	4-48, Minami Aoyama 5-chome, Minato-ku, Tokyo, etc.	Trust beneficial interest	1,592.90	9,490	10,044
La Porte Aoyama (Note 4)	51-8, Jingumae 5-chome, Shibuya-ku, Tokyo	Trust beneficial interest	4,158.53	11,300	9,223
G-Bldg. Shinjuku 01	1-8, Shinjuku 4-chome, Shinjuku-ku, Tokyo	Trust beneficial interest	1,093.67	8,970	6,520
G-Bldg. Jingumae 03	30-12, Jingumae 3-chome, Shibuya-ku, Tokyo	Real property	1,676.87	4,010	5,375
G-Bldg. Minami-Ikebukuro 01 (Note 4)	19-5, Minami Ikebukuro 1-chome, Toshima-ku, Tokyo	Trust beneficial interest	5,066.06	8,630	5,962
Urban Terrace Jingumae	47-6, Jingumae 5-chome, Shibuya-ku, Tokyo	Trust beneficial interest	1,719.19	5,250	2,686
Arkangel Daikanyama (Land with leasehold interest)	111-14, Aobadai 1-chome, Meguro-ku, Tokyo, etc.	Trust beneficial interest	904.04	2,960	1,842
G-Bldg. Omotesando 01	1-9, Jingumae 6-chome, Shibuya-ku, Tokyo	Real property	1,508.03	8,500	5,808
Round1 Yokohama Station West	8-16, Minamisaiwai 2-chome, Nishi-ku Yokohama-shi, Kanagawa	Trust beneficial interest	6,560.09	5,500	3,742
G-Bldg. Sangenjaya 01	15-4, Taishido 2-chome, Setagaya-ku, Tokyo	Trust beneficial interest	3,471.52	6,410	3,606
G-Bldg. Ginza 01	5-1, Ginza 6-chome, Chuo-ku, Tokyo	Trust beneficial interest	1,610.54	10,400	5,546
KAWASAKI Le FRONT	1-11, Nissincho, Kawasaki-ku, Kawasaki-shi, Kanagawa, etc.	Trust beneficial interest	49,144.92	36,900	33,941
G-Bldg. Shibuya 01	20-13, Jinnan1-chome, Shibuya-ku, Tokyo	Trust beneficial interest	1,630.03	4,890	3,126
G-Bldg. Omotesando 02	25-15, Jingumae 4-chome, Shibuya-ku, Tokyo, etc.	Trust beneficial interest	5,555.65	23,100	17,799
G-Bldg. Kichijoji 01	12-12, Kichijoji Honcho 2-chome, Musashino-shi, Tokyo	Trust beneficial interest	1,718.21	4,130	3,537
CUTE CUBE HARAJUKU	7-1, Jingumae 1-chome, Shibuya-ku, Tokyo	Trust beneficial interest	1,428.55	10,400	8,505
G-Bldg. Ueno 01	9-14, Ueno 4-chome, Taito-ku, Tokyo	Trust beneficial interest	1,471.80	3,860	3,440
G-Bldg. Takadanobaba 01	13-2, Takadanobaba 2-chome, Shinjuku-ku, Tokyo	Trust beneficial interest	3,569.20	7,400	6,087

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Name of property	Location	Form of ownership	Leasable area	Appraisal value at end of period	Net book value
	(Note 1)		(Note 2) (m2)	(Note 3) (Millions of yen)	(Millions of yen)
G-Bldg. Akihabara 01	11-11, Sotokanda 1-chome, Chiyoda-ku, Tokyo	Trust beneficial interest	2,701.99	7,750	5,100
G-Bldg. Akihabara 02	113, Kanda Matsunaga-cho, Chiyoda-ku, Tokyo, etc.	Trust beneficial interest	1,037.33	2,970	2,487
G-Bldg. Kichijoji 02	3-13, Kichij oj i Minamicho 2-chome, Musashino-shi, Tokyo	Trust beneficial interest	8,838.79	17,100	15,186
G-Bldg. Ginza Chuo-dori 01	6-16, Ginza 2-chome, Chuo-ku, Tokyo	Trust beneficial interest	3,141.07	14,200	13,020
MARINE & WALK YOKOHAMA	3-1, Shinko 1-chome, Naka-ku, Yokohama-shi, Kanagawa	Trust beneficial interest	8,347.69	11,200	11,021
G-Bldg. Jingumae 07	26-4 Jingumae 4-chome, Shibuya-ku, Tokyo	Real property	373.12	2,130	2,032
G-Bldg. Minami Aoyama 03 (Note 4)	2-12, Minami Aoyama 5-chome, Minato-ku, Tokyo, etc.	Trust beneficial interest	1,373.46	12,500	12,299
G-Bldg. Jingumae 08	25-5 Jingumae 3-chome, Shibuya-ku, Tokyo	Trust beneficial interest	802.40	2,670	2,637
Round1 Stadium Kawasaki Daishi	5-1, Tonomachi 1-chome, Kawasaki-ku, Kawasaki- shi, Kanagawa	Trust beneficial interest	13,559.17	2,930	2,435
G-Bldg. Jingumae 09	25-28 Jingumae 4-chome, Shibuya-ku, Tokyo, etc.	Trust beneficial interest	1,127.06	7,350	7,072
Abiko Shopping Plaza	11-1, Abiko 4-chome, Abiko-shi, Chiba	Trust beneficial interest	41,293.90	12,700	9,642
Ito-Yokado Yabashira	15-8, Higurashi 1-chome, Matsudo-shi, Chiba, etc.	Trust beneficial interest	21,308.78	1,880	1,264
Ito-Yokado Nishikicho	12-1, Nishikicho 1-chome, Warabi-shi, Saitama	Trust beneficial interest	73,438.52	5,800	3,952
Ito-Yokado Tsunashima	8-1, Tsunashima-Nishi 2-chome, Kohoku-ku, Yokohama-shi, Kanagawa	Trust beneficial interest	16,549.50	5,130	4,505
AEON Itabashi Shopping Center	6-1, Tokumaru 2-chome, Itabashi-ku, Tokyo	Trust beneficial interest	72,748.34	13,700	10,481
AEON MALL Yamato	2-6, Shimotsuruma 1-chome, Yamato-shi, Kanagawa	Trust beneficial interest	85,226.68	17,100	14,950
SEIYU Hibarigaoka	9-8, Sumiyoshicho 3-chome, Nishi-Tokyo-shi, Tokyo	Trust beneficial interest	19,070.88	8,190	4,564
Higashi-Totsuka Aurora City	537-1, Shinanocho, Totsuka-ku, Yokohama-shi, Kanagawa, etc.	Trust beneficial interest	109,355.90	43,400	44,614
Ito-Yokado Yotsukaido	5, Chuo, Yotsukaido-shi, Chiba	Trust beneficial interest	59,762.30	10,000	12,307
AEON MALL Musashi Murayama	1-3, Enoki 1-chome, Musashimurayama-shi, Tokyo	Trust beneficial interest	137,466.97	30,900	24,909
Makuhari Plaza	7701, Makuharicho 2-chome, Hanamigawa-ku, Chiba-shi, Chiba	Trust beneficial interest	24,505.37	6,830	5,474
Round1 Machida	13-14, Morino 1-chome, Machida-shi,Tokyo	Trust beneficial interest	6,801.89	3,410	2,285
Round1 Stadium Itabashi	16-13, Aioicho, Itabashi-ku, Tokyo	Trust beneficial interest	14,828.74	3,400	2,160
Summit Store Nakano Minamidai	26-2, Minamidai 5-chome, Nakano-ku, Tokyo	Trust beneficial interest	3,536.50	3,820	3,030
Colline Bajikouen	4-18, Kamiyoga 2-chome, Setagaya-ku, Tokyo	Trust beneficial interest	5,368.02	4,260	3,226
m-city Kashiwa (Note 4)	10 Oyamadai 1-chome, kashiwa-shi, Chiba, etc.	Trust beneficial interest	20,437.36	5,980	5,780
Kawaramachi OPA	385, Komeyacho, Shijo-agaru, Kawaramachi-dori, Nakagyo-ku, Kyoto-shi, Kyoto	Trust beneficial interest	18,848.20	15,200	17,992
G-Bldg. Shinsaibashi 01	5-3, Sinsaibashi-suji 2-chome, Chuo-ku, Osaka-shi, Osaka	Trust beneficial interest	886.46	3,690	1,583
Round1 Stadium Sennichimae (Land with leasehold interest)	1, Namba 1-chome, Chuo-ku, Osaka-shi, Osaka, etc.	Trust beneficial interest	1,711.63	13,000	8,091
G-Bldg. Shinsaibashi 02	3-24, Shinsaibashi-suji 1-chome, Chuo-ku, Osaka- shi, Osaka	Trust beneficial interest	948.72	8,290	4,270
Round1 Kyoto Kawaramachi	585, Uraderacho, Shijo-agaru yori Rokkaku-sagaru made, Teramachi-dori, Nakagyo-ku, Kyoto-shi, Kyoto, etc.	Trust beneficial interest	8,821.66	3,950	2,711

15

Name of property	Location	Form of ownership	Leasable area	Appraisal value at end of period	Net book value
	(Note 1)		(Note 2) (m2)	(Note 3) (Millions of yen)	(Millions of yen)
G-Bldg. Shinsaibashi 03	2-14, Shinsaibashi-suji 1-chome, Chuo-ku, Osaka- shi, Osaka, etc.	Trust beneficial interest	5,319.29	41,900	30,366
G-Bldg. Nagoya Sakae 01	27-24, Sakae 3-chome, Naka-ku, Nagoya-shi, Aichi	Real property	927.09	1,400	1,926
EDION Kyobashi (Land with leasehold interest)	53-1, Gamo 1-chome, Joto-ku, Osaka-shi, Osaka, etc.	Trust beneficial interest	4,307.16	5,970	5,756
G-Bldg. Abeno 01	4-7, Abenosuji 1-chome, Abeno-ku, Osaka-shi, Osaka	Trust beneficial interest	4,757.35	5,430	4,451
G-Bldg. Umeda 01	15-22, Chayamachi, Kita-ku, Osaka-shi, Osaka	Trust beneficial interest	3,529.51	11,000	9,759
G-Bldg. Shinsaibashi 04	10-5, Minamisenba 3-chome, Chuo-ku, Osaka-shi, Osaka, etc.	Trust beneficial interest	1,610.63	3,360	3,313
G-Bldg. Kyoto Kawaramachi 01	235, Yamazakicho 2-chome, Sanjo-sagaru, Kawaramachi-dori, Nakagyo-ku, Kyoto-shi, Kyoto	Trust beneficial interest	2,398.34	2,490	2,188
G-Bldg. Midosuji 01	10-25, Minamisenba 3-chome, Chuo-ku, Osaka- shi, Osaka	Trust beneficial interest	2,446.00	10,300	10,454
Round1 Sannomiya Station	1-17 Onoe-dori 6-chome, Chuo-ku, Kobe-shi, Hyogo	Trust beneficial interest	10,054.52	3,330	3,202
G-Bldg. Kobe Sannomiya 01	1-15 Kitanagasa-dori 3-chome, Chuo-ku, Kobe-shi, Hyogo	Trust beneficial interest	3,750.38	3,290	3,016
G-Bldg. Midosuji 02	8-18 Shinsaibashisuji 2-chome, Chuo-ku, Osaka- shi, Osaka	Trust beneficial interest	1,428.28	16,200	15,557
Nara Family (Note 6)	4-1, Saidaiji-higashimachi 2-chome, Nara-shi, Nara	Trust beneficial interest	82,927.89	38,800	34,772
AEON Takatsuki	47-2, Haginosho 3-chome, Takatsuki-shi, Osaka	Trust beneficial interest	77,267.23	10,900	9,852
AEON Yagoto	2-1, Ishizaka, Kojimachi-aza, Showa-ku, Nagoya- shi, Aichi	Trust beneficial interest	63,702.48	3,640	3,170
Kyoto Family	1-1, Ikejiricho, Yamanouchi, Ukyo-ku, Kyoto-shi, Kyoto	Trust beneficial interest	19,639.09	5,540	6,048
AEON MALL Tsurumi Ryokuchi	17-1, Tsurumi 4-chome, Tsurumi-ku, Osaka-shi, Osaka	Trust beneficial interest	138,538.63	26,700	23,282
AEON MALL Itami	1-1, Fujinoki 1-chome, Itami-shi, Hyogo	Trust beneficial interest	157,904.26	18,600	18,307
Ario Otori	199-12, Otori Minami-cho 3-cho, Nishi-ku, Sakai- shi, Osaka, etc.	Trust beneficial interest	95,135.36	14,400	14,307
AEON MALL Kobe Kita	1-1, Kouzudai 8-chome, Kita-ku, Kobe-shi, Hyogo	Trust beneficial interest	128,050.62	12,250	8,589
LIFE Kishibe (Land with leasehold interest)	2205-15, Hara-cho 4-chome, Suita-shi, Osaka, etc.	Real property	5,516.61	2,010	1,942
LIFE Shimodera (Land with leasehold interest)	5-23, Shimodera 2-chome, Naniwa-ku, Osaka-shi, Osaka, etc.	Real property	4,344.18	2,080	1,717
LIFE Taiheiji (Land with leasehold interest)	43-6, Taiheiji 2-chome, Higashi Osaka-shi, Osaka	Real property	3,898.01	1,250	1,304
Izumisano Shofudai (Land with leasehold interest)	1138-1, Shofudai 1-chome, Izumisano-shi, Osaka	Trust beneficial interest	44,009.52	2,710	2,657
mozo wonder city (Note 6)	40-1, Futakatacho, Nishi-ku, Nagoya-shi, Aichi, etc.	Trust beneficial interest	86,474.12	64,500	52,127
Round1 Stadium Sakai Chuo Kanjyo	241, Ishiara-cho 2-cho, Higashi-ku Sakai-shi, Osaka	Trust beneficial interest	17,521.46	2,530	1,604
pivo Izumi Chuo	1-2, Ibukino 5-chome, Izumi-shi, Osaka, etc.	Trust beneficial interest	21,182.94	6,970	5,330
KAMISHIN PLAZA	6-12, Osumi 1-chome, Higashiyodogawa-ku, Osaka-shi, Osaka	Trust beneficial interest	12,033.68	5,060	4,305
Round1 Stadium Takatsuki	6-4, Zushi 3-chome, Takatsuki-shi, Osaka	Trust beneficial interest	19,767.64	3,000	1,962
m-city Toyonaka	2-18, Hinode-cho, 2-chome, Toyonaka-shi, Osaka	Trust beneficial interest	33,301.93	6,540	5,265
Valor Kachigawa (Land with leasehold interest)	1-1 Onocho 2-chome, Kasugai-shi, Aichi	Trust beneficial interest	20,509.10	6,490	6,411
Round1 Hiroshima	3-11, Tatemachi, Naka-ku, Hiroshima-shi, Hiroshima	Trust beneficial interest	9,890.63	4,140	2,801

16

Name of property	Location	Form of ownership	Leasable area	Appraisal value at end of period	Net book value
	(Note 1)		(Note 2) (m2)	(Note 3) (Millions of yen)	(Millions of yen)
DFST GALLERIA OKINAWA	1-1, Omoromachi 4-chome, Naha-shi, Okinawa	Trust beneficial interest	42,088.14	17,400	14,974
G-Bldg. Sendai Ichibancho 01	5-12, Ichibancho 3-chome, Aoba-ku, Sendai-shi, Miyagi	Real property	2,387.17	4,840	4,463
G-Bldg. Naha-shintoshin 01	5-33, Omoromachi 2-chome, Naha-shi, Okinawa	Trust beneficial interest	(Note 5)	6,770	5,590
G-Bldg. Tenjin Nishi-dori 01 (Note 4)	8-22, Tenjin 2-chome, Chuo-ku, Fukuoka-shi, Fukuoka	Trust beneficial interest	2,667.42	4,890	4,951
AEON MALL Sapporo Naebo	1-1, Higashinaebo 2jo 3-chome, Higashi-ku, Sapporo-shi, Hokkaido	Trust beneficial interest	74,625.52	8,860	6,214
AEON Naha Shopping Center	10-2, Kanagusuku 5-chome, Naha-shi, Okinawa	Trust beneficial interest	79,090.48	10,900	9,543
Oyama Yuen Harvest Walk (Note 4)	1475-52, Aza-kaido-nishi, Oaza-Kizawa, Oyama-shi, Tochigi, etc.	Trust beneficial interest	59,535.10	9,970	8,416
AEON MALL Sapporo Hassamu	1-1, Hassamu 8jo 12-chome, Nishi-ku, Sapporo-shi, Hokkaido	Trust beneficial interest	102,162.16	19,900	14,818
MrMax Nagasaki	26-1, Iwami machi, Nagasaki-shi, Nagasaki, etc.	Trust beneficial interest	12,115.09	3,300	2,383
Kaden sumairu kan YAMADA Fukuoka Shime Honten	2-1, Minamizato 5-chome, Shime-machi, Kasuya-gun, Fukuoka	Trust beneficial interest	(Note 5)	5,590	3,612
Total			2,397,265.59	988,190	826,061

Note 1	“ Location” means the residence indication or the location indicated in the land registry book.
Note 2	Regardless the share of co-ownership or quasi-co-ownership, “ Leasable area” means the total area of the building or land with leasehold interest of each property leasable as stores, offices, etc. indicated in the lease agreement or the plan of such property and it does not include the leasable area of warehouses and land (flat parking lots).
Note 3	“ Appraisal value at end of period” shows the value appraised or researched by the real estate appraiser (CBRE K.K., Daiwa Real Estate Appraisal Co., Ltd., Japan Real Estate Institute and Tanizawa Sōgō Appraisal Co., Ltd.) in accordance with the methods and standard of assets valuation as stipulated in the Articles of Incorporation of JRF as well as the regulations as stipulated by The Investment Trusts Association, Japan.
Note 4	“ Leasable area” for a pass-through master leased property are presented on an end-tenant basis.
Note 5	“ Leasable area” of the property is not disclosed because the consent from the tenant has not been obtained
Note 6	“ Leasable area” for the property which is leased partially in the form of a pass-through master lease is presented on an end-tenant basis.

17

Operating results of each retail facility for the six months ended August 31, 2019 and February 29, 2020 were as follows:

	For the six months ended August 31, 2019				For the six months ended February 29, 2020
Name of property	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)
G-Bldg. Minami Aoyama 02	4	100.0	87	0.3	4	100.0	87	0.3
G-Bldg. Daikanyama 01	1	100.0	40	0.1	1	100.0	40	0.1
GYRE	13	82.4	563	1.8	14	100.0	591	2.0
Bic Camera Tachikawa	2	100.0	627	2.0	2	100.0	628	2.1
G-Bldg. Kita Aoyama 01	3	100.0	34	0.1	2	100.0	34	0.1
G-Bldg. Jiyugaoka 01	3	100.0	107	0.3	3	100.0	107	0.4
Cheers Ginza	10	100.0	110	0.4	10	100.0	108	0.4
G-Bldg. Jingumae 06	4	100.0	53	0.2	4	100.0	53	0.2
G-Bldg. Jingumae 01	2	100.0	83	0.3	2	100.0	82	0.3
G-Bldg. Jingumae 02	3	100.0	32	0.1	3	100.0	32	0.1
G-Bldg. Minami Aoyama 01	3	100.0	168	0.5	3	100.0	168	0.6
La Porte Aoyama (Note 3)	24	100.0	299	1.0	24	100.0	300	1.0
G-Bldg. Shinjuku 01	1	100.0	161	0.5	1	100.0	161	0.5
G-Bldg. Jingumae 03	7	93.3	80	0.3	7	93.3	77	0.3
G-Bldg. Minami-Ikebukuro 01 (Note 3)	8	100.0	243	0.8	8	100.0	249	0.8
Urban Terrace Jingumae	2	100.0	104	0.3	2	100.0	104	0.3
Arkangel Daikanyama (Land with leasehold interest)	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Omotesando 01	1	100.0	135	0.4	1	100.0	135	0.5
Round1 Yokohama Station West	1	100.0	114	0.4	1	100.0	114	0.4
G-Bldg. Sangenjaya 01	3	100.0	180	0.6	3	100.0	177	0.6
G-Bldg. Ginza 01	6	100.0	178	0.6	6	100.0	177	0.6
KAWASAKI Le FRONT	51	87.4	1,304	4.2	62	96.3	1,535	5.1
G-Bldg. Shibuya 01	2	100.0	99	0.3	2	100.0	99	0.3
G-Bldg. Omotesando 02	5	97.6	379	1.2	6	100.0	379	1.3
G-Bldg. Kichijoji 01	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
CUTE CUBE HARAJUKU	10	100.0	241	0.8	10	100.0	198	0.7
G-Bldg. Ueno 01	1	100.0	76	0.2	1	100.0	76	0.3
G-Bldg. Takadanobaba 01	14	100.0	162	0.5	13	100.0	164	0.5

18

	For the six months ended August 31, 2019				For the six months ended February 29, 2020
Name of property	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)
G-Bldg. Akihabara 01	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Akihabara 02	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Kichijoji 02	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Ginza Chuo-dori 01	9	100.0	209	0.7	9	100.0	210	0.7
MARINE & WALK YOKOHAMA	24	94.3	417	1.4	25	98.5	396	1.3
G-Bldg. Jingumae 07	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Minami Aoyama 03 (Note 3)	5	74.7	166	0.5	5	74.7	158	0.5
G-Bldg. Jingumae 08	3	100.0	54	0.2	3	100.0	54	0.2
Round1 Stadium Kawasaki Daishi	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Jingumae 09 (Note 5)	7	100.0	32	0.1	6	95.1	119	0.4
Abiko Shopping Plaza	59	100.0	611	2.0	58	100.0	606	2.0
Ito-Yokado Yabashira	1	100.0	78	0.3	1	100.0	78	0.3
Ito-Yokado Nishikicho (Note 6)	1	100.0	411	1.3	1	100.0	179	0.6
Ito-Yokado Tsunashima	1	100.0	168	0.5	1	100.0	168	0.6
AEON Itabashi Shopping Center	1	100.0	676	2.2	1	100.0	671	2.2
AEON MALL Yamato	1	100.0	541	1.8	1	100.0	537	1.8
SEIYU Hibarigaoka	1	100.0	249	0.8	1	100.0	249	0.8
Higashi-Totsuka Aurora City	4	100.0	1,367	4.4	5	100.0	1,299	4.3
Ito-Yokado Yotsukaido	2	100.0	298	1.0	2	100.0	313	1.0
AEON MALL Musashi Murayama	1	100.0	917	3.0	1	100.0	916	3.1
Makuhari Plaza	5	100.0	210	0.7	5	100.0	212	0.7
Round1 Machida	1	100.0	90	0.3	1	100.0	90	0.3
Round1 Stadium Itabashi	1	100.0	95	0.3	1	100.0	95	0.3
Summit Store Nakano Minamidai	1	100.0	84	0.3	1	100.0	84	0.3
Colline Bajikouen	10	100.0	141	0.5	10	100.0	140	0.5
m-city Kashiwa (Notes 3 and 7)	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
8953 Osaka Shinsaibashi Building (Note 8)	—	—	360	1.2	—	—	—	—
Kawaramachi OPA	1	100.0	335	1.1	1	100.0	335	1.1
G-Bldg. Shinsaibashi 01	2	100.0	74	0.2	2	100.0	73	0.2

19

	For the six months ended August 31, 2019				For the six months ended February 29, 2020
Name of property	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)
Round1 Stadium Sennichimae (Land with leasehold interest)	1	100.0	240	0.8	1	100.0	240	0.8
G-Bldg. Shinsaibashi 02	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
Round1 Kyoto Kawaramachi	1	100.0	104	0.3	1	100.0	104	0.4
G-Bldg. Shinsaibashi 03	4	100.0	(Note 4)	(Note 4)	4	100.0	(Note 4)	(Note 4)
G-Bldg. Nagoya Sakae 01	2	100.0	47	0.2	1	25.0	(Note 4)	(Note 4)
EDION Kyobashi (Land with leasehold interest)	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Abeno 01	10	100.0	151	0.5	10	100.0	150	0.5
G-Bldg. Umeda 01	12	100.0	232	0.8	12	100.0	246	0.8
G-Bldg. Shinsaibashi 04	5	100.0	87	0.3	5	100.0	87	0.3
G-Bldg. Kyoto Kawaramachi 01	4	100.0	74	0.2	4	100.0	72	0.2
G-Bldg. Midosuji 01	2	100.0	(Note 4)	(Note 4)	2	100.0	(Note 4)	(Note 4)
Round1 Sannomiya Station	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
G-Bldg. Kobe Sannomiya 01	4	84.5	(Note 4)	(Note 4)	5	100.0	(Note 4)	(Note 4)
G-Bldg. Midosuji 02	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
Narupark (Notes 3 and 9)	—	—	291	0.9	—	—	—	—
Nara Family (Note 10)	116	99.6	1,830	5.9	113	99.5	1,832	6.1
AEON Takatsuki	1	100.0	406	1.3	1	100.0	398	1.3
AEON Yagoto	1	100.0	127	0.4	1	100.0	125	0.4
Kyoto Family	62	100.0	573	1.9	62	99.5	573	1.9
AEON MALL Tsurumi Ryokuchi	1	100.0	917	3.0	1	100.0	890	3.0
AEON MALL Itami	1	100.0	596	1.9	1	100.0	584	2.0
Ario Otori	1	100.0	549	1.8	1	100.0	550	1.8
AEON MALL Kobe Kita	1	100.0	409	1.3	1	100.0	402	1.3
LIFE Kishibe (Land with leasehold interest)	1	100.0	68	0.2	1	100.0	68	0.2
LIFE Shimodera (Land with leasehold interest)	1	100.0	56	0.2	1	100.0	56	0.2
LIFE Taiheiji (Land with leasehold interest)	1	100.0	48	0.2	1	100.0	48	0.2
Izumisano Shofudai (Land with leasehold interest)	2	100.0	(Note 4)	(Note 4)	2	100.0	(Note 4)	(Note 4)
mozo wonder city (Note 10)	211	87.8	3,208	10.4	214	97.4	3,307	11.0
Round1 Stadium Sakai Chuo Kanjyo	1	100.0	82	0.3	1	100.0	82	0.3

20

	For the six months ended August 31, 2019				For the six months ended February 29, 2020
Name of property	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)	Number of tenants (Note 1)	Occupancy ratio (Note 2) (%)	Rent and other operating revenues (Millions of yen)	Ratio of rent revenue to total rent revenues (Note 2) (%)
pivo Izumi Chuo	17	100.0	(Note 4)	(Note 4)	17	100.0	(Note 4)	(Note 4)
KAMISHIN PLAZA	38	100.0	313	1.0	39	100.0	310	1.0
Round1 Stadium Takatsuki	1	100.0	91	0.3	1	100.0	91	0.3
m-city Toyonaka	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
Valor Kachigawa (Land with leasehold interest)	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
Round1 Hiroshima	1	100.0	119	0.4	1	100.0	119	0.4
DFST GALLERIA OKINAWA	1	100.0	499	1.6	1	100.0	497	1.7
G-Bldg. Sendai Ichibancho 01	1	100.0	102	0.3	1	100.0	102	0.3
G-Bldg. Naha-shintoshin 01	2	100.0	(Note 4)	(Note 4)	2	100.0	(Note 4)	(Note 4)
G-Bldg. Tenjin Nishi-dori 01 (Note 3)	7	88.8	120	0.4	8	100.0	119	0.4
AEON Sendai Nakayama (Note 11)	—	—	331	1.1	—	—	—	—
AEON MALL Sapporo Naebo	1	100.0	377	1.2	1	100.0	368	1.2
AEON Naha Shopping Center	1	100.0	380	1.2	1	100.0	370	1.2
Oyama Yuen Harvest Walk (Note 3)	64	97.6	803	2.6	66	98.7	769	2.6
AEON MALL Sapporo Hassamu	1	100.0	583	1.9	1	100.0	578	1.9
MrMax Nagasaki	2	100.0	(Note 4)	(Note 4)	2	100.0	(Note 4)	(Note 4)
Kaden sumairu kan YAMADA Fukuoka Shime Honten	1	100.0	(Note 4)	(Note 4)	1	100.0	(Note 4)	(Note 4)
Total	923	99.1	30,857	100.0	938	99.7	29,985	100.0

Note 1	“Number of tenants” is based upon the numbers of the lease agreements of the building or land with leasehold interest of each such property used as stores, offices, etc.
Note 2	“Occupancy ratio” (percentage of leased area against the leasable area at the end of accounting period) and “Ratio of rent revenue to total rent revenues” are calculated by rounding to the nearest first decimal place.
Note 3	“Number of tenants” and “Occupancy ratio” for a pass-through master leased property are presented on an end-tenant basis
Note 4	Rent revenue of the property is not disclosed because the consent from the tenant has not been obtained.
Note 5	JRF acquired the property on July 9, 2019.
Note 6	JRF sold 15% and 45% quasi-co-ownership interest of the property on May 31, 2019 and September 2, 2019, respectively.
Note 7	JRF acquired the property on April 19, 2019.
Note 8	JRF sold the property on August 30, 2019.
Note 9	JRF sold the property on August 7, 2019.
Note 10	“Number of tenants” and “Occupancy ratio” for the properties which are leased partially in the form of a pass-through master lease are presented on an end-tenant basis.
Note 11	JRF sold the property on August 9, 2019.

21

4. Details of specified transaction

The details of specified transaction as of February 29, 2020 were as follows:

(Millions of yen)

Classification	Transaction	Notional amounts		Fair value (Note 1)
			Over 1 year

Over-the-counter	Interest rate swaps (Floating-rate to fixed-rate interest)	155,575	115,500	(2,221)

Total		155,575	115,500	(2,221)

Note 1	The fair value is measured at the amount calculated by the counter party to the interest rate swaps contracts based on the prevailing market interest rates and other assumptions.
Note 2

The interest rate swaps for which JRF had applied the special treatment provided under the Accounting Standard Board of Japan Statement No.10, “ Accounting Standard for Financial Instruments” revised on March 10, 2008, are not required to be measured in the balance sheets.

5. Other assets

Real property and trust beneficial interests in real property are included in the above table “3. Details of property”. There were no other significant specified assets as of February 29, 2020.

22

Capital expenditures for property

1. Schedule of capital expenditures

The current significant plan for capital expenditures on property maintenance is set out below. The amounts of estimated cost shown in the below table are including expenses that will be charged to income.

(Millions of yen)

Name of property	Location	Purpose	Scheduled term for construction or maintenance	Estimated cost
				Total	Advanced payment
					Payment for the six months ended February 29, 2020	Total of advanced payment

For the six months ending August 31, 2020 (the 37th fiscal period from March 1, 2020 to August 31, 2020)

KAWASAKI Le FRONT	Kawasaki-ku, Kawasaki-shi, Kanagawa	Renewal construction	November, 2019 to June, 2020	1,093	93	251

KAWASAKI Le FRONT	Kawasaki-ku, Kawasaki-shi, Kanagawa	Renewal of cubicle	November, 2019 to June, 2020	94	—	—

AEON MALL Tsurumi Ryokuchi	Tsurumi-ku, Osaka-shi, Osaka	Renewal of package air conditioner	April, 2020 to August, 2020	87	—	—

Nara Family	Nara-shi, Nara	Rezoning construction	May, 2020 to August, 2020	81	—	—

G-Bldg. Sangenjaya 01	Setagaya-ku, Tokyo	Renewal of GHP	May, 2020	80	—	—

mozo wonder city	Nishi-ku, Nagoya-shi, Aichi	Repair of outer wall	March, 2020 to August, 2020	68	—	—

AEON MALL Kobe Kita	Kita-ku, Kobe-shi, Hyogo	Repair of outer wall	February, 2020 to July, 2020	64	—	—

G-Bldg. Kobe Sannomiya 01	Chuo-ku, Kobe-shi, Hyogo	Renewal of GHP	May, 2020	55	—	—

KAWASAKI Le FRONT	Kawasaki-ku, Kawasaki-shi, Kanagawa	Renewal of air conditioning system	November, 2019 to June, 2020	55	—	—

AEON Itabashi Shopping Center	Itabashi-ku, Tokyo	Renewal of package air conditioner	March, 2020 to July, 2020	54	—	—

For the six months ending February 28, 2021 (the 38th fiscal period from September 1, 2020 to February 28, 2021)

AEON MALL Tsurumi Ryokuchi	Tsurumi-ku, Osaka-shi, Osaka	Renewal of package air conditioner	September, 2020 to February, 2021	91	—	—

Oyama Yuen Harvest Walk	Oyama-shi, Tochigi	Installation of environmental attraction system	September, 2020 to October, 2020	61	—	—

AEON Itabashi Shopping Center	Itabashi-ku, Tokyo	Renewal of package air conditioner	September, 2020 to January, 2021	52	—	—

Oyama Yuen Harvest Walk	Oyama-shi, Tochigi	Repair of rest room	September, 2020 to November, 2020	51	—	—

Bic Camera Tachikawa	Tachikawa-shi, Tokyo	Repair of outer wall	November, 2020 to January, 2021	51	—	—

23

2. Capital expenditures for the six months ended February 29, 2020

Maintenance expenditures on property for the six months ended February 29, 2020 amounted to ¥5,044 million, consisting of ¥4,217 million of capital expenditures stated as below and ¥826 million of repair and maintenance expenses charged to income.

(Millions of yen)

Name of property	Location	Purpose	Term for construction or maintenance	Capital expenditures

KAWASAKI Le FRONT	Kawasaki-ku, Kawasaki-shi, Kanagawa	Renewal of equipment	October, 2018 to January, 2020	975

KAWASAKI Le FRONT	Kawasaki-ku, Kawasaki-shi, Kanagawa	Renewal construction	October, 2018 to February, 2020	895

GYRE	Shibuya-ku, Tokyo	Renewal construction	June, 2019 to February, 2020	482

mozo wonder city	Nishi-ku, Nagoya-shi, Aichi	Repair of outer wall	August, 2019 to February, 2020	161

AEON Itabashi Shopping Center	Itabashi-ku, Tokyo	Renewal of package air conditioner	December, 2019 to February, 2020	72

AEON MALL Tsurumi Ryokuchi	Tsurumi-ku, Osaka-shi, Osaka	Renewal of package air conditioner	January, 2020 to February, 2020	71

Other capital expenditures		Application development for commercial facility	February, 2019 to February, 2020	56

AEON MALL Kobe Kita	Kita-ku, Kobe-shi, Hyogo	Painting of outer wall	August, 2019 to December, 2019	52

GYRE	Shibuya-ku, Tokyo	Renewal of air conditioning system	June, 2019 to October, 2019	52

mozo wonder city	Nishi-ku, Nagoya-shi, Aichi	Renewal construction	August, 2019 to February, 2020	51

Other	—	—	—	1,346
Total				4,217

3. Reserved funds for long-term maintenance plan

JRF generally reserves funds to appropriate for future expenditures on large-scale maintenance based on a long-term maintenance plan, except for when depreciation for each fiscal period exceeds the following two items:

Item A:

Scheduled amounts to be reserved as funds for the long-term maintenance plan in each fiscal period

Item B:

Maintenance expenditures scheduled in the long-term maintenance plan in each fiscal period

There were no reserved funds for the last five fiscal periods.

24

Condition of expenses and liabilities

1. Details of asset management expenses

(Thousands of yen)

Item	35th fiscal period	36th fiscal period
	For the six months ended August 31, 2019	For the six months ended February 29, 2020

Asset management fees (Note 1)	2,725,434	2,696,697

Custodian fees	30,400	29,990

General administration fees	129,484	128,142

Compensation for Directors	5,940	5,940

Other operating expenses	292,648	265,560
Total	3,183,907	3,126,330

Note 1

In addition to the above asset management fees, JRF paid the asset manager acquisition fees which were capitalized as property costs amounting to ¥100,160 thousand for the six months ended August 31, 2019.

2. Borrowings

Borrowings as of February 29, 2020 were as follows:

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender

Long-term	Aflac Life Insurance Japan Ltd.	September 4, 2009	5,000	—	3.0	September 4, 2019	Lump sum	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	September 22, 2011	3,665	3,665	1.0 (Note 3)	September 22, 2021	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,335	1,335
	MUFG Bank, Ltd.	September 22, 2011	7,330	7,330	0.9 (Note 3)	March 22, 2021	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		2,670	2,670
	MUFG Bank, Ltd. (Note 2)	September 22, 2011	7,362	7,362	0.8 (Note 3)	September 18, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited (Note 2)		2,712	2,712
	MUFG Bank, Ltd. (Note 2)	September 22, 2011	9,500	9,500	0.7 (Note 3)	March 19, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited (Note 2)		3,500	3,500
	Sumitomo Mitsui Banking Corporation (Note 2)	September 30, 2011	2,000	2,000	0.9 (Note 3)	September 30, 2020	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	December 21, 2011	5,864	—	0.7 (Note 3)	December 20, 2019	Lump sum (Note 4)	(Note 7)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		2,136	—
	MUFG Bank, Ltd.	May 22, 2012	4,030	4,030	1.0 (Note 3)	May 20, 2022	Lump sum (Note 4)	(Note 7)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,470	1,470
	Shinsei Bank, Limited	May 22, 2012	3,500	3,500	1.1 (Note 3)	May 20, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Development Bank of Japan Inc.	October 2, 2012	1,000	1,000	1.6	October 1, 2024	Lump sum	(Note 5)	Unsecured and unguaranteed

25

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender

Long-term	Development Bank of Japan Inc. (Note 2)	October 2, 2012	3,000	3,000	1.0	October 1, 2020	Lump sum	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 2, 2012	1,000	1,000	1.2	October 2, 2022	Lump sum	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation (Note 2)	October 2, 2012	2,000	2,000	1.0 (Note 3)	October 2, 2020	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd. (Note 2)	October 2, 2012	2,200	2,200	1.0 (Note 3)	October 2, 2020	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited (Note 2)		800	800
	MUFG Bank, Ltd. (Note 2)	October 2, 2012	3,298	3,298	0.6 (Note 3)	April 2, 2020	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited (Note 2)		1,202	1,202
	Sumitomo Mitsui Banking Corporation (Note 2)	October 2, 2012	3,000	3,000	0.6 (Note 3)	April 2, 2020	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 2, 2012	5,498	—	0.5 (Note 3)	October 2, 2019	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		2,002	—
	Sumitomo Mitsui Banking Corporation	February 28, 2013	5,000	5,000	1.2 (Note 3)	February 28, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	March 29, 2013	5,000	5,000	1.2 (Note 3)	March 31, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Development Bank of Japan Inc.	September 30, 2013	3,000	3,000	1.3	April 7, 2023	Lump sum	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 7, 2013	1,000	1,000	2.2 (Note 3)	October 6, 2028	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Development Bank of Japan Inc.	October 7, 2013	1,500	1,500	1.5	April 5, 2024	Lump sum	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 7, 2013	1,000	1,000	1.3	October 6, 2023	Lump sum	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 7, 2013	2,199	2,199	1.4 (Note 3)	October 6, 2023	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		801	801
	MUFG Bank, Ltd.	October 7, 2013	2,565	2,565	1.3 (Note 3)	April 7, 2023	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		934	934
	Development Bank of Japan Inc.	October 7, 2013	1,500	1,500	1.3	April 7, 2023	Lump sum	(Note 6)	Unsecured and unguaranteed
	Mizuho Bank, Ltd.	October 7, 2013	1,500	1,500	1.2 (Note 3)	October 7, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Trust & Banking Co., Ltd.	October 7, 2013	1,000	1,000	1.2 (Note 3)	October 7, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	October 7, 2013	2,000	2,000	1.2 (Note 3)	October 7, 2022	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	The Yamaguchi Bank, Ltd.	October 7, 2013	1,000	1,000	1.0	October 7, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed

26

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender

Long-term	THE NISHI-NIPPON CITY BANK, LTD.	October 7, 2013	1,000	1,000	1.0 (Note 3)	October 7, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 7, 2013	2,199	2,199	0.9 (Note 3)	April 7, 2021	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		801	801
	Shinkin Central Bank (Note 2)	October 7, 2013	1,500	1,500	0.8	October 7, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Norinchukin Bank (Note 2)	October 7, 2013	1,500	1,500	0.8 (Note 3)	April 7, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Joyo Bank, Ltd. (Note 2)	October 7, 2013	1,000	1,000	0.8 (Note 3)	April 7, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Bank of Fukuoka, Ltd.	October 7, 2013	1,000	—	0.7 (Note 3)	October 7, 2019	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The 77 Bank, Ltd.	October 7, 2013	1,000	—	0.7 (Note 3)	October 7, 2019	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Development Bank of Japan Inc.	March 31, 2014	4,000	4,000	1.7	March 31, 2026	Lump sum	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	April 1, 2014	1,099	1,099	1.5 (Note 3)	March 31, 2025	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		400	400
	Development Bank of Japan Inc.	October 1, 2014	3,000	3,000	1.3	October 1, 2025	Lump sum	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 1, 2014	1,466	1,466	1.1 (Note 3)	October 1, 2024	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		534	534
	MUFG Bank, Ltd.	October 1, 2014	800	800	1.1	October 1, 2024	Lump sum	(Note 5)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 1, 2014	2,199	2,199	0.8 (Note 3)	September 30, 2022	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		801	801
	THE NISHI-NIPPON CITY BANK, LTD.	October 1, 2014	1,000	1,000	0.8 (Note 3)	September 30, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Yamaguchi Bank, Ltd.	October 1, 2014	1,000	1,000	0.8	September 30, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Bank, Ltd.	October 1, 2014	2,000	2,000	0.7 (Note 3)	April 1, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 1, 2014	2,565	2,565	0.7 (Note 3)	October 1, 2021	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		934	934
	The Norinchukin Bank	October 1, 2014	1,500	1,500	0.6 (Note 3)	October 1, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	October 1, 2014	3,000	3,000	0.6 (Note 3)	April 1, 2021	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	The Bank of Fukuoka, Ltd.	October 1, 2014	1,000	1,000	0.6 (Note 3)	April 1, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed

27

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender
Long-term	Sumitomo Mitsui Trust Bank, Limited	February 2, 2015	200	200	1.0	January 31, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	JAPAN POST INSURANCE Co., Ltd.		1,000	1,000
	MUFG Bank, Ltd.	February 5, 2015	2,928	2,928	0.8 (Note 3)	February 5, 2024	Lump sum (Note 4)	(Note 7)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,071	1,071
	MUFG Bank, Ltd.	February 5, 2015	2,928	2,928	0.7 (Note 3)	February 3, 2023	Lump sum (Note 4)	(Note 7)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,071	1,071
	Sumitomo Mitsui Banking Corporation	March 2, 2015	1,000	1,000	1.6 (Note 3)	March 30, 2029	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	March 2, 2015	7,000	7,000	1.0 (Note 3)	March 31, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	March 2, 2015	6,000	6,000	0.9 (Note 3)	March 29, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	March 2, 2015	6,000	6,000	0.7 (Note 3)	March 31, 2023	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Bank, Ltd.	February 18, 2016	6,000	6,000	0.6 (Note 3)	January 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited	February 18, 2016	1,000	1,000	0.6 (Note 3)	January 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Bank of Fukuoka, Ltd.	February 18, 2016	1,000	1,000	0.6 (Note 3)	January 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Resona Bank, Limited	February 18, 2016	1,000	1,000	0.5 (Note 3)	July 31, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Trust & Banking Co., Ltd.	February 18, 2016	1,000	1,000	0.6 (Note 3)	January 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	March 1, 2016	733	733	0.5 (Note 3)	March 31, 2026	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		267	267
	Mizuho Bank, Ltd.	March 1, 2016	2,000	2,000	0.4 (Note 3)	March 31, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinsei Bank, Limited	March 1, 2016	1,500	1,500	0.3 (Note 3)	March 29, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Chugoku Bank, LTD.	March 1, 2016	1,000	1,000	0.3 (Note 3)	March 29, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinkin Central Bank	March 1, 2016	1,000	1,000	0.3	March 29, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Norinchukin Bank	March 1, 2016	1,500	1,500	0.3 (Note 3)	March 29, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	THE NISHI-NIPPON CITY BANK, LTD.	March 18, 2016	1,000	1,000	0.5 (Note 3)	March 31, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Trust & Banking Co., Ltd.	March 18, 2016	1,000	1,000	0.5 (Note 3)	March 31, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed

28

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender
Long-term	The 77 Bank, Ltd.	March 31, 2016	1,000	1,000	0.5	March 31, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	April 28, 2016	4,031	4,031	0.5	September 30, 2024	Lump sum	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,468	1,468
	Development Bank of Japan Inc.	July 29, 2016	10,850	10,850	0.4	July 30, 2027	Lump sum	(Note 6)	Unsecured and unguaranteed
	The Bank of Fukuoka, Ltd.	September 21, 2016	2,000	2,000	0.5	September 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Resona Bank, Limited	September 30, 2016	2,500	2,500	0.5	September 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The 77 Bank, Ltd.	September 30, 2016	1,000	1,000	0.4	September 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Chugoku Bank, LTD.	December 21, 2016	3,000	3,000	0.7	December 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Resona Bank, Limited	December 21, 2016	2,000	2,000	0.6	December 30, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Development Bank of Japan Inc.	March 31, 2017	2,000	2,000	0.6	January 29, 2027	Lump sum	(Note 5)	Unsecured and unguaranteed
	The Chugoku Bank, LTD.	March 31, 2017	1,000	1,000	0.6	January 29, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinkin Central Bank	March 31, 2017	1,000	1,000	0.6	January 29, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Yamaguchi Bank, Ltd.	March 31, 2017	1,000	1,000	0.6	January 29, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	May 1, 2017	1,099	1,099	0.4	November 1, 2024	Lump sum	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		400	400
	MUFG Bank, Ltd.	May 1, 2017	1,000	1,000	0.4	May 1, 2025	Lump sum	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	May 1, 2017	2,000	2,000	0.4	May 1, 2024	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	Mizuho Bank, Ltd.	May 1, 2017	2,000	2,000	0.6	May 1, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Resona Bank, Limited	May 1, 2017	1,000	1,000	0.6	May 1, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinsei Bank, Limited	May 1, 2017	1,000	1,000	0.6	May 1, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed

29

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender

Long-term	The Toho Bank, Ltd.	May 19, 2017	2,000	2,000	0.3	May 16, 2025	Lump sum (Note 4)	(Note 7)	Unsecured and unguaranteed
	The Juroku Bank, Ltd.		1,800	1,800
	The Hyakugo Bank, Ltd.		1,350	1,350
	Taiyo Life Insurance Company		1,000	1,000
	The Daishi Bank, Ltd.		950	950
	The Akita Bank, Ltd.		450	450
	The Iyo Bank, Ltd.		450	450
	The Bank of Fukuoka, Ltd.	September 14, 2017	3,000	3,000	0.4	March 31, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	September 29, 2017	2,000	2,000	0.5	September 30, 2027	Lump sum	(Note 6)	Unsecured and unguaranteed
	The Bank of Fukuoka, Ltd.	October 2, 2017	1,000	1,000	0.6	September 30, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Daishi Bank, Ltd.	October 2, 2017	1,500	1,500	0.3	September 30, 2024	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Ashikaga Bank, Ltd.		1,000	1,000
	The Juroku Bank, Ltd.		500	500
	MUFG Bank, Ltd.	October 6, 2017	4,764	4,764	0.5	July 31, 2024	Lump sum	(Note 5)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,735	1,735
	MUFG Bank, Ltd.	November 22, 2017	3,300	3,300	0.5	November 21, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,200	1,200
	MUFG Bank, Ltd.	November 22, 2017	3,300	3,300	0.5	May 22, 2026	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited		1,200	1,200
	The Joyo Bank, Ltd.	November 22, 2017	1,000	1,000	0.6	November 22, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Chugoku Bank, LTD.	November 22, 2017	2,000	2,000	0.6	November 22, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinkin Central Bank	December 29, 2017	2,500	2,500	0.6	December 28, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Bank, Ltd.	January 12, 2018	2,000	2,000	0.6	January 12, 2028	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	March 30, 2018	5,500	5,500	0.4	September 30, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Banking Corporation	March 30, 2018	3,000	3,000	0.4	March 31, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Development Bank of Japan Inc. (Note 2)	July 30, 2018	4,300	4,300	0.2	July 31, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Development Bank of Japan Inc.	July 30, 2018	8,500	8,500	0.8	July 31, 2029	Lump sum	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited (Note 2)	September 28, 2018	2,000	2,000	0.2	September 30, 2020	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed

30

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender

Long-term	Shinsei Bank, Limited	September 28, 2018	3,500	3,500	0.6	March 31, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinsei Bank, Limited	September 28, 2018	3,000	3,000	0.6	September 30, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd. (Note 2)	October 30, 2018	2,500	2,500	0.2	April 30, 2020	Lump sum (Note 4)	(Note 5)	Unsecured and unguaranteed
	The Juroku Bank, Ltd.	December 28, 2018	500	500	0.2	December 26, 2025	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Tochigi Bank, Ltd.		500	500
	The Yamaguchi Bank, Ltd.	December 28, 2018	500	500	0.5	December 28, 2028	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd. (Note 2)	February 28, 2019	4,500	4,500	0.2	February 26, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited	February 28, 2019	2,000	2,000	0.2	August 31, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	March 29, 2019	7,500	7,500	0.4	March 31, 2028	Lump sum	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited	March 29, 2019	5,000	5,000	0.5	March 31, 2028	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	March 29, 2019	7,500	7,500	0.4	September 29, 2028	Lump sum	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	March 29, 2019	2,500	2,500	0.2	March 31, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	June 21, 2019	5,000	5,000	0.2	June 21, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited	June 21, 2019	2,000	2,000	0.2	December 21, 2021	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	August 30, 2019	5,500	5,500	0.3	February 28, 2022	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Mizuho Bank, Ltd.	September 4, 2019	—	3,000	0.3	September 4, 2029	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Shinsei Bank, Limited	September 4, 2019	—	2,000	0.3	September 4, 2029	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	MUFG Bank, Ltd.	October 2, 2019	—	5,500	0.3	March 31, 2028	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited	October 2, 2019	—	2,000	0.4	October 2, 2028	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The Bank of Fukuoka, Ltd.	October 7, 2019	—	1,000	0.3	October 5, 2029	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	The 77 Bank, Ltd.	October 7, 2019	—	1,000	0.3	October 5, 2029	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed

31

	Classification	Borrowing date	Balance as of		Average interest rate (%) (Note 1)	Due date	Repayment method	Use	Remarks
			August 31, 2019 (Millions of yen)	February 29, 2020 (Millions of yen)
	Name of lender
Long-term	MUFG Bank, Ltd.	December 20, 2019	—	5,900	0.3	December 20, 2027	Lump sum	(Note 6)	Unsecured and unguaranteed
	Sumitomo Mitsui Trust Bank, Limited	December 20, 2019	—	2,100	0.4	December 20, 2027	Lump sum (Note 4)	(Note 6)	Unsecured and unguaranteed
	Sub-total		360,225	360,225
Total			360,225	360,225

Note 1	The average interest rate indicates a weighted average of interest rates, rounded to the first decimal place.
Note 2	The balances as of February 29, 2020 are included in current portion of long-term borrowings in the balance sheets.
Note 3	The borrowings are hedged by interest rate swaps and the average interest rates of the borrowings are calculated adjusting the effect of the interest rate swaps.
Note 4	JRF may repay all or part of principal of the borrowings on interest payment date.
Note 5	The funds were appropriated to purchasing real property or trust beneficiary interests in real property and miscellaneous expenses relating to the acquisition.
Note 6	The funds were mainly appropriated to repayment of borrowings.
Note 7	The funds were appropriated to redemption of corporate bonds.

3. Investment corporation bonds

			Balance as of
	Classification	Issuance date	August 31, 2019	February 29, 2020	Interest rate	Maturity date	Repayment method
	Name of bonds		(Millions of yen)	(Millions of yen)	(%)			Use	Remarks
Unsecured investment corporation bonds	7th series unsecured investment corporation bonds	December 18, 2013	7,500	7,500	1.108	December 18, 2023	Lump sum (Note 1)	(Note 2)	Unsecured and unguaranteed
	8th series unsecured investment corporation bonds	June 26, 2014	8,000	8,000	1.260	June 26, 2026	Lump sum (Note 1)	(Note 2)	Unsecured and unguaranteed
	9th series unsecured investment corporation bonds	February 5, 2015	7,000	7,000	0.765	February 5, 2025	Lump sum (Note 1)	(Note 3)	Unsecured and unguaranteed
	10th series unsecured investment corporation bonds	May 19, 2017	5,000	5,000	0.220	May 19, 2022	Lump sum (Note 1)	(Note 3)	Unsecured and unguaranteed
	11th series unsecured investment corporation bonds	May 19, 2017	2,000	2,000	0.480	May 19, 2027	Lump sum (Note 1)	(Note 3)	Unsecured and unguaranteed
	Sub-total		29,500	29,500
Green Bonds	1st Green Bonds (12th series unsecured investment corporation bonds)	May 25, 2018	8,000	8,000	0.210	May 25, 2023	Lump sum (Note 1)	(Note 4)	Unsecured and unguaranteed
	2nd Green Bonds (13th series unsecured investment corporation bonds)	June 25, 2019	7,000	7,000	0.200	June 25, 2024	Lump sum (Note 1)	(Note 4)	Unsecured and unguaranteed
	Sub-total		15,000	15,000
Total			44,500	44,500

Note 1	JRF may repurchase bonds at any time on or after the next day of issuance except for the case that transferring term is otherwise limited.
Note 2	The funds were appropriated to repayment of borrowings or working capital.
Note 3	The funds were appropriated to redemption of investment corporation bonds.
Note 4	The funds were appropriated to repayment of borrowings. Repayments are made to satisfy criteria for debts of the Eligible Green Projects defined in the Green Bond Framework.

32

4. Short-term investment corporation bonds

None

5. Investment unit warrants

None

33

Condition of investment transactions

1. Transactions of property and asset-backed securities

(Millions of yen)

	Acquisition		Disposition
Name of real property, etc.	Date of acquisition	Acquisition cost (Note 1)	Date of disposition	Disposition amount (Note 1)	Net book value	Gain (loss) on disposition (Note 2)
Ito-Yokado Nishikicho (45% of quasi-co-ownership)	—	—	September 2, 2019	6,525	4,469	2,022
Total			—	6,525	4,469	2,022

Note 1	The acquisition cost or disposition amount indicates contracted amount of the property in the purchase agreement excluding related expenses (brokerage fee, taxes, etc.).
Note 2	Gain (loss) on disposition is calculated by subtracting book value of the property and other sales expenses from the disposition amount.

2. Transactions of other assets

Assets other than property or asset-backed securities are mainly bank deposits and bank deposits in trust.

3. Research for specified assets value

(1) Property (Appraisal value)

(Millions of yen)

Acquisition /Disposition	Name of property	Date of acquisition /disposition	Acquisition Cost /Disposition amount (Note 1)	Appraisal value	Name of appraiser	Date of appraisal
Disposition	Ito-Yokado Nishikicho (45% of quasi-co-ownership)	September 2, 2019	6,525	6,525 (Note 2)	Tanizawa Sōgō Appraisal Co., Ltd.	May 29, 2019

Note 1	The acquisition cost or disposition amount indicates contracted amount of the property in the purchase agreement excluding related expenses (brokerage fee, taxes, etc.).
Note 2

Appraisal value of Ito-Yokado Nishikicho is calculated by multiplying appraisal value of the property as of May 29, 2019 amounting to ¥14,500 million by 45% of co-ownership interest disposed on September 2, 2019.

(2) Other transactions

None

4. Transactions with interested parties or major shareholders (Note 1)

(1) Outline of specified assets transactions

Acquisition cost / Disposition amount (Notes 2 and 3)
Classification	Acquisition cost	Disposition amount
Total amount	¥ — thousand	¥6,525,000 thousand
Breakdown for transactions with interested parties
Mitsubishi Corporation Urban Development, Inc.	¥ — thousand (— %)	¥6,525,000 thousand (100.0%)
Total	¥ — thousand (— %)	¥6,525,000 thousand (100.0%)

34

(2) Amounts of fees paid and other expenses

		Transactions with interested parties or major shareholders
Classification	Total amount (A)	Name of counter party	Amount of payment (B)	(B) /(A)
Facility management fees	¥1,545,852 thousand	Mitsubishi UFJ Lease & Finance Company Limited	¥445 thousand	0.0%
Property management fees	¥750,941 thousand	Mitsubishi Corporation Urban Development, Inc.	¥19,000 thousand	2.5%
Other rental expenses	¥941,762 thousand	Mitsubishi Corporation Urban Development, Inc.	¥2,096 thousand	0.2%
		Mitsubishi Shoji & Sun Co., Ltd.	¥708 thousand	0.1%

Note 1

“Interested parties or major shareholders” means the interested parties related with the asset management company of JRF or the major shareholders of the asset management company as prescribed under Article 26, Item 27 of the Regulations for Management Reports by Investment Trusts and Investment Corporations of the Investment Trusts Association, Japan.

Note 2	The acquisition cost or disposition amount indicate contracted amount of the property in the purchase agreement.
Note 3	Percentages in parentheses indicate ratio of each amount to the total amount of acquisition cost or disposition amount.
Note 4	In addition to the above transaction, JRF paid Mitsubishi Corporation Urban Development, Inc. repair costs which were capitalized as property costs amounting to ¥120 thousand.

5. Transactions with asset manager relating to business other than asset management

None

35

Financial information

1. Financial position and operating results

Please refer to the accompanying financial statements.

2. Changes in depreciation method

None

3. Changes in valuation method of real property

None

Outline of overseas real estate investment corporations

1. Disclosures relating to overseas real estate investment corporations

None

2. Disclosures relating to property held by overseas real estate investment corporations

None

36

Other information

1. Investment units held by the asset manager

Investment units held by the asset manager (Mitsubishi Corp. - UBS Realty Inc.) were as follows:

(1) Transactions of investment units held by the asset manager

Date	Number of units increased (Units)	Number of units decreased (Units)	Number of units held (Units)
Accumulated number	—	—	3,200
(2) Number of investment units held by the asset manager
Date	Number of investment units held at end of period (Units)	Aggregated value of investment units held at end of period (Note 1) (Thousands of yen)	Ratio of number of investment units held to number of investment units issued and outstanding
The 27th fiscal period (March 1, 2015 to August 31, 2015)	3,200	715,520	0.1%
The 28th fiscal period (September 1, 2015 to February 29, 2016)	3,200	823,040	0.1%
The 29th fiscal period (March 1, 2016 to August 31, 2016)	3,200	743,360	0.1%
The 30th fiscal period (September 1, 2016 to February 28, 2017)	3,200	723,200	0.1%
The 31st fiscal period (March 1, 2017 to August 31, 2017)	3,200	647,360	0.1%
The 32nd fiscal period (September 1, 2017 to February 28, 2018)	3,200	656,960	0.1%
The 33rd fiscal period (March 1, 2018 to August 31, 2018)	3,200	643,200	0.1%
The 34th fiscal period (September 1, 2018 to February 28, 2019)	3,200	718,080	0.1%
The 35th fiscal period (March 1, 2019 to August 31, 2019)	3,200	680,320	0.1%
The 36th fiscal period (September 1, 2019 to February 29, 2020)	3,200	656,320	0.1%

Note 1	“Aggregated value of investment units held at end of period” is calculated by market price of the investment securities on Tokyo Stock Exchange REIT Market at end of each fiscal period.

37

2. Notice

The General Meeting for Unitholders

The 12th General Meeting of Unitholders was held on November 22, 2019 and following matters were resolved at the meeting.

Resolution proposal	Summary
Resolution Proposal 1 - Partial amendment of the Articles of Incorporation

Following amendments were resolved as proposal.

•  Amendment in order to clarify that our principal investment target is retail facilities located in urban areas

•  Amendment in order to change fees for the asset management company to a structure that gives more consideration to unitholders’ interests and to newly adopt Asset Management Fee II that is linked to the total distribution amount and to reduce the rate of the existing Asset Management Fee I that is linked to the gross asset value. Additionally, amendment in order to adopt new disposition fee, which is a fee paid for activities in line with the current strategy of JRF, and new merger fee, which is a fee paid for services provided by the asset management company in case of a merger.

•  New supplementary provision in order to clarify that the new fee structure will come into effect on March 1, 2020

•  Amendment in order to change the maximum amount of the fees for accounting auditors so that we will be able to adjust the fees for the accounting auditors to a level appropriate for the assigned audit services

•  Amendment in order to change description of the date from Japanese traditional calendar to the Christian era, except for law numbers

Resolution Proposal 2 - Appointment of one executive director	Shuichi Namba was appointed as proposal.
Resolution Proposal 3 - Appointment of two supervisory directors	Masahiko Nishida and Masaharu Usuki were appointed as proposal.
Resolution Proposal 4 - Appointment of two alternate executive directors	Keita Araki and Takuya Machida were appointed as proposal.
Resolution Proposal 5 - Appointment of one alternate supervisory director	Shuhei Murayama was appointed as proposal.

38

JAPAN RETAIL FUND INVESTMENT CORPORATION

BALANCE SHEET

As of August 31, 2019 and February 29, 2020

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
ASSETS
Current assets:
Cash and cash equivalents (Note 4)	¥61,620	¥67,499	$616,823
Restricted bank deposits (Note 4)	513	983	8,982
Rent receivables	692	765	6,990
Other current assets	1,339	1,043	9,531

Total current assets	64,165	70,292	642,346

Non-current assets:
Property and equipment (Notes 4, 5, 6, 8 and 11), at cost:
Land	627,785	624,760	5,709,220
Buildings	288,162	288,884	2,639,897
Building improvements	13,442	13,303	121,566
Machinery and equipment	2,139	2,194	20,049
Furniture and fixtures	4,633	4,749	43,397
Construction in progress	1,097	257	2,348

Total property and equipment	937,261	934,150	8,536,507
Less: Accumulated depreciation	(109,843)	(113,328)	(1,035,620)

Net property and equipment	827,418	820,822	7,500,886

Other assets:
Leasehold rights (Notes 4, 7 and 8)	5,134	5,114	46,733
Other intangible assets (Notes 4, 7 and 8)	102	190	1,736
Lease deposits (Note 4)	1,636	1,619	14,794
Long-term prepaid expenses	1,614	1,635	14,941
Investment unit issuance costs	23	—	—
Investment corporation bond issuance costs	183	163	1,489
Other	520	49	447

Total other assets	9,215	8,772	80,160

TOTAL ASSETS	¥900,799	¥899,888	$8,223,412

The accompanying notes are an integral part of these financial statements.

JAPAN RETAIL FUND INVESTMENT CORPORATION

BALANCE SHEET

As of August 31, 2019 and February 29, 2020

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
LIABILITIES AND NET ASSETS
Current liabilities :
Current portion of long-term borrowings (Note 9)	¥52,300	¥57,875	$528,876
Current portion of tenant leasehold and security deposits (Notes 4 and 11)	658	658	6,012
Accounts payable—operating	3,222	3,193	29,178
Accounts payable—other	22	37	338
Accrued expenses	2,018	1,978	18,075
Consumption tax payable	949	426	3,892
Rent received in advance	3,226	3,199	29,233
Deposits received	3,027	2,170	19,830
Current portion of asset retirement obligations (Note 21)	9	—	—
Other current liabilities	170	126	1,151

Total current liabilities	65,605	69,664	636,607

Non-current liabilities :
Long-term borrowings (Note 9)	307,925	302,350	2,762,953
Long-term bonds issued—unsecured (Note 10)	44,500	44,500	406,652
Tenant leasehold and security deposits (Notes 4 and 11)	47,936	47,320	432,422
Asset retirement obligations (Note 21)	540	543	4,962
Derivatives liabilities (Note 20)	277	191	1,745
Other	20	20	182

Total non-current liabilities	401,199	394,925	3,608,928

TOTAL LIABILITIES	466,805	464,590	4,245,545

Net Assets (Note 12):
Unitholders’ equity:
Unitholders’ capital,
8,000,000 units authorized; 2,618,017 units as of August 31, 2019 and February 29, 2020 issued and outstanding	411,878	411,878	3,763,849
Capital surplus	14,986	14,986	136,945
Deduction from capital surplus	(9,999)	(9,999)	(91,373)

Capital surplus, net	4,986	4,986	45,563

Reserve for reduction entry of property	15	15	137
Reserve for dividends	1,616	2,864	26,171
Retained earnings for temporary difference adjustment (Note 13)	3,012	2,981	27,241
Retained earnings	12,814	12,800	116,969

Total unitholders’ equity	434,323	435,526	3,979,950

Valuation and translation adjustments :
Deferred losses on hedges	(328)	(228)	(2,083)

Total valuation and translation adjustments	(328)	(228)	(2,083)

TOTAL NET ASSETS	433,994	435,298	3,977,867

TOTAL LIABILITIES AND NET ASSETS	¥900,799	¥899,888	$8,223,412

The accompanying notes are an integral part of these financial statements.

JAPAN RETAIL FUND INVESTMENT CORPORATION

STATEMENT OF INCOME AND RETAINED EARNINGS

For the six months ended August 31, 2019 and February 29, 2020

	For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Operating revenues
Rent and other operating revenues (Note 15)	¥30,857	¥29,985	$274,010
Gain on sales of property (Note 16)	4,574	2,022	18,477

	35,432	32,007	292,488

Operating expenses
Property-related expenses (Note 15)	16,505	14,318	130,841
Loss on sales of property (Note 16)	1,023	—	—
Asset management fees	2,725	2,696	24,636
Custodian fees	30	29	265
General administration fees	129	128	1,169
Other	298	271	2,476

	20,712	17,444	159,407

Operating income	14,719	14,563	133,080
Non-operating revenues
Non-operating revenues	2	2	18

	2	2	18

Non-operating expenses
Interest expenses	1,355	1,228	11,221
Interest expenses on investment corporation bonds	141	143	1,306
Amortization of investment corporation bond issuance costs	18	20	182
Amortization of investment unit issuance costs	23	23	210
Loan-related costs	362	343	3,134
Other non-operating expenses	4	4	36

	1,906	1,764	16,119

Ordinary income	12,815	12,801	116,978
Income before income taxes	12,815	12,801	116,978
Income taxes (Note 17):
Current	—	—	—

	—	—	—

Net income	12,814	12,800	116,969
Unappropriated earnings at beginning of period	—	—	—

Retained earnings at the end of period (Note 14)	¥12,814	¥12,800	$116,969

The accompanying notes are an integral part of these financial statements.

JAPAN RETAIL FUND INVESTMENT CORPORATION

STATEMENT OF CHANGES IN NET ASSETS

For the six months ended August 31, 2019 and February 29, 2020

	Unitholders‘ equity											Valuation and translation adjustments
		Surplus
					Voluntary reserve
	Unitholders‘ capital	Capital surplus	Deduction from capital surplus	Capital surplus, net	Reserve for reduction entry of property	Reserve for dividends	Retained earnings for temporary difference adjustment	Total voluntary reserve	Retained earnings	Total surplus	Total unitholders‘ equity	Deferred gains (losses) on hedges	Total valuation and translation adjustments	Total net assets
							(in millions)
Balance as of February 28, 2019	¥411,878	¥14,986	¥(9,999)	¥4,986	¥476	¥1,616	¥3,044	¥5,136	¥11,105	¥21,228	¥433,106	¥(405)	¥(405)	¥432,701

Changes during the period
Reversal of reserve for reduction entry of property	—	—	—	—	(461)	—	—	(461)	461	—	—	—	—	—
Reversal of retained earnings for temporary difference adjustment	—	—	—	—	—	—	(31)	(31)	31	—	—	—	—	—
Cash distribution declared	—	—	—	—	—	—	—	—	(11,597)	(11,597)	(11,597)	—	—	(11,597)
Net income	—	—	—	—	—	—	—	—	12,814	12,814	12,814	—	—	12,814
Net changes of items other than unitholders’ equity	—	—	—	—	—	—	—	—	—	—	—	76	76	76

Total changes during the period	—	—	—	—	(461)	—	(31)	(492)	1,709	1,216	1,216	76	76	1,293

Balance as of August 31, 2019	¥411,878	¥14,986	¥(9,999)	¥4,986	¥15	¥1,616	¥3,012	¥4,643	¥12,814	¥22,445	¥434,323	¥(328)	¥(328)	¥433,994

Changes during the period
Provision of reserve for dividends	—	—	—	—	—	1,248	—	1,248	(1,248)	—	—	—	—	—
Reversal of retained earnings for temporary difference adjustment	—	—	—	—	—	—	(31)	(31)	31	—	—	—	—	—
Cash distribution declared	—	—	—	—	—	—	—	—	(11,597)	(11,597)	(11,597)	—	—	(11,597)
Net income	—	—	—	—	—	—	—	—	12,800	12,800	12,800	—	—	12,800
Net changes of items other than unitholders’ equity	—	—	—	—	—	—	—	—	—	—	—	100	100	100

Total changes during the period	—	—	—	—	—	1,248	(31)	1,216	(14)	1,202	1,202	100	100	1,303

Balance as of February 29, 2020	¥411,878	¥14,986	¥(9,999)	¥4,986	¥15	¥2,864	¥2,981	¥5,860	¥12,800	¥23,648	¥435,526	¥(228)	¥(228)	¥435,298

The accompanying notes are an integral part of these financial statements.

JAPAN RETAIL FUND INVESTMENT CORPORATION

STATEMENT OF CHANGES IN NET ASSETS

For the six months ended August 31, 2019 and February 29, 2020

	Unitholders’ equity											Valuation and translation adjustments
		Surplus
					Voluntary reserve
	Unitholders’ capital	Capital surplus	Deduction from capital surplus	Capital surplus, net	Reserve for reduction entry of property	Reserve for dividends	Retained earnings for temporary difference adjustment	Total voluntary reserve	Retained earnings	Total surplus	Total unitholders’ equity	Deferred gains (losses) on hedges	Total valuation and translation adjustments	Total net assets
	(in thousands of U.S. dollars (Note 3))
Balance as of August 31, 2019	$ 3,763,849	$136,945	$(91,373)	$45,563	$137	$14,767	$27,524	$42,428	$117,097	$205,108	$3,968,957	$(2,997)	$(2,997)	$3,965,950

Changes during the period
Provision of reserve for dividends	—	—	—	—	—	11,404	—	11,404	(11,404)	—	—	—	—	—
Reversal of retained earnings for temporary difference adjustment	—	—	—	—	—	—	(283)	(283)	283	—	—	—	—	—
Cash distribution declared	—	—	—	—	—	—	—	—	(105,976)	(105,976)	(105,976)	—	—	(105,976)
Net income	—	—	—	—	—	—	—	—	116,969	116,969	116,969	—	—	116,969
Net changes of items other than unitholders’ equity	—	—	—	—	—	—	—	—	—	—	—	913	913	913

Total changes during the period	—	—	—	—	—	11,404	(283)	11,112	(127)	10,984	10,984	913	913	11,907

Balance as of February 29, 2020	$ 3,763,849	$136,945	$(91,373)	$45,563	$137	$26,171	$27,241	$53,550	$116,969	$216,101	$3,979,950	$(2,083)	$(2,083)	$3,977,867

The accompanying notes are an integral part of these financial statements.

JAPAN RETAIL FUND INVESTMENT CORPORATION

STATEMENT OF CASH FLOWS

For the six months ended August 31, 2019 and February 29, 2020

	For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Cash Flows from Operating Activities:
Income before income taxes	¥12,815	¥12,801	$116,978
Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Depreciation	5,558	5,379	49,154
Amortization of investment corporation bond issuance costs	18	20	182
Amortization of investment unit issuance costs	23	23	210
Gain on sales of property	(4,574)	(2,022)	(18,477)
Loss on sales of property	1,023	—	—
Loss on disposal of fixed assets	179	58	530
Interest income	—	—	—
Interest expenses	1,497	1,372	12,537
Changes in assets and liabilities:
(Increase) decrease in rent receivables	27	(28)	(255)
(Increase) decrease in long-term prepaid expenses	(195)	(20)	(182)
Increase (decrease) in accounts payable—operating	711	(235)	(2,147)
Increase (decrease) in accounts payable—other	—	14	127
Increase (decrease) in accrued expenses	40	5	45
Increase (decrease) in consumption tax payable	947	(523)	(4,779)
Increase (decrease) in rent received in advance	31	(26)	(237)
Increase (decrease) in deposits received	1,498	(572)	(5,227)
Other, net	599	339	3,097

Sub total	20,202	16,584	151,548
Interest received	—	—	—
Interest expenses paid	(1,507)	(1,417)	(12,948)
Income taxes paid	—	—	—

Net cash provided by operating activities	18,695	15,167	138,600
Cash Flows from Investing Activities :
Purchase of property and equipment	(16,554)	(3,215)	(29,379)
Proceeds from sales of property and equipment	32,936	6,491	59,316
Payments for sales of property and equipment	—	(256)	(2,339)
Purchase of intangible assets	(18)	(79)	(721)
Proceeds from sales of intangible assets	2	—	—
Payments of tenant leasehold and security deposits	(2,732)	(1,278)	(11,678)
Proceeds from tenant leasehold and security deposits	1,047	628	5,738
Proceeds from deposits and others	7	17	155

Net cash provided by investing activities	14,687	2,307	21,081
Cash Flows from Financing Activities:
Repayments of short-term borrowings	(8,000)	—	—
Proceeds from long-term borrowings	35,000	22,500	205,610
Repayments of long-term borrowings	(34,000)	(22,500)	(205,610)
Proceeds from issuance of investment corporation bonds	6,959	—	—
Distribution payments	(11,596)	(11,596)	(105,967)

Net cash used in financing activities	(11,637)	(11,596)	(105,967)

Net change in cash and cash equivalents	21,745	5,878	53,714
Cash and cash equivalents at the beginning of period	39,874	61,620	563,099

Cash and cash equivalents at the end of period	¥61,620	¥67,499	$616,823

The accompanying notes are an integral part of these financial statements.

JAPAN RETAIL FUND INVESTMENT CORPORATION

NOTES TO FINANCIAL STATEMENTS

As of and for the six months ended August 31, 2019 and February 29, 2020

Note	1 — Organization

Japan Retail Fund Investment Corporation (the “Company”), a real estate investment corporation, with initial capital of ¥200 million, was incorporated on September 14, 2001, under the Act on Investment Trusts and Investment Corporations of Japan (the “Investment Trust Act”). The sponsors of the Company are Mitsubishi Corporation, UBS Global Asset Management (Japan) Ltd. and Mitsubishi Corp.-UBS Realty Inc. The Company was formed to invest primarily in retail properties in Japan. On March 12, 2002, the Company raised ¥23.46 billion through an initial public offering of 52,000 investment units.

On March 13, 2002, the day after the Company was listed on the J-REIT section of the Tokyo Stock Exchange, four retail properties were acquired, and operations of the Company commenced.

On March 1, 2010, the Company merged with LaSalle Japan REIT Inc.

The total assets managed by the Company at the end of the 36th fiscal period (February 29, 2020) amounted to ¥877.2 billion (US$8,016 million) (the total acquisition price of 100 properties).

Note	2 — Summary of Significant Accounting Policies

(a) Basis of Presentation

The Company maintains its accounts and records in conformity with accounting principles and practices generally accepted in Japan (“Japanese GAAP”), including provisions set forth in the Investment Trust Act, the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, and other related regulations, which are different in certain respects from the application and disclosure requirements of International Financial Reporting Standards or accounting principles generally accepted in the United States of America.

The accompanying financial statements are a translation of the financial statements of the Company, which were prepared in accordance with Japanese GAAP and filed with the Kanto Local Finance Bureau as required by the Financial Instruments and Exchange Act of Japan. In preparing the accompanying financial statements, relevant notes have been added and certain reclassifications have been made from financial statements issued domestically in order to present them in a format that is more familiar to readers outside Japan.

The financial statements are not intended to present the financial position and the results of operations in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than Japan.

The Company’s fiscal period is a six-month period which ends at the end of February and August of each year.

Amounts less than ¥1 million and US$1 thousand have been rounded down. As a result, the total shown in the financial statements and notes thereto do not necessarily agree to the sum of the individual account balances.

The Company does not prepare consolidated financial statements as it has no subsidiaries.

(b) Cash and Cash Equivalents and Restricted Bank Deposits

Cash and cash equivalents consist of cash, demand deposits, and short-term investments which are highly liquid and readily convertible into cash, have a low risk of price fluctuation, and mature within three months from the date of acquisition.

The usage of restricted bank deposits is limited to repayments of tenant leasehold and security deposits.

(c) Property and Equipment

Property and equipment is recorded at cost. Depreciation of property and equipment, except for land, is calculated on a straight-line basis over the estimated useful lives of the assets as stated below:

Buildings	2-50 years
Building improvements	2-60 years
Machinery and equipment	2-17 years
Furniture and fixtures	2-20 years

(d) Other Intangible Assets

Other intangible assets are amortized on a straight-line basis over the period of the estimated useful lives of the assets.

(e) Long-term Prepaid Expenses

Long-term prepaid expenses are amortized on a straight-line basis.

(f) Impairment of Fixed Assets

An impairment assessment is carried out on an asset or group of assets, such as fixed assets and intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

If the asset or group of assets is deemed to be impaired, an impairment loss is recognized for the difference between the carrying amount and the recoverable amount of the asset or group of assets.

(g) Accounting Treatment of Trust Beneficiary Interests in Real Estate Trusts

Trust beneficiary interests in real estate trusts are commonly utilized to obtain ownership in commercial properties in Japan, through which the Company holds all of its real estate. Assets and liabilities with respect to assets in trust, as well as all income generated and expenses incurred with respect to assets in trust, are recorded in the relevant accounts for balance sheet and statement of income and retained earnings of the Company in proportion to the percentage interest that such trust beneficiary interest represents.

(h) Investment Corporation Bond Issuance Costs

Investment corporation bond issuance costs are capitalized and amortized on a straight-line basis over the maturity period of the bonds issued, which range from five to twelve years.

(i) Investment Unit Issuance Costs

Investment unit issuance costs are capitalized and amortized over three years.

(j) Income Taxes

Deferred tax assets and liabilities are computed based on the temporary differences between accounting and tax bases of assets and liabilities using the applicable statutory tax rate.

(k) Consumption Taxes

Consumption taxes withheld and consumption taxes paid are not included in the statements of income and retained earnings. Consumption taxes paid are generally offset against the balance of consumption taxes withheld. As such, the excess of payments over amounts withheld are included in current assets and the excess of amounts withheld over payments are included in current liabilities as the case may be.

(l) Taxes on Property and Equipment

Property and equipment are subject to various taxes, such as property taxes and urban planning taxes, on an annual basis. An owner of a property is registered in the record maintained by the local government in each jurisdiction, and such taxes are imposed on the owner registered in the record as of January 1st of each year based on the assessment made by the local government.

Under the above tax rules, a seller of a property at the time of disposition is liable for these taxes on the property from the date of disposition to the end of the calendar year in which the property is disposed. The seller, however, is reimbursed by the purchaser for these accrued tax liabilities and the amount of settlement reflects this adjustment. For the purchaser, a portion of such taxes calculated from the acquisition date to the end of the calendar year is capitalized as a cost of the property in accordance with Japanese GAAP. In subsequent calendar years, half of such taxes on property and equipment for each calendar year are charged as operating expenses in each fiscal period.

Taxes on property and equipment capitalized amounted to ¥35 million for the six months ended August 31, 2019. No taxes on property and equipment were capitalized for the six months ended February 29, 2020.

(m) Revenue Recognition

Revenue from the leasing of retail space includes fixed rental revenues, variable rental revenues, sales-based rental revenues, recoveries of utility charges and other miscellaneous income, which are all recognized in a pattern appropriate for each revenue stream.

(n) Hedge Accounting

In accordance with the Company’s risk management policy and its internal rules, the Company conducts derivative transactions for the purpose of hedging risks that are prescribed in the Company’s articles of incorporation. The Company hedges fluctuations in interest rates of borrowings through the use of interest rate swaps as hedging instruments, to which deferred hedge accounting is applied, where gains or losses on derivatives qualifying for hedge accounting are deferred as valuation and translation adjustments within net assets until maturity of the hedge transaction. The hedge effectiveness of the interest rate swaps is assessed by comparing the cumulative changes in the cash flows of the hedging instruments and those of the hedged items.

For the interest rate swaps which qualify for hedge accounting and meet specific criteria, the Company applies the special treatment provided under Japanese GAAP under which only the interest received or paid under such swap contracts is recognized and added to or reduced from any interest earned or incurred on the hedged asset or liability as appropriate, and the fair value of the interest rate swaps is not required to be measured separately. The assessment of hedge effectiveness is not performed when the interest rate swaps meet the specific criteria required for such special treatment.

(o) Leases

The Company capitalized all finance leases that do not transfer ownership of the leased assets to the lessee on its balance sheets and depreciates the leased assets using the straight-line method, assuming no residual value, over the lease term.

Note	3 — U.S. Dollar Amounts

The Company maintains its accounting records in Japanese yen. The U.S. dollar amounts included in the accompanying financial statements and notes thereto represent the arithmetical result of translating Japanese yen into U.S. dollars at the rate of ¥109.43 = US$1, the effective rate of exchange prevailing at February 29, 2020. The inclusion of such U.S. dollar amounts associated with the fiscal six months ended February 29, 2020 is solely for the convenience of readers outside of Japan. Such translations should not be construed as representations that the Japanese yen amounts represent, or have been, or could be converted into, United States dollar amounts at that or any other rate.

Note	4 — Trust Beneficiary Interests in Real Estate Trusts

The investment properties managed by the Company consist of real properties and trust beneficiary interests in real estate trusts. For trust beneficiary interests in real estate trusts, all assets and liabilities with respect to assets in the trusts are recorded in the relevant balance sheet accounts of the Company in proportion to the percentage interest in the trusts.

The assets and liabilities owned in the real estate trusts are summarized as follows:

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Assets
Current assets:
Cash and cash equivalents	¥13,158	¥11,998	$109,640
Restricted bank deposits	513	983	8,982

Property and equipment, at cost:
Land	599,326	596,301	5,449,154
Buildings	285,730	286,450	2,617,655
Building improvements	13,376	13,237	120,963
Machinery and equipment	2,139	2,194	20,049
Furniture and fixtures	4,613	4,730	43,223
Construction in progress	1,097	257	2,348

Total property and equipment	906,284	903,170	8,253,404
Less: Accumulated depreciation	(109,184)	(112,624)	(1,029,187)

Net property and equipment	797,100	790,545	7,224,207

Other assets:
Leasehold rights	5,134	5,114	46,733
Other intangible assets	90	124	1,133
Lease deposits	1,636	1,619	14,794

Liabilities
Current liabilities:
Current portion of tenant leasehold and security deposits	658	658	6,012

Non-current liabilities:
Tenant leasehold and security deposits	46,074	45,525	416,019

Note	5 — Reduction Entry for Property

Acquisition costs of certain buildings were reduced by government subsidies received. The accumulated amounts of such reduction for the six months ended August 31, 2019 and February 29, 2020 were ¥334 million and ¥334 million (US$3,052 thousand), respectively.

Note 6 — Schedule of Property and Equipment

(i)	Schedule of Property and Equipment as of August 31, 2019 consisted of the following:

	At cost
	Beginning balance	Increase	Decrease	Ending balance	Accumulated depreciation	Depreciation for the period	Net property and equipment
	(in millions)
Land	¥637,638	¥11,557	¥21,409	¥627,785	¥—	¥—	¥627,785
Buildings	298,802	4,871	15,511	288,162	100,804	5,118	187,358
Building improvements	14,453	68	1,079	13,442	4,889	211	8,552
Machinery and equipment	2,170	20	51	2,139	1,279	58	860
Furniture and fixtures	4,499	305	171	4,633	2,869	134	1,763
Construction in progress	1,778	612	1,292	1,097	—	—	1,097

Total	¥959,342	¥17,435	¥39,516	¥937,261	¥109,843	¥5,523	¥827,418

(ii) Schedule of Property and Equipment as of February 29, 2020 consisted of the following:
	At cost
	Beginning balance	Increase	Decrease	Ending balance	Accumulated depreciation	Depreciation for the period	Net property and equipment
	(in millions)
Land	¥627,785	¥—	¥3,024	¥624,760	¥—	¥—	¥624,760
Buildings	288,162	3,783	3,061	288,884	104,084	4,948	184,800
Building improvements	13,442	58	196	13,303	4,984	198	8,318
Machinery and equipment	2,139	71	17	2,194	1,322	55	872
Furniture and fixtures	4,633	195	79	4,749	2,936	137	1,813
Construction in progress	1,097	93	933	257	—	—	257

Total	¥937,261	¥4,202	¥7,313	¥934,150	¥113,328	¥5,340	¥820,822

	At cost
	Beginning balance	Increase	Decrease	Ending balance	Accumulated depreciation	Depreciation for the period	Net property and equipment
	(in thousands of U.S. dollars (Note 3))
Land	$5,736,863	$—	$27,634	$5,709,220	$—	$—	$5,709,220
Buildings	2,633,299	34,570	27,972	2,639,897	951,146	45,216	1,688,750
Building improvements	122,836	530	1,791	121,566	45,545	1,809	76,012
Machinery and equipment	19,546	648	155	20,049	12,080	502	7,968
Furniture and fixtures	42,337	1,781	721	43,397	26,829	1,251	16,567
Construction in progress	10,024	849	8,525	2,348	—	—	2,348

Total	$8,564,936	$38,398	$66,828	$8,536,507	$1,035,620	$48,798	$7,500,886

Note 7 — Schedule of Intangible Assets

(i) Schedule of Intangible Assets as of August 31, 2019 consisted of the following:

	At cost
	Beginning balance	Increase	Decrease	Ending balance	Accumulated amortization	Amortization for the period	Net intangible assets
	(in millions)
Leasehold rights	¥5,384	¥—	¥—	¥5,384	¥250	¥20	¥5,134
Other intangible assets	365	23	6	381	279	15	102

Total	¥5,749	¥23	¥6	¥5,766	¥529	¥35	¥5,236

(ii) Schedule of Intangible Assets as of February 29, 2020 consisted of the following:

	At cost
	Beginning balance	Increase	Decrease	Ending balance	Accumulated amortization	Amortization for the period	Net intangible assets
	(in millions)
Leasehold rights	¥5,384	¥—	¥—	¥5,384	¥270	¥20	¥5,114
Other intangible assets	381	108	2	487	297	19	190

Total	¥5,766	¥108	¥2	¥5,871	¥567	¥39	¥5,304

	At cost
	Beginning balance	Increase	Decrease	Ending balance	Accumulated amortization	Amortization for the period	Net intangible assets
	(in thousands of U.S. dollars (Note 3))
Leasehold rights	$49,200	$—	$—	$49,200	$2,467	$182	$46,733
Other intangible assets	3,481	986	18	4,450	2,714	173	1,736

Total	$52,691	$986	$18	$53,650	$5,181	$356	$48,469

Note 8 — Fair Value of Investment and Rental Property

The following table shows the net book value and the fair value of the investment and rental properties in the aggregate for the six months ended August 31, 2019 and February 29, 2020.

	As of / For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Net book value(i)
Balance at the beginning of the period	¥851,358	¥832,643	$7,608,909
Net increase(decrease) during the period(ii)	(18,714)	(6,582)	(60,148)

Balance at the end of the period	¥832,643	¥826,061	$7,548,761

Fair value(iii)	¥994,145	¥988,190	$9,030,339

Notes:

(i)	The net book value includes leasehold rights and other intangible assets.
(ii)	Changes in the net book value are mainly due to the following transactions (except for depreciation):

For the six months ended August 31, 2019:	Increase (decrease) in net book value
(in millions)
Acquisitions:
G-Bldg. Jingumae 09	¥7,075
m-city Kashiwa	5,777
Capital expenditure:
Renewal construction of KAWASAKI Le FRONT	2,113
Dispositions:
8953 Osaka Shinsaibashi Building	(12,034)
AEON Sendai Nakayama	(8,469)
Narupark	(7,128)
Ito-Yokado Nishikicho (partial disposition of interest)	(1,499)

For the six months ended February 29, 2020:	Increase (decrease) in net book value
	(in millions)	(in thousands of U.S. dollars (Note 3))
Capital expenditure:
Renewal construction of KAWASAKI Le FRONT	975	8,909
Disposition :
Ito-Yokado Nishikicho (partial disposition of interest)	(4,469)	(40,838)

(iii)	Fair value has been determined based on appraisals or researched value by independent appraisers. For Ito-Yokado Nishikicho signed disposition contract on May 29, 2019, the selling price is used.

For rent revenues and expenses for the six months ended August 31, 2019 and February 29, 2020, please refer to “Note 15 — Analysis of Rent and Other Operating Revenues and Property-Related Expenses”.

Note 9 — Bank Borrowings, Credit Facilities and Commitment Lines

Bank borrowings outstanding as of August 31, 2019 and February 29, 2020 and average interest rates range for each period were as follows:

	As of / For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Bank borrowings at end of the period
Short-term borrowings	¥—	¥—	$—
Long-term borrowings	360,225	360,225	3,291,830

Total	¥360,225	¥360,225	$3,291,830

Average interest rates range for the period	From 0.2% to 3.0%	From 0.2% to 3.0%

As of August 31, 2019 and February 29, 2020, the Company entered into credit facilities and committed lines of credit as follows:

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Credit Facilities
Total amount of credit facilities	¥35,500	¥35,500	$324,408
Borrowings drawn down	—	—	—

Unused credit facilities	¥35,500	¥35,500	$324,408

Commitment Lines
Total amount of committed lines of credit	¥60,000	¥60,000	$548,295
Borrowings drawn down	—	—	—

Unused committed lines of credit	¥60,000	¥60,000	$548,295

Note 10 — Investment Corporation Bonds

The details of unsecured investment corporation bonds issued and outstanding as of August 31, 2019 and February 29, 2020 are as follows:

	Balance as of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Long-term bonds — unsecured
¥7.5 billion of 10-year bonds, issued on December 18, 2013, maturing on December 18, 2023 with a coupon of 1.108%	¥7,500	¥7,500	$68,536
¥8 billion of 12-year bonds, issued on June 26, 2014, maturing on June 26, 2026 with a coupon of 1.260%	8,000	8,000	73,106
¥7 billion of 10-year bonds, issued on February 5, 2015, maturing on February 5, 2025 with a coupon of 0.765%	7,000	7,000	63,967
¥5 billion of 5-year bonds, issued on May 19, 2017, maturing on May 19, 2022 with a coupon of 0.220%	5,000	5,000	45,691
¥2 billion of 10-year bonds, issued on May 19, 2017, maturing on May 19, 2027 with a coupon of 0.480%	2,000	2,000	18,276
¥8 billion of 5-year bonds (Green Bonds), issued on May 25, 2018, maturing on May 25, 2023 with a coupon of 0.210%	8,000	8,000	73,106
¥7 billion of 5-year bonds (Green Bonds), issued on June 25, 2019, maturing on June 25, 2024 with a coupon of 0.200%	7,000	7,000	63,967

Total	¥44,500	¥44,500	$406,652

Note 11 — Collateral

Certain properties and beneficiary interests in trusts (comprising of properties and cash) with an aggregate book value of ¥204,161 million and ¥202,779 million (US$1,853,047 thousand) were pledged as collateral to secure tenant leasehold and security deposits totaling ¥18,967 million and ¥18,427 million (US$168,390 thousand) as of August 31, 2019 and February 29, 2020, respectively.

Certain land and buildings included in the above aggregate book value were pledged as collateral to secure co-owners’ payments of tenant leasehold and security deposits for amounts of ¥691 million and ¥691 million (US$6,314 thousand) and former owner’s payments of retirement benefit obligation for amounts of ¥350 million and ¥350 million (US$3,198 thousand) as of August 31, 2019 and February 29, 2020, respectively.

Note 12 — Net Assets

The Company issues only non-par value investment units in accordance with the Investment Trust Act, and the entire amount of the issue price of new investment units is allocated to unitholders’ capital within net assets. The Company is required to maintain net assets of at least ¥50 million (US$456 thousand) as required by the Investment Trust Act.

The number of investment units issued and outstanding were 2,618,017 as of August 31, 2019 and February 29, 2020. For the six months ended February 28, 2018, the Company purchased a total of 49,181 of its own investment units at ¥9,999 million and retired all of its own investment units on February 9, 2018. The acquisition cost of the Company’s own investment units is deducted from capital surplus in unitholders’ equity.

Note 13 — Retained Earnings for Temporary Difference Adjustment

Movements of retained earnings for temporary difference adjustment are as follows:

For the six months ended August 31, 2019:	Initial amount	Balance at beginning of the period	Provision	Reversal	Balance at end of the period
	(in millions)
Reserve for dividends(i)	¥3,138	¥3,044	¥—	¥(31)	¥3,012

For the six months ended February 29, 2020:	Initial amount	Balance at beginning of the period	Provision	Reversal	Balance at end of the period
	(in millions)
Reserve for dividends(i)	¥3,138	¥3,012	¥—	¥(31)	¥2,981

	(in thousands of U.S. dollars (Note 3))
	$28,675	$27,524	$—	$(283)	$27,241

Note:

(i)

The retained earnings for temporary difference adjustment was transferred from reserve for dividends, which was derived from negative goodwill, and will be reversed and appropriated for dividends in forthcoming periods by an amount equal to or more than the initial amount divided by 50 years.

Note	14 — Appropriation of Retained Earnings

The Company’s articles of incorporation stipulate the policy that the Company makes distributions in excess of 90% of distributable profit as defined in the Special Taxation Measure Act of Japan. In accordance with this policy, the Company intends to make regular distributions to unitholders with respect to its semi-annual fiscal periods, ending at the end of February and August of each year.

The following table shows the distributions of retained earnings for the six months ended August 31, 2019 and February 29, 2020, respectively.

	For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Retained earnings at the end of period	¥12,814	¥12,800	$116,969
Reversal of retained earnings for temporary difference adjustment	31	31	283
Cash distribution declared	(11,597)	(11,781)	(107,657)
Provision of reserve for dividends	(1,248)	(1,050)	(9,595)

Retained earnings carried forward	¥—	¥—	$—

For the six months ended August 31, 2019, the Company declared a total distribution of ¥11,597 million, representing all of retained earnings at the end of the period then ended after reversal of retained earnings for temporary difference adjustment amounting to ¥31 million and provision of reserve for dividends amounting to ¥1,248 million.

For the six months ended February 29, 2020, the Company declared a total distribution of ¥11,781 million (US$107,657 thousand), representing all of retained earnings at the end of the period then ended after reversal of retained earnings for temporary difference adjustment amounting to ¥31 million (US$283 thousand) and provision of reserve for dividends amounting to ¥1,050 million (US$9,595 thousand).

The financial statements do not reflect the provision of reserve for dividends, reversal of retained earnings for temporary difference adjustment or cash distribution declared as of the end of each fiscal period.

Cash distributions per investment unit were ¥4,430 and ¥4,500 (US$41) for the six months ended August 31, 2019 and February 29, 2020, respectively.

Note	15 — Analysis of Rent and Other Operating Revenues and Property-Related Expenses

Rent and other operating revenues and property-related expenses for the six months ended August 31, 2019 and February 29, 2020 consist of the following:

	For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Rent and other operating revenues:
Rent and parking revenue	¥27,157	¥26,341	$240,710
Common area charges	1,388	1,259	11,505
Other	2,312	2,385	21,794

Total rent and other operating revenues	¥30,857	¥29,985	$274,010

Property-related expenses:
Property management fees	¥769	¥750	$6,853
Facility management fees	1,551	1,545	14,118
Utilities	1,530	1,336	12,208
Property-related taxes	2,779	2,632	24,051
Repair and maintenance	2,261	826	7,548
Insurance	33	30	274
Trust fees	56	50	456
Rent expense(i)	769	766	6,999
Other	1,016	941	8,599
Depreciation	5,557	5,377	49,136
Loss on disposal of property	179	58	530

Total property-related expenses	¥16,505	¥14,318	$130,841

Operating income from property leasing activities	¥14,352	¥15,667	$143,169

Note:

(i)	Rent expense represents payments to the owners of the building and/or land in which the Company has leasehold rights.

Note	16 — Analysis of Gain (Loss) on Sales of Property

Analysis of gain or loss on sales of property for the six months ended August 31, 2019 and February 29, 2020 is as follows:

	For the six months ended
	August 31, 2019		February 29, 2020
	Gain on sales of property	Loss on sales of property	Gain on sales of property
	(in millions)		(in millions)	(in thousands of U.S. dollars (Note 3))
Sales of property	¥26,995	¥6,115	¥6,525	$59,627
Costs of property	22,003	7,128	4,469	40,838
Other sales expenses	417	10	33	301

Gain (Loss) on sales of property, net	¥4,574	¥(1,023)	¥2,022	$18,477

Note	17 — Income Taxes

The Company is subject to corporate income taxes in Japan. The Company may deduct from its taxable income the amounts distributed to its unitholders, provided the requirements are met under the Special Taxation Measures Act of Japan. Under this act, the Company must meet a number of tax requirements, including a requirement to distribute in excess of 90% of the distributable profit for the fiscal period in order to be able to deduct such amounts. If the Company does not satisfy all of the requirements, the entire taxable income of the Company will be subject to regular corporate income taxes in Japan.

The Company has a policy of making distributions in excess of 90% of its distributable profit for the fiscal period to satisfy the above requirements set forth in the Special Taxation Measures Act of Japan to achieve a deduction of distributions for income tax purposes. The Company has distributed approximately 100% of distributable profit. Hence, the Company has treated the distributions as a tax allowable deduction as defined in the Special Taxation Measures Act of Japan.

Deferred tax assets or liabilities are recognized where assets or liabilities have different accounting and tax bases. The tax rate used for the calculation of deferred tax is the rate applicable to the period in which the temporary differences are expected to be reversed. Since we would generally not expect to incur income tax payable in the future, in principle we provide for a valuation allowance in full for future deductible temporary differences that would give rise to deferred tax assets. Deferred tax liabilities are recognized except for cases where it is highly likely that the Company will not be subject to income tax in the future.

Reconciliation of significant differences between the normal effective statutory tax rate and the actual effective tax rate after application of tax effect accounting are as follows:

	For the six months ended
	August 31, 2019	February 29, 2020
	(Rate)
Statutory tax rate	31.51%	31.51%
Deductible cash distributions	(28.52)	(29.00)
Change in valuation allowance (for deferred tax assets)	(3.50)	(2.54)
Reversal of retained earnings for temporary difference adjustment	0.08	0.08
Other	0.43	(0.03)

Effective tax rate	0.00%	0.00%

Deferred tax assets and liabilities consist of the following:

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Deferred tax assets:
Tax loss carryforwards(i)	¥1,625	¥—	$—
Asset retirement obligations	173	170	1,553
Amortization of leasehold rights	125	135	1,233
Depreciation	19	21	191
Valuation differences on assets acquired through the merger	5,321	5,315	48,569
Deferred losses on hedges	103	71	648
Other	115	38	347

Sub total	7,484	5,754	52,581
Valuation allowance for tax loss carryforwards(i)	(1,625)	—	—
Valuation allowance for temporary differences, etc	(5,858)	(5,754)	(52,581)

Total valuation allowance(ii)	(7,484)	(5,754)	(52,581)

Total deferred tax assets	—	—	—

Net deferred tax assets	¥—	¥—	$—

Notes

(i)	Details of valuation allowance for tax loss carryforwards are as follows.

As of August 31,, 2019:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years	Total
	(in millions)
Tax loss carryforwards(a)	¥1,625	¥—	¥—	¥—	¥—	¥—	¥1,625
Valuation allowance	(1,625)	—	—	—	—	—	(1,625)

Deferred tax assets	¥—	¥—	¥—	¥—	¥—	¥—	¥—

(a):  Amounts of tax loss carryforwards are after multiplying statutory tax rate.

(ii)	Valuation allowance for tax loss carryforwards decrease mainly due to decrease of deffered tax assets by expiration of tax loss carried forward.

Note	18 — Leases

(a) Lease Rental Revenues

The Company leases its properties to retail tenants. Future minimum rental revenues pursuant to existing rental contracts as of August 31, 2019 and February 29, 2020 (exclusive of the recovery of utility and other charges) scheduled to be received are summarized as follows:

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Due within one year	¥20,252	¥20,460	$186,968
Due after one year	85,211	83,595	763,913

Total	¥105,463	¥104,055	$950,881

(b) Lease Commitments

As described in Note 2 (o), Finance lease transactions that do not transfer ownership of the leased assets to the lessee, are capitalized and depreciated on a straight-line basis, assuming no residual value, over the lease term. Such capitalized leased assets are furniture and fixtures and machinery and equipment.

Note	19 — Financial Instruments

(a) Qualitative information for financial instruments

(i) Policy for financial instrument transactions

The Company raises funds through borrowings, issuance of investment corporation bonds, or issuance of investment units, for the purpose of the acquisition of real estate properties, payment of expenditures on property maintenance and/or repayment of existing debt. Surplus funds are managed carefully by investing in financial instruments that meet the Company’s investment policy in terms of liquidity and safety in light of the current financial market conditions. Derivative transactions are carried out only for hedging purposes and not for speculative purposes.

(ii) Nature and extent of risks arising from financial instruments and risk management

The funds raised through borrowings or issuance of investment corporation bonds are mainly used to acquire real estate properties or properties in trust, and for the repayment of existing borrowings or the redemption of investment corporation bonds. Tenant leasehold and security deposits are deposits from tenants.

Although borrowings with floating interest rates are subject to fluctuations in market interest rates, the Company maintains an appropriate level of liabilities ratio in order to manage its exposure to the potential rise in market interest rates. In addition, a certain portion of long-term borrowings with floating interest rates is hedged by derivatives (interest rate swaps) as hedging instruments. The hedge effectiveness of the interest rate swaps is assessed by comparing the cumulative changes in the cash flows of the hedging instruments and the hedged items. When the interest rate swaps meet specific criteria required for the special treatment provided under Japanese GAAP, the assessment of hedge effectiveness is not performed. In accordance with the Company’s risk management policy and internal rules, the Company uses derivative instruments for the purpose of hedging risks that are prescribed in the Company’s articles of incorporation.

Liquidity risks relating to borrowings, investment corporation bonds, and tenant leasehold and security deposits are managed by preparing monthly plans for funds, maintaining high liquidity and entering into credit facility agreements and commitment line agreements.

(iii) Supplemental information on fair value of financial instruments

The fair value of financial instruments is based on quoted market prices, if available. When quoted market prices are not available, fair value is estimated using valuation techniques which contain various assumptions. If other valuation models or assumptions were used, the estimated value may differ.

(b) Quantitative information for financial instruments

The following table shows the carrying amounts, fair value and unrealized gain (loss) of financial instruments for which fair value is available as of August 31, 2019 and February 29, 2020.

	As of
	August 31, 2019			February 29, 2020			February 29, 2020
	Carrying amounts	Fair value	Unrealized gain (loss)	Carrying amounts	Fair value	Unrealized gain (loss)	Carrying amounts	Fair value	Unrealized gain (loss)
	(in millions)						(in thousands of U.S. dollars (Note 3))
Assets:
(1) Cash and cash equivalents	¥61,620	¥61,620	¥—	¥67,499	¥67,499	¥—	$616,823	$616,823	$—
(2) Restricted bank deposits	513	513	—	983	983	—	8,982	8,982	—

Total	¥62,133	¥62,133	¥—	¥68,483	¥68,483	¥—	$625,815	$625,815	$—

Liabilities:
(1) Current portion of long-term borrowings	¥52,300	¥52,301	¥(1)	¥57,875	¥57,907	¥(32)	$528,876	$529,169	$(292)
(2) Current portion of tenant leasehold and security deposits	658	668	(10)	658	669	(11)	6,012	6,113	(100)
(3) Long-term borrowings	307,925	311,545	(3,620)	302,350	306,056	(3,706)	2,762,953	2,796,819	(33,866)
(4) Long-term bonds issued—unsecured	44,500	45,663	(1,163)	44,500	45,389	(889)	406,652	414,776	(8,123)
(5) Tenant leasehold and security deposits	1,928	1,973	(45)	1,304	1,318	(14)	11,916	12,044	(127)

Total	¥407,311	¥412,153	¥(4,842)	¥406,687	¥411,341	¥(4,653)	$3,716,412	$3,758,941	$(42,520)

Derivative instruments*	¥(328)	¥(328)	¥—	¥(228)	¥(228)	¥—	$(2,083)	$(2,083)	$—

*	Net assets and liabilities arising from derivative transactions are presented after off-setting against each other, with amounts in parentheses representing liabilities.

Notes:

(i)	The methods and assumptions used to estimate fair value are as follows:

Assets

(1)	Cash and cash equivalents and (2) Restricted bank deposits

The carrying amounts of cash and cash equivalents, or restricted bank deposits are deemed to approximate their fair value.

Liabilities

(1)	Current portion of long-term borrowings and (3) Long-term borrowings

Long-term borrowings with floating interest rates are stated at their carrying amounts as their carrying amounts approximate their fair values. When long-term borrowings with floating interest rates are hedged by interest rate swaps that qualify for hedge accounting and meet special criteria, the fair value of the hedged long-term borrowings is determined based on the present value of contractual cash flows in conjunction with the hedging interest rate swaps discounted at current market interest rates that would be applicable to new borrowings under the same conditions and terms. For fair value of long-term borrowings with fixed interest rates, the fair value is determined based on the present value of contractual cash flows discounted at current market interest rates which would be applicable to new borrowings under the same conditions and terms.

(2)	Current portion of tenant leasehold and security deposits and (5) Tenant leasehold and security deposits

The fair value is determined based on the present value of contractual cash flows discounted at current interest rates that would be applicable to contracts with similar terms and credit risk.

(4)	Long-term bonds issued — unsecured

The fair value is the quoted price provided by pricing vendors.

Derivative	instruments

Please refer to “Note 20 — Derivatives” for disclosure of the fair value of the interest rate swaps that is based on the amount calculated by the counterparty to the swap contracts.

(ii)	Financial instruments for which fair value is difficult to determine are as follows:

	As of
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Tenant leasehold and security deposits	¥46,008	¥46,016	$420,506

Total liabilities	¥46,008	¥46,016	$420,506

Tenant leasehold and security deposits are not publicly traded, and it is difficult to determine their fair value based on estimated future cash flows because the repayment dates of those deposits are not certain. Therefore, these financial instruments are not included in the above quantitative information.

(iii)	Cash flows schedule of financial assets after the balance sheet date

As of August 31, 2019:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years
	(in millions)
Cash and cash equivalents	¥61,620	¥—	¥—	¥—	¥—	¥—
Restricted bank deposits	513	—	—	—	—	—

Total	¥62,133	¥—	¥—	¥—	¥—	¥—

As of February 29, 2020:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years
	(in millions)
Cash and cash equivalents	¥67,499	¥—	¥—	¥—	¥—	¥—
Restricted bank deposits	983	—	—	—	—	—

Total	¥68,483	¥—	¥—	¥—	¥—	¥—

As of February 29, 2020:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years
	(in thousands of U.S. dollars (Note 3))
Cash and cash equivalents	$616,823	$—	$—	$—	$—	$—
Restricted bank deposits	8,982	—	—	—	—	—

Total	$625,815	$—	$—	$—	$—	$—

(iv)	Cash flows schedule of interest-bearing financial liabilities after the balance sheet date

As of August 31, 2019:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years
	(in millions)
Current portion of long-term borrowings	¥52,300	¥—	¥—	¥—	¥—	¥—
Current portion of tenant leasehold and security deposits	658	—	—	—	—	—
Long-term borrowings	—	54,575	40,500	28,500	30,000	154,350
Long-term bonds issued	—	—	5,000	8,000	14,500	1,700
Tenant leasehold and security deposits	—	658	658	168	68	375

Total	¥52,958	¥55,233	¥46,158	¥36,668	¥44,568	¥156,425

As of February 29, 2020:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years
	(in millions)
Current portion of long-term borrowings	¥57,875	¥—	¥—	¥—	¥—	¥—
Current portion of tenant leasehold and security deposits	658	—	—	—	—	—
Long-term borrowings	—	51,000	30,500	22,000	37,000	161,850
Long-term bonds issued	—	—	5,000	15,500	14,000	10,000
Tenant leasehold and security deposits	—	658	68	168	68	341

Total	¥58,533	¥51,658	¥35,568	¥37,668	¥51,068	¥172,191

As of February 29, 2020:	Up to 1 year	1-2 years	2-3 years	3-4 years	4-5 years	Over 5 years
	(in thousands of U.S. dollars (Note 3))
Current portion of long-term borrowings	$528,876	$—	$—	$—	$—	$—
Current portion of tenant leasehold and security deposits	6,012	—	—	—	—	—
Long-term borrowings	—	466,051	278,716	201,041	338,115	1,479,027
Long-term bonds issued	—	—	45,691	141,643	127,935	91,382
Tenant leasehold and security deposits	—	6,012	621	1,535	621	3,116

Total	$534,889	$472,064	$325,029	$344,220	$466,672	$1,573,526

Note 20 — Derivatives

Information on derivative transactions undertaken by the Company as of February 28, 2019 and August 31, 2019 is as follows. Derivative transactions are carried out for hedging purposes only and are subject to hedge accounting.

As of August 31, 2019:

			Notional amounts(ii)
Method of hedge accounting	Type of derivatives	Hedged item	Total	Over 1 year	Fair value(iii)
			(in millions)
Deferred hedge accounting	Interest rate swap (Floating-rate to fixed-rate interest)	Long-term borrowings	¥72,075	¥36,075	¥(328)
Special treatment for hedge accounting of interest rate swaps(i)	Interest rate swap (Floating-rate to fixed-rate interest)	Long-term borrowings	101,000	96,500	(2,068)

Total			¥173,075	¥132,575	¥(2,397)

As of February 29, 2020:

			Notional amounts(ii)			Notional amounts(ii)
Method of hedge accounting	Type of derivatives	Hedged item	Total	Over 1 year	Fair value(iii)	Total	Over 1 year	Fair value(iii)
			(in millions)			(in thousands of U.S. dollars (Note 3))
Deferred hedge accounting	Interest rate swap (Floating-rate to fixed-rate interest)	Long-term borrowings	¥56,575	¥24,000	¥(228)	$516,997	$219,318	$(2,083)
Special treatment for hedge accounting of interest rate swaps(i)	Interest rate swap (Floating-rate to fixed-rate interest)	Long-term borrowings	99,000	91,500	(1,993)	904,687	836,150	(18,212)

Total			¥155,575	¥115,500	¥(2,221)	$1,421,685	$1,055,469	$(20,296)

Notes:

(i)

The interest rate swaps for which the Company applies the special treatment provided under the Accounting Standard Board of Japan Statement No. 10, “Accounting Standard for Financial Instruments” revised on March 10, 2008, are not required to be separately recorded in the Company’s balance sheets.

(ii)	The notional amounts relating to derivatives do not, by themselves, represent the market risk exposure associated with the derivative transactions.
(iii)

The fair value is determined at the amount with reference to the calculation performed by the counterparty to the interest rate swaps contracts, based on the prevailing market interest rates and other assumptions.

Note 21 — Asset Retirement Obligations

The Company has an obligation under a fixed-term leasehold agreement to restore its leased land, which represents a portion of the land where DFS T GALLERIA OKINAWA, owned by the Company, is located, upon the termination of the agreement, and contractual or legal obligations to remove asbestos contained in the buildings of KAWASAKI Le FRONT and G-Bldg. Jingumae 08.

Based on the lease period per the agreement or the useful life of each building containing asbestos, the estimated period of use of the properties are estimated at 9 years, 24 years and 22 years, respectively. The asset retirement obligations for the restoration or removal of asbestos are recognized as a liability using discount rates at 0.458%, 1.584% and 0.596%, respectively.

Movements of asset retirement obligations for the six months ended August 31, 2019 and February 29, 2020 are as follows:

	For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(in millions)		(in thousands of U.S. dollars (Note 3))
Balance at the beginning of the period	¥612	¥550	$5,026
Adjustment for passage of time	3	3	27
Derecognition due to execution of obligations	(65)	(9)	(82)

Balance at the end of the period	¥550	¥543	$4,962

Note 22 — Related-Party Transactions

For the six months ended August 31, 2019 and February 29, 2020, there were no applicable transactions with related parties as defined under the Financial Instruments and Exchanges Act.

Transactions with related parties as defined under the Investment Trust Act(i) are as below. Consumption taxes are excluded from the amounts of transactions, but included in the amounts of balances.

(a) Real Estate Disposition

The Company disposed of certain properties to Mitsubishi Corporation Urban Development, Inc. for ¥2,175 million and 6,525 million (US$59,627 thousand) for the six months ended August 31, 2019 and February 29, 2020, respectively. The disposition amount of the transaction was determined through negotiations with the counterparty based on recent appraisals undertaken by external appraisers.

(b) Fees Paid to the Asset Manager

Fees paid to the asset manager, Mitsubishi Corp.-UBS Realty Inc., are comprised of asset management fees and acquisition fees. Asset management fees in the aggregate amount of ¥2,725 million and ¥2,696 million (US$24,636 thousand) were paid by the Company for the six months ended August 31, 2019 and February 29, 2020, respectively. These fees are calculated at 0.6% of the Company’s total assets. Acquisition fees amounting to ¥100 million were paid by the Company for the six months ended August 31, 2019. The fees are calculated at 0.8% of the purchase price of the property acquired. Such acquisition fees are capitalized as part of the acquisition cost of the properties.

(c) Transactions with the Custodian and General Administrator

Fees paid to the custodian and general administrator, Mitsubishi UFJ Trust and Banking Corporation, were ¥129 million and ¥128 million (US$1,169 thousand) for general administration fees, and ¥30 million and ¥27 million (US$246 thousand) for custodian fees for the six months ended August 31, 2019 and February 29, 2020, respectively. These fees have been decided based on standard terms commensurate with arm’s length transactions.

The ending balances of accrued general administration fees and accounts payable for custodian fees as of February 29, 2020 were ¥45 million (US$411 thousand) and ¥5 million (US$45 thousand), respectively.

Note:

(i)

Under the Investment Trust Act, the definition of a “related party” includes the asset management company and its interested parties (parent and subsidiary corporations, specified individual shareholders, and major shareholders of the asset management company defined as interested parties under Article 201 of the Investment Trust Act and Article 123 of the Order for Enforcement of the Investment Trust Act), as well as the asset custody company, in addition to controlling unitholders, major unitholders, subsidiary corporations, subsidiary companies of controlling unitholders, and officers and their close relatives.

Note 23 — Per Unit Information

The following table shows the net asset value per unit as of August 31, 2019 and February 29, 2020 and net income per unit for the six months then ended.

Net income per unit is calculated by dividing the net income attributable to unitholders by the weighted average number of investment units outstanding during the six month period. The Company has no dilutive potential investment units.

	As of / For the six months ended
	August 31, 2019	February 29, 2020	February 29, 2020
	(Yen)		(US$ (Note 3))
Net asset value per unit	¥165,772	¥166,270	$1,519
Net income per unit	¥4,894	¥4,889	$44
Weighted average number of investment units	2,618,017	2,618,017

Note 24 — Segment Information

Segment information for the six months ended August 31, 2019 and February 29, 2020 is as follows:

(a) Operating Segment Information

Disclosure is omitted as the Company is comprised of a single reportable segment engaged in the property rental business.

(b) Enterprise-wide Disclosures

(i) Information about Products and Services

Disclosure is not required as revenues from external customers for the single segment are in excess of 90% of total revenues.

(ii) Information about Geographic Areas

Revenues from Overseas Customers:

Disclosure is not required as revenues from external customers attributed to Japan are in excess of 90% of total revenues.

Tangible Fixed Assets:

Disclosure is not required as tangible fixed assets located in Japan are in excess of 90% of total tangible fixed assets.

(iii) Information about Major Customers

	Revenues for the six months ended
Name of Customer	August 31, 2019	February 29, 2020	February 29, 2020	Relating Segment
	(in millions)		(in thousands of U.S. dollars (Note 3))
AEON Retail Co., Ltd.	¥4,736	¥3,326	$30,393	Property rental business
AEON Mall Co., Ltd.(i)	3,344	2,900	26,500	Property rental business

Note:

(i)	Although the revenues are less than 10% of total operating revenues for the six months ended August 31, 2019 and February 29, 2020, the amount is noted for comparability.

Note 25 — Subsequent Events

Disposition of properties

The Company disposed of the following property on March 2, 2020.

Property name:	Ito-Yokado Nishikicho (trust beneficiary interest) (40% of quasi-co-ownership)

Disposition amount:	¥5,800 million (US$53,001 thousand)

Completion date of contract:	May 29, 2019

Disposition date:	March 2, 2020

Purchaser:	Mitsubishi Corporation Urban Development, Inc.

Impact on net income:	Gains on sales of property of approximately ¥1,786 million (US$16,320 thousand) will be recognized in profit as operating revenues for the six months ending August 31, 2020.

Acquisition of the Company’s Investment Units

The Board of Directors of the Company, at its meeting held on April 13, 2020, resolved to acquire its own investment units pursuant to the provisions of Article 80-5, Paragraph 2 and Article 80-2 of the Act on Investment Trusts and Investment Corporations of Japan. All the acquired investment units will be retired during the fiscal period ending August 31, 2020.

(1)	Reason for the Acquisition

While the market price of the Company’s investment units has declined significantly due to the impact of the new pneumonia, the Company comprehensively considered condition of funds on hand, financial position or market conditions and determined that the acquisition and retirement of its own investment units enhance returns to unitholders by improvement of the capital efficiency and enable it to increase unitholders value.

(2)	Outline of the Acquisition

Total number of its own investment units to be acquired: 25,000 units (maximum)
Total amount of the acquisition: ¥2,000 million (US$18,276 thousand) (maximum)
Period for the acquisition: From April 14, 2020 to June 5, 2020
Method: Purchase at Tokyo Stock Exchange Market based on a discretionary transaction contract with a securities company

Statements of cash distributions (Reference information)

(Yen)
		For the six months ended
		August 31, 2019	February 29, 2020
I	Retained earnings at the end of period	12,814,606,329	12,800,544,469
II	Reversal of voluntary reserve
	Reversal of retained earnings for temporary difference adjustment (Note 10)	31,382,550	31,382,550
III	Cash distribution declared	11,597,815,310	11,781,076,500
	(Cash distribution declared per unit)	(4,430)	(4,500)
IV	Voluntary reserve
	Provision of reserve for dividends	1,248,173,569	1,050,850,519

V	Retained earnings carried forward	—	—

For the six months ended August 31, 2019:

In accordance with the distribution policy in the JRF’s article of incorporation 26, Paragraph 1, Item 2, which stipulates to make distribution in excess of 90% of distributable profit as defined in Article 67-15, Paragraph 1 of the Special Taxation Measures Act of Japan for the fiscal period, a total of cash distributions declared for the six months ended August 31, 2019 amounting to ¥11,597,815,310 consisted all of retained earnings at the end of the period and reversal of retained earnings for temporary difference adjustment amounting to ¥31,382,550 except for fractional distribution per unit less than one yen. JRF generally does not make distribution in excess of profit prescribed in the article of incorporation 26, Paragraph 2.

For the six months ended February 29, 2020:

In accordance with the distribution policy in the JRF’s article of incorporation 26, Paragraph 1, Item 2, which stipulates to make distribution in excess of 90% of distributable profit as defined in Article 67-15, Paragraph 1 of the Special Taxation Measures Act of Japan for the fiscal period, a total of cash distributions declared for the six months ended February 29, 2020 amounting to ¥11,781,076,500 consisted all of retained earnings at the end of the period and reversal of retained earnings for temporary difference adjustment amounting to ¥31,382,550 except for fractional distribution per unit less than one yen. JRF generally does not make distribution in excess of profit prescribed in the article of incorporation 26, Paragraph 2.